EXHIBIT 10.10
Amended and Restated Lease Agreement
dated as of August 10, 2009
by and between
CNL Income Snoqualmie, LLC,
a Delaware limited liability company,
as Landlord,
and
Ski Lifts, Inc.,
a Washington corporation,
as Tenant

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TABLE OF CONTENTS

Article 1 DEFINITIONS
Article 2 LEASED PROPERTY AND TERM
2.1    Leased Property
2.2    Condition of Leased Property
2.3    Initial Term
2.4    Renewal Term
2.5    Related Leases
2.6    Personal Property Lease
2.7    Key USFS Permit
Article 3 RENT
3.1    Rent
3.2    Late Payments
3.3    Triple Net Lease
Article 4 USE OF THE LEASED PROPERTY
4.1    Permitted Use.
4.2    Compliance with Legal and Insurance Requirements
4.3    Preservation and Enhancement of Leased Intellectual Property.
4.4    Environmental Matters.
Article 5 MAINTENANCE AND REPAIRS
5.1    Maintenance and Repair.
5.2    Tenant’s Personal Property
5.3    Yield Up
5.4    Cash Management
Article 6 IMPROVEMENTS
6.1    Improvements to the Leased Property
6.2    Permitted Renovations
6.3    Conditions to Major Capital Expenditures, Permitted Renovations and Major Alterations
6.4    Salvage
6.5    Project Budget Overruns.
Article 7 LIENS
7.1    Liens, Generally
7.2    Construction or Mechanics Liens
7.3    Contest of Liens
7.4    Notices of Commencement of Construction
Article 8 PERMITTED CONTESTS
Article 9 INSURANCE
9.1    Insurance
9.2    Form of Policies
9.3    Blanket Policies
9.4    Additional Insureds
9.5    Endorsements
9.6    Landlord’s Right to Obtain Coverage
9.7    Insurance Costs and Expenses as Additional Charges
9.8    Waiver of Subrogation
9.9    Indemnification of Landlord
Article 10 CASUALTY
10.1    Insurance Proceeds
10.2    Damage or Destruction.
10.3    Damage Near End of Term
10.4    Tenant’s Property

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10.5    Restoration of Tenant’s Property
10.6    No Abatement of Rent
10.7    Waiver
10.8    Rights of Institutional Mortgagee
Article 11 CONDEMNATION
11.1    Total Condemnation
11.2    Partial Condemnation
11.3    Disbursement of Award
11.4    Abatement of Rent
11.5    Condemnation Near End of Term
11.6    Temporary Condemnation
11.7    Allocation of Award
11.8    Rights of Institutional Mortgagee
Article 12 DEFAULTS AND REMEDIES
12.1    Events of Default
12.2    Remedy for Tenant Event of Default
12.3    Remedy for Landlord Event of Default
12.4    WAIVER OF JURY TRIAL
12.5    Application of Funds
12.6    Landlord’s Right to Cure Tenant’s Default
12.7    Landlord’s Lien
12.8    Covenants of Tenant with Respect to USFS Permit
Article 13 HOLDING OVER
Article 14 LANDLORD TRANSFERS
Article 15 REIT AND UBTI REQUIREMENTS
15.1    Limitations on Rents Attributable to Personal Property
15.2    Basis for Sublease Rent Restricted
15.3    Landlord Affiliate Subleases Restricted
15.4    Landlord Interests in Tenant Restricted
15.5    Landlord Services
15.6    Certain Subtenants Prohibited
15.7    Future Amendment
Article 16 SUBLETTING AND ASSIGNMENT
16.1    Subletting and Assignment.
16.2    Required Sublease Provisions
16.3    Sublease Limitation
16.4    Subtenant Non-Disturbance
Article 17 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
17.1    Estoppel Certificates
17.2    Periodic Financial Statements
17.3    Annual Financial Statements
17.4    Records
17.5    Annual Budget and Marketing Plan
17.6    Quarterly Meetings
17.7    Tenant’s Other Deliveries
17.8    Certification
Article 18 LANDLORD’S RIGHT TO INSPECT
Article 19 ALTERNATIVE DISPUTE RESOLUTION
19.1    Negotiation
19.2    Arbitration.
Article 20 MORTGAGES
20.1    Landlord’s Mortgage
20.2    Subordination of Lease
20.3    Notices

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Article 21 ADDITIONAL COVENANTS OF TENANT
21.1    Conduct of Business
21.2    Maintenance of Accounts and Records
21.3    Certain Debt Prohibited
21.4    Distributions, Payments to Affiliated Persons
21.5    Negative Covenants
Article 22 MISCELLANEOUS
22.1    Security Deposit
22.2    Limitation on Payment of Rent
22.3    No Waiver
22.4    Remedies Cumulative
22.5    Severability
22.6    Acceptance of Surrender
22.7    No Merger of Title
22.8    Conveyance by Landlord
22.9    Quiet Enjoyment
22.10    Memorandum of Lease
22.11    Notices.
22.12    Construction; Limited Recourse Against Landlord
22.13    Counterparts; Headings
22.14    Legal Requirements
22.15    Right to Make Agreement
22.16    SEC and Lender Disclosures
22.17    Management Agreements
22.18    Transfer of Licenses; Contracts and Agreements
22.19    Pre-Paid Ski
Article 23 Right of First Offer [Intentionally deleted.]
Article 24 ADDITIONAL PROVISIONS
24.1    Landlord Access
24.2    Landlord Consents, Etc.
24.3    Legal Fees
24.4    Option Property.

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SCHEDULES

Schedule 1.2        -    The Land
Schedule 1.3        -    Schedule of Related Leases and Related Tenants
Schedule 2.1(a)        -    The Option Agreement
Schedule 3.1.1(b)    -    Calculation of Minimum Rent
Schedule 3.1.2(b)    -    Calculation of Additional Minimum Rent
Schedule 5.1.2(a)(iv)    -     Schedule of Capital Leases
Schedule 6.2.2        -    Schedule of Deemed Approved Alterations
Schedule 16.4        -    Schedule of Premises/Leases Subject to Subtenant Non-Disturbance
Schedule 17.5        -    Form of Annual Budget
Schedule 24.4        -    Option Fee Parcel

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AMENDED AND RESTATED LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT is entered into as of August 10, 2009, by and between CNL Income Snoqualmie, LLC, a Delaware limited liability company, as landlord (“Landlord”), and Ski Lifts, Inc., a Washington corporation, as tenant (“Tenant”).
RECITALS:
A.    Landlord holds title in and to the Leased Property (such term and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1).
B.    CNL Income Snoqualmie TRS Corp., a Delaware corporation (“TRS Corp.”), an Affiliate of Landlord, as Lessor, and Tenant, as Lessee, entered into a lease agreement as of the Commencement Date (the “Personal Property Lease”) with respect to certain personal property more particularly described therein, located on or about the Land and used in connection with Resort Operations (the “Resort Personal Property”).
C.    Tenant, as tenant under this Agreement, is deriving direct benefit from the lease transaction contemplated by the Personal Property Lease and, accordingly, shall undertake certain obligations relating to the Resort Personal Property and contemplated by the Personal Property Lease pursuant to this Agreement so as to promote the integrated operation and management of the Resort Operations through the use of the Leased Property and the Resort Personal Property.
D.    Landlord and Tenant entered into that certain Lease Agreement dated as of the Commencement Date, as amended, pursuant to which Landlord leases the Leased Property to Tenant, and Tenant leases the Leased Property from Landlord (the “Original Lease”).
E.    Landlord and Tenant hereby acknowledge that the Original Lease controlled from the Commencement Date until the date hereof.
F.    Landlord and Tenant have agreed to amend and restate the Original Lease in its entirety to incorporate certain matters more particularly set forth herein.
AGREEMENTS:
In consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
Article 1DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii)

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all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
“Accounting Period” shall mean each calendar month during the Term, or part thereof where the Term commences on a date other than the first day of a calendar month, unless otherwise agreed by both parties.
“Additional Charges” shall have the meaning given to such term in Section 3.1.3.
“Additional Minimum Rent” shall have the meaning given to such term in Section 3.1.2.
“Additional Owner Investment” shall have the meaning given to such term on Schedule 3.1.2(b).
“Affiliated Person” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi). Provided, however, a Person shall not be deemed to be an Affiliated Person solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13 D, pursuant to Section 13(d) of such Act and Rule 13 d 1 promulgated thereunder.
“Agreement” shall mean this Amended and Restated Lease Agreement, including all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.
“Annual Budget” shall have the meaning given to such term in Section 17.5.
“Applicable Law” shall mean all applicable federal, state, regional and/or local laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, as amended, modified or promulgated from time to time, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including, without limitation, those relating to (i) damage to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers) or (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks,

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or water, gas or oil wells), or emissions, discharges, Releases or threatened Releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.
“Applicable Rate” shall have the meaning given to such term on Schedule 3.1.1(b).
“Applicable Reserve Amount” shall mean (i) with respect to the period commencing on the Commencement Date and ending on December 31, 2009, the amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00), which amount shall automatically increase each subsequent Reserve Estimate Year by three percent (3.0%) per annum, and (ii) with respect to the period commencing on January 1, 2010 and continuing throughout the Term, an amount equal to six percent (6.0%) of Gross Revenues per Accounting Period.
“APA” shall mean that certain Asset Purchase Agreement, dated as of December 1, 2006, by and between CNL, Trimont Land Company, Sierra-at-Tahoe, Inc., Loon Mountain Recreation Corp., Ski Lifts, Inc., DRE, L.L.C. (“DRE”), Loon Realty Corp. (“Loon Realty”), Booth Creek Resort Properties LLC (“BCRP”) and the Talon Group, a division of First American Title Insurance Company (“First American”), as amended by that certain First Amendment to Asset Purchase Agreement, dated as of January 9, 2007, by and between CNL, Trimont Land Company, Sierra-at-Tahoe, Inc., Loon Mountain Recreation Corp., Ski Lifts, Inc., DRE, Loon Realty, BCRP, BCRP Inc. and First American.
“Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord in connection with obtaining any such award).
“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Florida are authorized by law or executive action to close.
“Businesses” means all of the businesses currently being operated on the Land, any evolution or changes in such businesses in the future that are consistent with the evolution and changes in similar businesses being operated at similar resorts at the time in question, and all activities related thereto conducted at the Land, including, without limitation, (i) the businesses being operated on or in connection with the ski area improvements and ski lodge improvements located thereon, (ii) the businesses being operated on or in connection with the restaurant improvements located thereon, (iii) the business being operated on or in connection with the employee housing located thereon, (iv) all services and amenities being operated in support or conjunction with the listed Businesses, and (v) other uses appurtenant and related to those set forth in this paragraph.
“Claims” shall have the meaning given to such term in Article 8.

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“CNL” shall mean CNL Income Partners, LP.
“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date” shall mean January 20, 2007.
“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.
“Condemnor” shall mean any public or quasi-public authority or Person having the power of Condemnation.
“Control” (including the correlative meanings of the terms “Controlling,” “Controlled by,” and “under common Control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Default” shall mean any event or condition existing which with the giving of notice, lapse of time or both, would ripen into an Event of Default.
“Default Rate” shall mean a rate which is the greater of (a) the LIBOR Rate plus three hundred (300) basis points, or (b) the per annum rate for 10-year U.S. Treasury Obligations as published in The Wall Street Journal, plus six hundred (600) basis points.
“Disbursement Rate” shall mean an annual rate of interest equal to the greater of, as of the date of determination, (a) the LIBOR Rate or (b) the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal plus four hundred (400) basis points.
“Distribution” shall mean (a) any declaration or payment of any dividend (except dividends payable in common stock of Tenant) on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any cash distributions in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (b) any purchase, redemption, retirement or other acquisition of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any purchase, redemption, retirement or other acquisition of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (c) any other distribution on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any other distribution in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or a limited liability company, or (d) any

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return of capital to shareholders of Tenant, if Tenant is a corporation, or any return of capital to partners or members in Tenant, if Tenant is a partnership or limited liability company.
“EBITDA” shall mean earnings from all Resort Operations before (i) interest expense, amortization of debt discount and debt issuance costs and other costs and expenses associated with Tenant’s debt financing, (ii) income taxes, (iii) depreciation, depletion and amortization expense, (iv) amortization or write-downs of intangibles (including, without limitation, good will), (v) non-cash impairment charges, (vi) non-cash expenses (or contra expense) associated with stock compensation and other long-term incentive plans, (vii) non-cash losses on disposals or sales of assets, (viii) other income or expense, (ix) extraordinary, unusual or non-recurring income or losses, and (x) Minimum Rent and Additional Minimum Rent.
“Encumbrance” shall have the meaning given to such term in Section 20.1.
“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.
“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.
“Environmental Notice” shall have the meaning given to such term in Section 4.4.1.
“Environmental Obligation” shall have the meaning given to such term in Section 4.4.1.
“Event of Default” shall have the meaning given to such term in Section 12.1.
“Expenditure Documents” shall have the meaning given to such term in Section 5.1.2(g).
“First Mortgage Lien” shall have the meaning given to such term in Section 20.1.
“First Mortgage Loan” shall have the meaning given to such term in Section 20.1.
“First Mortgage Loan Documents” shall have the meaning given to such term in Section 20.1.
“Fiscal Quarter” shall mean, with respect to the first, second, third and fourth quarter of any Fiscal Year, Accounting Periods one (1) through three (3) (i.e., calendar months January – March), four (4) through six (6) (i.e., calendar months April - June), seven (7) through nine (9) (i.e., calendar months July - September) and ten (10) through twelve (12) (i.e., calendar months October - December) of such Fiscal Year, respectively. Notwithstanding the foregoing, if the Commencement Date occurs on a date other than the first day of the first (1st) Fiscal Quarter, then the first (1st) Fiscal Quarter under this Agreement began on the Commencement Date and ended on the last day of March 2007.
“Fiscal Year” shall mean each calendar year ending at midnight on December 31 of each calendar year during the Term, or part thereof.

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“Fixtures” shall have the meaning given to such term in Section 2.1(d).
“Force Majeure Event” means any circumstance caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action (including revocation or refusal to grant any required license or permit where such revocation or refusal is not due to the fault of the party affected thereby); or any other cause or circumstance which is not in the reasonable control of the party hereto otherwise required to perform the obligation in question. Neither lack of financing nor general economic or market factors is a Force Majeure Event.
“GAAP” shall mean generally accepted accounting principles consistently applied.
“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Landlord, Tenant or the Leased Property or any portion thereof.
“Gross Revenues” shall mean, for the applicable period of time, all revenues of every kind derived by Tenant from operating or causing the operation of the Leased Property and parts thereof during such period of time, including, but not limited to: revenue from Resort Operations, revenue from both cash and credit transactions (after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds); revenue from brokerage activities; revenues from property management and lodging activities; revenue from rental or subleasing of every kind; retail sales; license, lease and concession fees and rentals, and parking (not including gross receipts of licensees, lessees and concessionaires); revenue from vending machines and video machines; funds received from sponsorships, food and beverage sales; wholesale and retail sales of merchandise or ski equipment sales and rentals and other services; provided, however, that Gross Revenue shall not include the following: federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; insurance proceeds; Award proceeds (other than for a temporary Condemnation); any proceeds from any sale of the Leased Property or from the refinancing of any debt encumbering the Leased Property; proceeds from the disposition of furnishings, fixtures and equipment no longer necessary for the operation of the Leased Property (all of which shall be deposited in the Reserve); revenues from barter activities; revenues from employee housing arrangements and activities; revenues earned by Tenant under any agreements or arrangements at the Leased Property pursuant to which Tenant provides various services (including, but not limited to, snow removal, security services, grounds maintenance, skating rink operations, marketing and promotional services) on a cost reimbursement basis to any homeowners’ and condominium associations at the Leased Property; income or gains from weather or energy derivatives or similar financial instruments; and interest which accrues on amounts deposited in the Reserve.
“Hazardous Materials” shall mean any substance or organism:
(a)    the presence of which requires or may hereafter require, notification, investigation or remediation under any Applicable Law; or

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(b)    which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” or “biocontaminant” under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), National Emissions Standards for Hazardous Air Pollutants (42 U.S.C. Section 7401 et seq.), Occupational Safety and Health Act (84 Stat. 1590), Housing and Urban Development rules concerning lead-based paint, and the regulations promulgated in association therewith; or
(c)    which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agency of the United States, any state of the United States, or any political subdivision thereof; or
(d)    the presence of which in, on, under, at or from the Leased Property causes or materially threatens to cause a violation of Applicable Law associated with the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons at, on or about the Leased Property; or
(e)    which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds, by-products, constituents, or additives thereto; or
(f)    which contains polychlorinated biphenyls (PCBs) or asbestos, lead, or urea formaldehyde foam insulation; or
(g)    which contains or emits radioactive particles, waves or material; or
(h)    which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988.
“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.
“Impositions” shall mean collectively, all (i) taxes (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction, privilege, rent or similar taxes, as the same relate to or are imposed upon the Leased Property and the Businesses conducted thereon by Tenant or Landlord, (ii) assessments (including, without limitation, all assessments for public improvement or benefit, whether or not commenced or completed prior to the Commencement Date) upon the Leased Property or upon the Businesses conducted thereon by Tenant or Landlord relating to the Leased Property imposed prior to or after the Commencement Date, (iii) water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) affecting the Leased Property, (iv) all other governmental charges imposed upon the Leased Property and the Businesses conducted thereon by Tenant or

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Landlord, relating to the Leased Property, (v) association fees, assessments and other charges resulting from ownership of the Leased Property, and (vi) any fees, assessments or other charges resulting from Legal Requirements as a result of ownership of the Leased Property, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the Businesses conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof, or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property, or the leasing or use of the Leased Property, or any part thereof, by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay, and the term “Impositions” shall not include (i) any tax based on net income, net worth or capital imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange, hypothecation or other disposition by Landlord of the Leased Property, or the proceeds thereof, (iv) any single business, franchise, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, as the case may be, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.1.3, (vi) any taxes, assessments, levies or charges imposed on Landlord that are a result of Landlord not being considered a “United States person,” as defined in Section 7701(a)(30) of the Code, (vii) any taxes, assessments, levies or charges that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement, or (viii) any taxes, assessments, levies or charges imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.
“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.
“Indemnitee” and “Indemnitees” shall have the meaning given to such terms in Section 4.4.4.
“Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All-Cities, All Items (November 1996 = 100), as published by the Bureau of Labor Statistics or, in the event publication thereof ceases, by reference to whatever index then published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for urban areas, as reasonably determined by Landlord and Tenant.
“Initial Investment” shall mean the amount of Thirty Million Nine Hundred Thirty-Six Thousand Two Hundred Forty-Four and 47/100 Dollars ($30,936,244.47).

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“Initial Term” shall have the meaning given to such term in Section 2.3.
“Institutional Investor” shall mean any bank, savings and loan association, trust company, insurance company, pension fund, credit union or real estate investment trust actively engaged in owning, acquiring and/or financing major commercial real estate properties in the United States of America.
“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.
“Insurance Retention” shall have the meaning given to such term in Section 9.7.
“Intellectual Property License Agreement” shall have the meaning given to such term in Section 4.3.
“Land” shall mean those certain parcels of land described on Schedule 1.2.
“Landlord” shall have the meaning given to such term in the preambles to this Agreement and shall include its permitted successors and assigns.
“Landlord Event of Default” shall have the meaning given to such term in Section 12.3.
“Landlord Liens” shall mean liens on or against the Leased Property or on or against any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.
“Lease Basis” shall mean the Landlord’s Initial Investment in the Leased Property plus any additional costs or expenses incurred by Landlord in connection with the Leased Property pursuant to this Agreement, including, without limitation, pursuant to the provisions of Section 5.1.3(b), Section 10.2.3 or Section 11.2 hereof (except to the extent that Tenant or any Affiliated Person of Tenant is obligated to reimburse Landlord or any Affiliated Person of Landlord, and Tenant or such Affiliated Person of Tenant does in fact reimburse Landlord or such Affiliated Person of Landlord, as the case may be, for such costs or expenses pursuant to the terms hereof, or the terms of any other agreement between Landlord, Tenant and/or any Affiliated Persons of Landlord or Tenant related to the Leased Property); provided, however, in no event shall the Lease Basis include any sum that is a component of and included in the “Lease Basis” as defined in the Personal Property Lease.

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“Lease Termination Date” shall mean December 31, 2026, unless the Term is renewed pursuant to Section 2.4, in which event the Lease Termination Date shall mean the last day of any such Renewal Term.
“Leased Improvements” shall have the meaning given to such to term in Section 2.1(b).
“Leased Intangible Property” shall mean those intangible rights and assets acquired by Landlord from Tenant as part of the “Purchased Assets” (as defined under the APA) which are necessary to or used in the operation of the Business or Businesses operated by Tenant at the Leased Property.
“Leased Intellectual Property” shall mean all registered, unregistered and common law trademarks, service marks, trade names, trade dress, service marks, copyrights, logos, slogans, commercial symbols, designs or other such forms of identification which are necessary to or used in the operation of the Business or Businesses operated by Tenant at the Leased Property, together with all goodwill associated therewith.
“Leased Personal Property” shall have the meaning given to such term in Section 2.1(e).
“Leased Property” shall have the meaning given to such term in Section 2.1.
“Legal Requirements” shall mean: (a) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use; (c) the Permitted Encumbrances and the USFS Permit, as applicable; and (d) all covenants, agreements, declarations, restrictions, encumbrances, and other matters of record contained in any instruments affecting the Leased Property, which existed as of the Commencement Date, or to which Tenant thereafter has consented in writing, or which are now or hereafter required to be granted pursuant to Applicable Law, including

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those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliated Person of Landlord’s status as a real estate investment trust; provided, however, (i) the First Mortgage Loan Documents shall not be deemed to be Legal Requirements hereunder and shall be governed by the provisions of Article 20 hereof, and (ii) Tenant shall not be deemed by virtue of the provisions of Section 20.1 hereof to have consented to any lien, encumbrance or title retention agreement which Landlord may create or cause to exist pursuant to the terms thereof.
“LIBOR Rate” shall mean the rate at which deposits in immediately available U.S. dollars having a maturity of one (1) month are offered to or by reference banks in the London interbank market, as determined for each Accounting Period at the opening of business on a two (2) day forward commitment basis. The LIBOR Rate for each Accounting Period shall be determined by reference to such rate as published in The Wall Street Journal.
“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.
“Major Alterations” shall have the meaning given to such term in Section 6.2.2.
“Major Capital Expenditures” shall have the meaning given to such term in Section 5.1.2(a)(iii).
“Minimum Rent” shall have the meaning given to such term in Section 3.1.1.
“Mortgage” shall mean any Encumbrance placed upon the Leased Property in accordance with Article 20.
“Mortgagee” shall have the meaning given to such term in Section 20.1.
“Notice” shall mean a notice given in accordance with Section 22.11.
“Notice of Commencement” shall have the meaning given to such term in Section 7.4.
“Option Agreement” shall have the meaning given to such term in Section 2.1(a).
“Option Fee Parcel” shall have the meaning given to such term in Section 24.4.
“Option Property” shall have the meaning given to such term in Section 24.4.
“Original Lease” shall have the meaning given to such term in Recital D.
“Parent” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of

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the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.
“Permitted Encumbrances” shall mean all rights, restrictions, and easements of record set forth on in the applicable owner’s or leasehold title insurance policy issued to Landlord or Tenant (as the case may be) on the Commencement Date, plus any other such encumbrances as may have been consented to in writing by Landlord and Tenant from time to time. Notwithstanding the foregoing, (i) Tenant shall not be deemed by virtue of the provisions of Section 20.1 hereof to have consented to any Encumbrance permitted pursuant thereto being a Permitted Encumbrance under this Agreement, and the parties agree that Section 20.1 shall govern with respect to all such Encumbrances, and (ii) the First Mortgage Loan Documents shall not be deemed to be Permitted Encumbrances and shall be governed by the provisions of Article 20 hereof.
“Permitted Renovations” shall have the meaning given that term in Section 6.2.
“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 4.1.1.
“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so admits.
“Personal Property Lease” shall have the meaning set forth in Recital B above.
“Policy” and “Policies” shall have the meaning given to such terms in Section 9.2.
“Product Standards” shall have the meaning set forth in Section 5.1.2(d).
“Proprietary Information” shall mean (a) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by Tenant in connection with the property management system and all future electronic systems developed by Tenant or any Affiliated Person of Tenant for use on the Leased Property, (b) all manuals, brochures and directives used by Tenant on the Leased Property regarding the procedures and techniques to be used in operating the Project, and (c) employee records which must remain confidential either under Legal Requirements or under reasonable corporate policies of Tenant or any Affiliated Person as to Tenant.
“REIT” shall have the meaning given to such term in Article 15.
“REIT Personal Property Limitation” shall have the meaning given to such term in Section 15.1.
“Release(s)” shall mean the spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the Environment (including air, soil, sediment, groundwater or surface waters) of any Hazardous Materials.

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“Related Leases” shall mean each of the lease agreements between certain Affiliated Persons of Landlord, as landlord, and certain Affiliated Persons of Tenant, as tenant, all as set forth and described in more particular detail on Schedule 1.3 attached hereto and by this reference incorporated herein,.
“Related Tenants” shall mean each tenant under a Related Lease.
“Renewal Term” shall have the meaning given to such term in Section 2.4.
“Rent” shall mean, collectively, the Minimum Rent, Additional Minimum Rent and Additional Charges.
“Reserve” shall have the meaning given to such term in Section 5.1.2(a).
“Reserve Estimate” shall have the meaning given to such term in Section 5.1.2(c).
“Resort Operations” shall mean all of the Land and the Leased Improvements and the operation of the Businesses thereon.
“Resort Personal Property” shall have the meaning set forth in Recital B above.
“Required Party” shall have the meaning given to such term in Section 16.1(g).
“Sales Tax” shall mean all goods and services taxes, sales taxes, multi-stage sales taxes, use or consumption taxes, business transfer taxes, value added or transaction taxes and any other existing or future tax imposed with respect to any amount payable by Tenant to Landlord under this Agreement.
“SEC” shall mean the Securities and Exchange Commission.
“Security Deposit” shall have the meaning given to such term in Section 22.1.
“Ski Season” shall mean the months of December through March of each calendar year.
“State” shall mean the State in which the Leased Property is located.
“Sublease” shall mean all leases, licenses, and rights to occupy and use any portion of the Leased Property, and any and all renewals and extensions of any such Sublease, but excluding this Agreement.
“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).
“Successor Landlord” shall have the meaning given to such term in Section 20.2.
“Superior Mortgage” shall have the meaning given to such term in Section 20.2.

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“Superior Mortgagee” shall have the meaning given to such term in Section 20.2.
“Tenant” shall have the meaning given to such term in the preamble to this Agreement and shall include its permitted successors and assigns.
“Tenant’s Personal Property” shall mean all tangible personal property of Tenant, if any, owned or leased by Tenant on the Commencement Date and all tangible personal property acquired or leased by Tenant on and after the Commencement Date with funds other than the funds of Landlord that is either (i) located at the Leased Property or (ii) used in Tenant’s business at the Leased Property, and all modifications, replacements, alterations and additions to such personal property made or acquired at the expense of Tenant.
“Tenant Transfer” shall have the meaning given to such term in Section 16.1(a).
“Term” shall mean collectively, the Initial Term and the Renewal Terms(s), unless this Agreement is sooner terminated pursuant to the provisions hereof.
“Threshold” shall have the meaning given to such term on Schedule 3.1.2(b).
“Total Additional Minimum Rent” shall have the meaning given to such term on Schedule 3.1.2(b).
“Transfer” shall have the meaning given to such term in Article14.
“Transfer Date” shall mean the date on which Landlord acquires the Leased Property, which may be concurrent with the Commencement Date.
“Unsuitable for Its Permitted Use” shall mean a state or condition of the Leased Property and/or the Resort Personal Property such that (a) following any damage or destruction involving the Leased Property and/or the Resort Personal Property, the Leased Property and the Resort Personal Property, collectively, cannot be operated in the reasonable judgment of Landlord on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by Section 10.2.4, within nine (9) months following such damage or destruction, or (b) as the result of a partial taking by Condemnation, the Leased Property and the Resort Personal Property could not, collectively, be operated, in the reasonable judgment of Landlord on a commercially and economically practicable basis for its Permitted Use, following restoration and repair necessitated by such Condemnation, in light of then existing circumstances and provided such restoration and repair is practicable using only the Condemnation Award, together with any funds Tenant has irrevocably and unconditionally committed to make available for such purpose.
“USFS” shall mean the United States Forest Service.
“USFS Option Parcel” shall have the meaning given to such term in Section 24.4.

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“USFS Permit” shall mean, collectively, that certain Ski Area Term Special Use Permit No. SNO177 and that certain Granger Thye Special Use Permit No. SNO179, both issued January, 2007, by the USFS to Landlord, and any renewals or replacements thereof.
ARTICLE 2 LEASED PROPERTY AND TERM

2.1    Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases, licenses or assigns, as the case may be, to Tenant and Tenant leases, licenses or accepts the assignment, as the case may be, from Landlord all of Landlord’s right, title and interest, if any, in and to all of the following (collectively, the “Leased Property”):
(a)    all that certain land more particularly described in Schedule 1.2, attached hereto and made a part hereof (the “Land”). Any additional property that is hereafter acquired by Landlord in connection with its exercise of any option to acquire such additional property pursuant to that certain option agreement set forth on Schedule 2.1(a) (the “Option Agreement”) shall be automatically and immediately added to and encompassed by the definition of Leased Property upon the acquisition of such property by Landlord. Although not required for the effectiveness of the provisions in the immediately preceding sentence, at the request of either Landlord or Tenant, the other party agrees to promptly enter into documentation at the time of or following any acquisition pursuant to the immediately preceding sentence for the limited purpose of confirming that any such acquired property is added to and encompassed by (as the case may be) the definition of Leased Property under this Agreement. In the event that any consideration (which shall include any unreimbursed out-of-pocket costs, fees or expenses reasonably incurred and associated with closing) is paid by Landlord in connection with the acquisition of any such additional property pursuant to the Option Agreement, the Lease Basis shall be increased by the amount of consideration paid by or on behalf of Landlord;
(b)    all buildings, structures and other improvements of every kind including, but not limited to, all real property components of ski lifts, roofs, plumbing systems, electrical systems and HVAC systems, roadways, alleyways, sidewalks, curbs, utility pipes, conduits and lines (on site and off site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the “Leased Improvements”);
(c)    all easements, rights and appurtenances relating to the Land and the Leased Improvements (including, without limitation, all water rights), including those pursuant to the USFS Permit;
(d)    all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all piping relating to snowmaking equipment, furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute

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real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property and the Resort Personal Property (collectively, the “Fixtures”);
(e)    all vehicles, machinery, equipment (including, without limitation, snowmaking equipment), furniture, furnishings, computers or trade fixtures, and other tangible personal property owned or leased by Landlord, located on, in or about the Land and/or the Leased Improvements, and all modifications, replacements, alterations and additions to such property, except items, if any, included within the category of Fixtures, but specifically excluding (i) all items included within the category of Tenant’s Personal Property, and (ii) the Resort Personal Property (collectively, the “Leased Personal Property”);
(f)    all inventory associated with the Land, the Leased Improvements and the Businesses;
(g)    any and all rights and obligations of Landlord, as tenant, under any leases, whether capital leases or otherwise, associated with the Land, the Leased Improvements and/or the Businesses which are acquired by Landlord on the Transfer Date;
(h)    all of the Leased Intangible Property except (i) express or implied warranties or guaranties with respect to any of the Leased Property which are leased to Tenant as set forth in subsection (j) below, and (ii) the Leased Intellectual Property which is leased or licensed, as the case may be, to Tenant as set forth in subsection (l) below;
(i)    any and all leases of space (including any security deposits held by Tenant pursuant thereto) in the Leased Improvements to tenants thereof;
(j)    all express or implied warranties or guaranties with respect to any of the Leased Property and/or the Resort Personal Property, to the extent the same are assignable. Notwithstanding the assignment of such express or implied warranties or guaranties by Landlord to Tenant pursuant to the terms hereof, Landlord shall in no event be obligated to seek to enforce the same or to incur any cost or expense in connection therewith; and
(k)    all of the Leased Intellectual Property, the lease or license of which shall be on an exclusive basis pursuant to the provisions of Section 4.3 hereof and of the Intellectual Property License Agreement and Landlord shall have no right to use, license or otherwise transfer the right to use such Leased Intellectual Property to any Person, except as set forth herein. Notwithstanding the foregoing, Landlord, CNL or any Person Controlling, Controlled by, or under common Control with CNL, shall have the right to use such Leased Intellectual Property in connection with the advertising, marketing, promotion or description of its or their businesses or assets, whether to prospective investors or others, in any offering statement, prospectus, or other similar document or public filing or disclosure.

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2.2    Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all Permitted Encumbrances and other covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof, subject, however, to the provisions of Section 20.2. TENANT ACKNOWLEDGES THAT TENANT OR AN AFFILIATED PERSON OWNED THE LEASED PROPERTY IMMEDIATELY PRIOR TO THE COMMENCEMENT DATE, AND TENANT REPRESENTS THAT IT IS INTIMATELY FAMILIAR WITH AND HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Landlord retains the right, and concurrently to the maximum extent permitted by law, hereby assigns to Tenant the right to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. At Tenant’s request, Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, save, insure, pay, and hold harmless Landlord from and against any loss, cost, expense, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.
2.3    Initial Term. The Initial Term of this Agreement (the “Initial Term”) commenced on the Commencement Date and shall expire on the Lease Termination Date, unless sooner terminated pursuant to the provisions of this Agreement.
2.4    Renewal Term. As long as no Event of Default by Tenant then exists, Tenant shall have the right to renew this Agreement and the term hereof for four (4) five (5) year Renewal Terms (each a “Renewal Term”). Each Renewal Term shall commence on the day following the then-current Lease Termination Date and extend for a Renewal Term expiring on the day preceding the fifth (5th) anniversary of the commencement of such Renewal Term. Tenant shall exercise such option to renew by written notice delivered to Landlord not sooner than thirty (30) months and not later than twenty-four (24) months prior to the Lease Termination Date. Tenant’s option to renew this Agreement shall expire and be of no further force and effect if not timely exercised, time being

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of the essence of this option to renew. Minimum Rent and Additional Minimum Rent shall continue during the Renewal Term(s) on the same basis as during the Initial Term.
2.5    Related Leases. Notwithstanding anything in this Article 2 to the contrary, in the event that any of the Related Leases terminates by reason of an Event of Default, then, at Landlord’s option, exercised one (1) year following the termination of such Related Lease by reason of such Event of Default, time being of the essence with respect to the exercise by Landlord of such option, this Agreement shall also be terminated. Tenant’s right to renew this Agreement for any Renewal Term is conditioned upon all of the Related Tenants contemporaneously extending the Related Leases for corresponding renewal terms under the Related Leases; provided, however, that the preceding shall not apply with respect to such Related Leases which have been terminated for any reason other than an Event of Default.
2.6    Personal Property Lease. TRS Corp. and Tenant have, as of the Commencement Date, entered into the Personal Property Lease. This Agreement shall terminate automatically upon the expiration or earlier termination of the Personal Property Lease. Tenant’s right to renew this Agreement for any Renewal Term shall be conditioned upon the renewal by Tenant of the Personal Property Lease. In the event of a permitted assignment by Landlord or Tenant hereunder, such permitted assignee shall assume all rights and obligations of Landlord or Tenant, as the case may be, arising or accruing hereunder and under the Personal Property Lease from and after the date of such assignment..
2.7    Key USFS Permit. Except as may otherwise be provided in Sections 12.8 and 12.9 hereof, Landlord and Tenant acknowledge and agree that this Agreement shall terminate automatically upon the expiration or sooner termination of the USFS Permit. Notwithstanding anything contained herein to the contrary, except as may otherwise be provided in Sections 12.8 and 12.9 hereof, this Agreement shall not terminate upon the expiration or sooner termination of the USFS Permit, if, notwithstanding such expiration or sooner termination Landlord and Tenant are permitted in writing by the USFS to continue operating the Leased Property pending the renewal of the USFS Permit.
ARTICLE 3    RENT

3.1    Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent and Additional Minimum Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion.
3.1.1    Minimum Rent.
(a)    Tenant shall pay annual base minimum rent (“Minimum Rent”) to Landlord in equal installments in advance, on the first (1st) Business Day of each Accounting Period. If applicable, the first payment of Minimum Rent and the last payment of Minimum Rent shall be prorated on a per diem basis provided, however, that for purposes of Minimum

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Rent, any payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Minimum Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Minimum Rent payable for the last full Accounting Period.
(b)    Calculation of Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each calendar year, or partial calendar year, during the term in the amounts set forth on Schedule 3.1.1(b) attached hereto and made a part hereof.
3.1.2    Additional Minimum Rent.
(a)    Amount. In addition to and not in lieu of Minimum Rent, Tenant shall pay additional minimum rent (“Additional Minimum Rent”) to Landlord for each Fiscal Year or portion thereof.
(b)    Calculation of Additional Minimum Rent. Subject to proration as set forth above, Tenant shall pay Additional Minimum Rent during each Fiscal Year of this Agreement in the amount set forth on Schedule 3.1.2(b) attached hereto and made a part hereof.
(c)    Payment and Reconciliation of Additional Minimum Rent. Installments of Additional Minimum Rent shall be due and payable annually, in arrears, within forty five (45) days after the end of each Fiscal Year, which annual installment shall be accompanied by a statement certified by the chief financial officer or another duly authorized financial officer of Tenant setting forth the initial estimated determination of the Additional Minimum Rent payable for such Fiscal Year and Gross Revenues for such Fiscal Year (collectively, the “Final Additional Minimum Rent Calculation”). Additional Minimum Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.1.2(d).
(d)    Confirmation of Additional Minimum Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with the usual and customary practices for ski resort facilities of a similar nature to the Resort Operations, and in accordance with GAAP, which will accurately record Gross Revenues, and Tenant shall retain, for at least three (3) years after the expiration of each Fiscal Year, reasonably adequate records conforming to such accounting system showing Gross Revenues for each Fiscal Year. Landlord, at its own expense except as provided hereinbelow, shall have the right, exercisable by Notice to Tenant given within one hundred eighty (180) days after receipt of the applicable Final Additional Minimum Rent Calculation, to commence within such one hundred eighty (180) day period an audit of the information set forth in such Final Additional Minimum Rent Calculation and, in connection with such audit, to examine Tenant’s books and records with respect thereto (including supporting data and sales and excise tax returns); provided, however, that if Landlord has credible evidence that Tenant has intentionally misrepresented Gross Revenues on any such Final Additional Minimum Rent Calculation, the said one hundred eighty (180) day period shall commence to run on the date Landlord obtained such credible evidence that Tenant has intentionally

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misrepresented Gross Revenues on any such Final Additional Minimum Rent Calculation. If Landlord does not commence an audit within such one hundred eighty (180) day period, such Final Additional Minimum Rent Calculation shall be deemed conclusively to be accepted by Landlord as correct and Landlord shall have no further right to challenge the same. Landlord shall use commercially reasonable efforts to complete any such audit as efficiently as practicable. If any such audit discloses a deficiency in the payment of Additional Minimum Rent, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Disbursement Rate, from the date such payment should have been made to the date of payment thereof. If such deficiency, as agreed upon or compromised as aforesaid, is more than three percent (3%) of the Gross Revenues reported by Tenant for such Fiscal Year and, as a result, Landlord did not receive at least ninety-five percent (95%) of the Additional Minimum Rent payable with respect to such Fiscal Year, Tenant shall pay the reasonable cost of such audit and examination.
3.1.3    Additional Charges. In addition to the Minimum Rent and Additional Minimum Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, “Additional Charges”):
(a)    Impositions. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities or other parties to whom payment is required to be made, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the payor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts (from any source other than the Rent received by Landlord from Tenant), sales and use, single business, ad valorem (except for ad valorem taxes levied on the Leased Property, which Tenant shall bear), franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required by Legal Requirements or to extent permitted by Applicable Law and requested by Landlord, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any Person in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Each

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party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant. As applicable, Landlord shall provide Tenant with copies of both real and personal property assessment notices in sufficient time for Tenant to prepare a personal or real property tax assessment protest, as applicable, which Tenant shall have the right to file and/or prosecute, at Tenant’s expense, unless Tenant is prohibited from solely prosecuting such protest by Applicable Law, in which case the parties shall reasonably cooperate with each other in the prosecution of such protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty. Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such Notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.
(b)    Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.
(c)    Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.
(d)    Licenses and Permits. Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all licenses and permits (including, without limitation, the USFS Permit) required for the operation of the Leased Property in accordance with the terms of Article 4.
(e)    Sales Tax. Tenant shall pay to Landlord all Sales Tax, it being the intention of the parties that Landlord shall be fully reimbursed by Tenant with respect to any and all Sales Tax payable by Landlord with respect to this Agreement or any amounts payable by Tenant to Landlord hereunder or the use and occupancy by Tenant or any of its subtenants of the Leased Property or any part thereof. Sales Tax shall be payable by Tenant at the same time as the amounts to which the Sales Tax relate are payable to Landlord under this Agreement, or on demand at such other time or times as Landlord from time to time determines.
(f)    Other Charges. Tenant shall discharge or cause to be discharged or pay or cause to be paid, when due, or within any applicable grace period, all other liabilities, obligations and amounts arising in connection with the Leased Property, including, without limitation, all rent, additional rent or other charges due and payable by the holder of the USFS Permit to the USFS or any third party under the USFS Permit, except for those liabilities or obligations expressly assumed by Landlord pursuant to the provisions of this Agreement, or expressly stated not to be the liability or obligation of Tenant pursuant to this

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Agreement. For purposes of this subsection (f), such “Other Charges” shall not include amounts owing from time to time by Tenant to trade creditors, other non-material contracting parties, customers or others, incurred in the day to day conduct of the Business, except to the extent that any of the foregoing shall become a Lien against the Leased Property, and except for those charges and amounts specifically enumerated herein such as, without limitation, Impositions (including property taxes), insurance premiums, utility charges, license and permit fees and charges, and the payment of Sales Tax.
(g)    Penalties and Interest. Tenant shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non-payment or late payment of the items required to be paid by Tenant pursuant to the provisions of this Section 3.1.3.
(h)    Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or earlier termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.
(i)    Permitted Encumbrances. Tenant shall pay or cause to be paid all amounts required to be paid by the owner or lessee of the Leased Property pursuant to the Permitted Encumbrances.
Except as otherwise provided in Section 3.1.3(a), Tenant shall prepare and file at its expense, to the extent required by Applicable Law or permitted by Applicable Law and requested by Landlord, all tax returns and other reports in respect of any Additional Charge as may be required by Government Agencies.
3.2    Late Payments. If any installment of Minimum Rent, Additional Minimum Rent, or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within five (5) days after its due date, Tenant shall pay Landlord, a late charge (to the extent permitted by law) equal to interest at the Default Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. In the event of any failure by Tenant to pay any Minimum Rent and/or Additional Minimum Rent when due, Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Minimum Rent and/or Additional Minimum Rent, provided, however, and notwithstanding anything contained in this Agreement to the contrary, that in no event shall Landlord have the right to terminate this Agreement as a result of any such failure unless such failure continues beyond the expiration of the notice and cure period set forth in Section 12.1(a).
In the event of any failure by Tenant to pay any Additional Charges when due, unless contested pursuant to Article 8, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided

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either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non payment of the Minimum Rent and Additional Minimum Rent, provided, however, and notwithstanding anything contained in this Agreement to the contrary, in no event shall Landlord have the right to terminate this Agreement as a result of any such non-payment unless such non-payment continues beyond the expiration of the notice and cure period set forth in Section 12.1(a).
3.3    Triple Net Lease. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise (including, without limitation, those provisions of this Agreement which expressly require Landlord to pay certain sums or take certain specific actions). This Agreement is a net lease and, except to the extent otherwise expressly specified in this Agreement, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term is absolute and unconditional and except to the extent otherwise expressly specified in this Agreement, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with all Legal Requirements, including any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, Condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property, or any part thereof, or any Environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property, or any part thereof, including eviction; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person (other than a breach of this Agreement by Landlord); (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord or any vendor, manufacturer, or contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting a default by Landlord under this Agreement or the negligence or willful misconduct of Landlord.

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Except as specifically set forth in this Agreement, (i) this Agreement shall be noncancellable by Tenant for any reason whatsoever, and (ii) Tenant, to the extent now or hereafter permitted by Legal Requirements, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as otherwise specifically provided under this Agreement, (i) under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property, or any part thereof, is subject to this Agreement, and (ii) Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.
ARTICLE 4     USE OF THE LEASED PROPERTY

4.1    Permitted Use.
4.1.1    Permitted Use. Tenant shall, subject to Force Majeure Events, at all times during the Term and at any other time that Tenant shall be in possession of the Leased Property, continuously use and operate, the Leased Property for the purposes of the Businesses except (i) when such use or operation would be impractical due to the seasonal nature of the Businesses, or in Tenant’s reasonably exercised good faith business judgment such continuous use and operation would be imprudent, based on generally accepted good business practices, under the circumstances then existing or (ii) with respect to Businesses ancillary to the ski operations at the Leased Property or Businesses, which are developed at the Leased Property after the Commencement Date. Without limiting the provisions of Section 16.3, Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord (which consent shall be given in Landlord’s sole and absolute discretion; provided, however, that if the nature of such other use is generally consistent with uses at other ski resort facilities of a comparable nature, Landlord shall not unreasonably withhold, delay or condition its consent to such use). No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy required to be carried by Tenant pursuant to the provisions of this Agreement covering the Leased Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which is prohibited by Applicable Law or by the insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.
4.1.2    Application of USFS Permit. Notwithstanding any provision herein to the contrary (except with respect to the provisions of Section 12.9 hereof, which provisions shall govern and control to the extent of any conflict or inconsistency between the provisions of this Section 4.1.2 and Section 12.9), Tenant covenants and agrees in favor of Landlord that: (a) Tenant shall, for the Term hereof, assume, observe, perform and be bound by all of the terms, conditions, covenants, agreements and obligations of Landlord as the holder of the USFS Permit, except for those obligations which are capable of being performed only by the fee owner of the Leased Property,

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and except for those covenants, agreements or obligations expressly assumed by Landlord pursuant to the provisions of this Agreement; (b) Tenant covenants and agrees to look solely to the USFS under the USFS Permit for the performance of any obligation of the landlord or the USFS, to or for the right or benefit of Landlord under the USFS Permit; (c) in the event of a default by the USFS under the USFS Permit in the performance of any obligation to or for the right or benefit of Tenant, as the assignee of Landlord hereunder, Landlord may, at Landlord’s option, seek to enforce such right or benefit under the USFS Permit, or, provided there shall be no continuing Event of Default hereunder, Tenant may, upon written request to Landlord and upon the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and at Tenant’s sole cost, risk and expense, seek to enforce, on its own behalf, such right or benefit under the USFS Permit; provided, however, in the event that Tenant shall seek on behalf of Landlord to enforce such right or benefit under the USFS Permit, any settlement of such action shall be subject to the written consent and approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall indemnify and save harmless the Landlord from any costs, liability, damages, or expenses suffered or incurred by Landlord in so doing; and (d) except as otherwise provided for herein, if any term of this Agreement is directly contradictory to any term of the USFS Permit, the term of this Agreement shall prevail, provided the same shall not result in a default under the USFS Permit.
4.1.3    Necessary Approvals. Tenant shall obtain and maintain in good standing all permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property, including, without limitation, those necessary to make any of the alterations, changes, additions, improvements and renovations permitted to be made pursuant to Article 6, under Applicable Law. Landlord shall, at no expense to Landlord, reasonably cooperate with Tenant in this regard, including, without limitation, by executing and delivering all applications and consents reasonably required to be signed by Landlord in order for Tenant to obtain and maintain such permits and approvals.
4.1.4    Lawful Use. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (a) might impair, in Landlord’s reasonable judgment, Landlord’s title thereto or to any portion thereof, or (b) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.
4.2    Compliance with Legal and Insurance Requirements. Subject to the provisions of Article 8, Tenant, at its sole expense, shall (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, and (b) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property and Tenant’s Personal Property, if any, then being made and which are material to the operation of the Leased Property for the uses permitted by this Agreement, and for the proper operation and maintenance of the Leased Property or any part thereof.

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4.3    Preservation and Enhancement of Leased Intellectual Property. » Following the Commencement Date, Landlord and Tenant shall enter into a license agreement with respect to the Leased Intellectual Property (the “Intellectual Property License Agreement”), in form and substance reasonably acceptable to both Landlord and Tenant, which Intellectual Property License Agreement shall provide for Tenant’s right to use, on an exclusive basis, in the operation of the Business or Businesses operated by Tenant at the Leased Property the Leased Intellectual Property, subject to the right of Landlord, CNL or any Person Controlling, Controlled by, or under common Control with CNL, to use the Leased Intellectual Property in connection with the advertising, marketing, promotion or description of its or their businesses or assets, whether to prospective investors or others, in any offering statement, prospectus, or other similar document or public filing or disclosure. Until such time as the Intellectual Property License Agreement is executed by the parties, this Agreement shall govern the parties’ rights and obligations with respect to the ownership and use of the Leased Intellectual Property. Tenant hereby acknowledges the validity of the Leased Intellectual Property and Landlord’s ownership thereof and the goodwill pertaining thereto, and agrees that the benefit of and goodwill associated with use of the Leased Intellectual Property by Tenant pursuant to the terms of this Agreement shall likewise be owned by Landlord, subject to the rights of Tenant under this Agreement and the Intellectual Property License Agreement. Tenant hereby agrees that, should any right, title or interest in or to any of the Leased Intellectual Property, or any part thereof, including any copyright, trademark, or service mark related thereto become vested in Tenant as the licensee under the Intellectual Property License Agreement, Tenant shall hold the same in trust for Landlord, and shall, at the request of Landlord, unconditionally assign any such right, title or interest to Landlord and such rights shall automatically revert to Landlord upon expiration or termination of this Agreement. To the extent that there is, now or in the future, any copyrighted Leased Intellectual Property, Tenant hereby further agrees that all rights in and to any new version, translation or arrangement of such copyrighted Leased Intellectual Property, or other change in or to such copyrighted Leased Intellectual Property created by Tenant, with Landlord’s prior written consent or otherwise, shall be and shall remain the exclusive property of Landlord, subject to Tenant’s rights hereunder and under the Intellectual Property License Agreement, and the provisions of this Section 4.3 shall apply to the same. Tenant and Landlord shall each cooperate with the other for the purpose of protecting, preserving and enhancing the Leased Intellectual Property and Landlord’s interest in the same. In furtherance of the foregoing, Tenant shall have the right and obligation to assert and bring claims to protect and preserve the Leased Intellectual Property and to join Landlord in bringing such claims; provided, however, prior to Tenant bringing any such claim, Tenant shall notify Landlord, in writing, and Landlord shall have twenty (20) Business Days following receipt of such notice to notify Tenant, in writing, of its intent to bring such claim in its own name, at Landlord’s sole cost and expense, in which event Landlord shall be entitled to any monetary recovery. In the event that Landlord shall decline to bring any such claim, then Tenant may bring such claim, at Tenant’s sole cost and expense, in which event Tenant shall be entitled to any monetary recovery. Tenant shall have the right following notice to and approval by Landlord, which approval shall not be unreasonably withheld, to file trademark and service mark applications in the name of Landlord, at Tenant’s sole cost and expense, and Landlord shall reasonably cooperate in the application to register, the registration of, and the maintenance and renewal of registrations of trademarks and service marks. Tenant shall not itself and shall not assist, permit, or encourage any third party to and will defend against, in accordance

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with the provisions of this Section 4.3 and the Intellectual Property License Agreement, an action by a third party to:
(a)    attack or challenge the validity of any of the Leased Intellectual Property, any registrations or any other statutory or legal protection for any of the Leased Intellectual Property in the United States or elsewhere, or to Landlord’s rights relating to any of the Leased Intellectual Property or in any such registrations; or
(b)    claim, use, or apply to register, record or file any trademark, service mark, trade name, corporate name, business name, entity name, domain name, copyright, design or other intellectual property that is identical with, confusingly similar to, derived from or based on any of the Leased Intellectual Property; or
(c)    use any name which constitutes a part of the Leased Intellectual Property, as part of a trade, business, corporate, or other entity name, other than in the course of Tenant’s Business; or
(d)    use any of the Leased Intellectual Property in any manner which is likely to cause material harm to the goodwill attached thereto.
4.4    Environmental Matters.
4.4.1    Restrictions on Use. If, at any time prior to the termination of this Agreement, Hazardous Materials (other than those maintained in accordance with Legal Requirements) are discovered or Released in, on, at, under, from or about the Leased Property, regardless of when such Hazardous Materials are believed or known to have been Released in, on, at, under, from or about the Leased Property, subject to Tenant’s right to contest the same in accordance with Article 8, Tenant shall take all actions and incur any and all expenses, as may be reasonably necessary and as may be required by any Government Agency or Applicable Law: (a) to assess, clean up and remove from and about the Leased Property all such Hazardous Materials thereon, (b) to contain and prevent any further Release or threat of Release of such Hazardous Materials in, on, at, under, from or about the Leased Property and (c) to use good faith efforts to eliminate any further Release or threat of Release of such Hazardous Materials in, on, at, under, from or about the Leased Property. Tenant shall promptly: (i) upon receipt of notice or knowledge, notify Landlord in writing of any material change in the nature or extent of Hazardous Materials at the Leased Property, (ii) transmit to Landlord a copy of any Community Right to Know report which is required to be filed by Tenant with respect to the Leased Property pursuant to SARA Title III or any other Applicable Law, (iii) transmit to Landlord copies of any citations, orders, notices or other Government Agency or third party communications received by Tenant or its agents or representatives with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage, singly or in the aggregate (an “Environmental Obligation”), (iv) observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Materials and all orders or directives from any official, court or Government Agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (e) pay or otherwise dispose of any fine, charge or

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Imposition related thereto, unless Tenant shall contest the same in good faith and by appropriate proceedings and the right to use and the value of the Leased Property is not materially and adversely affected thereby.
4.4.2    Nature of Relationship. Nothing contained in this Agreement shall be deemed to create any relationship between the Landlord and Tenant other than the relationship of Landlord and Tenant.
4.4.3    INDEMNIFICATION. TENANT AGREES TO INDEMNIFY, INSURE, PAY AND DEFEND, SAVE AND HOLD HARMLESS LANDLORD, ITS TRUSTEES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND BENEFICIARIES, AND ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS WITH RESPECT TO THIS AGREEMENT (COLLECTIVELY, THE “INDEMNITEES” AND, INDIVIDUALLY, AN “INDEMNITEE”) FOR, FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, DEBTS, LIENS, CLAIMS, CAUSES OF ACTION, ADMINISTRATIVE ORDERS OR NOTICES, COSTS, FINES, PENALTIES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) IMPOSED UPON, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE RESULTING FROM, EITHER DIRECTLY OR INDIRECTLY, THE PRESENCE DURING THE TERM IN, UPON OR UNDER THE SOIL OR GROUND WATER OF THE LEASED PROPERTY OR ANY PROPERTIES SURROUNDING THE LEASED PROPERTY OF ANY HAZARDOUS MATERIALS IN VIOLATION OF ANY APPLICABLE LAW OR OTHERWISE, EXCEPT TO THE EXTENT THE SAME ARISE FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE. THIS DUTY INCLUDES, BUT IS NOT LIMITED TO, COSTS ASSOCIATED WITH PERSONAL INJURY OR PROPERTY DAMAGE CLAIMS AS A RESULT OF THE PRESENCE PRIOR TO THE EXPIRATION OR SOONER TERMINATION OF THE TERM AND THE SURRENDER OF THE LEASED PROPERTY TO LANDLORD IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT OF HAZARDOUS MATERIALS IN, UPON OR UNDER THE SOIL OR GROUND WATER OF THE LEASED PROPERTY IN VIOLATION OF ANY APPLICABLE LAW. UPON NOTICE FROM THE INDEMNIFIED PARTY AND ANY OTHER OF THE INDEMNITEES, THE INDEMNIFYING PARTY SHALL UNDERTAKE THE DEFENSE, AT ITS SOLE COST AND EXPENSE, OF ANY INDEMNIFICATION DUTIES SET FORTH HEREIN, IN WHICH EVENT, THE INDEMNIFYING PARTY SHALL NOT BE LIABLE FOR PAYMENT OF ANY DUPLICATIVE ATTORNEYS’ FEES INCURRED BY THE OTHER PARTY OR ANY INDEMNITEE.
4.4.4    Survival. As to conditions which exist prior to the expiration or sooner termination of this Agreement, the provisions of this Section 4.4 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year after such expiration or termination.
ARTICLE 5     MAINTENANCE AND REPAIRS

5.1    Maintenance and Repair.
5.1.1    Tenant’s Obligations. Tenant shall, at its sole cost and expense (except as expressly provided herein), keep the Leased Property in good order and repair, reasonable wear and

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tear excepted, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like repairs of a similar nature in like locales, in accordance with all applicable federal, state and local statutes, ordinances, laws, codes, rules and regulations relating to any such work. Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in Sections 10.2 and 11.2 and Tenant’s obligations with respect to Hazardous Materials are as set forth in Section 4.4.
Tenant shall, at Tenant’s sole cost and expense, (i) maintain the Leased Property in good repair and working condition, clean and attractive to tourists and patrons of the Leased Property, and in accordance with all safety and maintenance requirements of Government Agencies and shall make such maintenance, repairs and alterations as necessary for such purposes, (ii) cause inspections to be made of all lift equipment on such basis as is in accordance with all requirements of Government Agencies and the customary practices of a prudent operator, and (iii) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (iv) not abandon the Leased Property; (v) comply in all material respects with all Permitted Encumbrances (to the extent such Permitted Encumbrances impose obligations on the owner or lessee of the Leased Property), all Legal Requirements and all Applicable Laws; (vi) provide prompt written notification to Landlord of any material adverse change to the Leased Property, such as a major avalanche or landslide, or any other material change to any environmental condition, including, without limitation, a material change in the presence of biocontaminants, such as mold; (vii) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines or regulations adopted by applicable Government Agencies or standards generally employed by similar ski resort facilities in the region in connection with the safety of the ski operations and operating equipment. In the event of mold contamination in any of the Leased Improvements, Tenant shall undertake or cause to be undertaken at Tenant’s sole cost and expense (a) removal of the mold, (b) abatement of the underlying cause of mold (including water intrusion), and (c) repair of any leaks and associated water damage at the Leased Property.
If Landlord notifies Tenant in writing of the need for Tenant to undertake repairs and maintenance in accordance with the provisions of this Section 5.1, specifying the items of repair or maintenance in question, Tenant shall respond within ten (10) Business Days as to Tenant’s planned course of action with respect to the specific items identified by Landlord, or as to such items which Tenant feels are inappropriate, except in the case of an emergency in which event the Tenant shall respond as quickly as the emergency requires. If Tenant disputes the Landlord’s determination that repair or maintenance is needed, or otherwise fails thereafter to promptly undertake such repairs and maintenance identified by Landlord, Landlord may, at Landlord’s option, request arbitration for resolution of the dispute. As a result of such repair or maintenance failure, Landlord shall have (i) all rights available at law or otherwise available hereunder, and (ii) the right to specific performance of the Tenant’s obligations if the arbitrator so awards it. If the arbitrator awards specific performance to Landlord, such award shall be binding upon the Tenant and enforceable in the courts. The prevailing party in any such arbitration and/or in obtaining a court order shall be entitled to all costs and expenses incurred in connection therewith. If the arbitrator

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or courts do not specify the time within which such repair or maintenance must be carried out, then the Tenant shall present a plan for rectification to the Landlord and shall promptly carry out such plan, acting reasonably.
5.1.2    Reserve.
(a)    Landlord shall establish an interest bearing reserve account in the name of Landlord naming Landlord’s and Tenant’s designee(s) as authorized signatories (the “Reserve”) in a bank designated by Landlord and approved by Tenant, or such other type of investment account as may be approved by Tenant (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed). All interest earned on the Reserve shall be added to and remain a part of the Reserve. The purpose of the Reserve is to cover the cost of the following, including lease or rent payments under any capital lease in connection with the same, which decision to lease and payment amount have been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed:
(i)    Replacements, renewals and additions to the Resort Personal Property and the furniture, furnishings, fixtures and equipment on the Leased Property;
(ii)    Repairs, renovations, renewals, additions, alterations, improvements or replacements and maintenance to the Leased Property and the Resort Personal Property, all of which are routine or non-major and which are normally capitalized under GAAP, or which have historically been capitalized by Tenant prior to any change in GAAP during the Term of this Agreement, including, without limitation, exterior and interior repainting, resurfacing building walls, floors, roofs, parking areas, and replacing equipment used in the operation of the Resort Personal Property and the Leased Property; and
(iii)    Repairs, alterations, improvements, renewals, replacements and additions, all of which are non-routine or major, to the Leased Improvements and the Resort Personal Property which are not covered under Sections 5.1.2(a)(i) or 5.1.2(a)(ii) above and which are normally capitalized under GAAP, or which have historically been capitalized by Tenant prior to any change in GAAP during the Term of this Agreement, including, without limitation, repairs, alterations, improvements, renewals, replacements and additions to the structure, the exterior facade, the mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Leased Improvements (“Major Capital Expenditures”). Major Capital Expenditures shall also include all costs associated with any removal or remediation of Hazardous Materials regardless of whether such costs are normally capitalized under GAAP.
(iv)    the cost of lease or rent payments under any capital lease set forth on attached Schedule 5.1.2(a)(iv) or otherwise approved by Landlord in Landlord’s sole and absolute discretion (each an "Approved Capital Lease"). If,

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during the Term of this Agreement Tenant shall acquire title to any property which is the subject of an Approved Capital Lease, Tenant shall, upon Landlord's election, transfer title to such property to Landlord (or, at Landlord's election, Landlord’s designee). If, during the Term of this Agreement, Tenant shall be entitled to acquire title to any property which is the subject of an Approved Capital Lease, Tenant shall provide written notice to Landlord thirty (30) days prior to the vesting of Tenant's right to take title to such property, and: (i) if the underlying Approved Capital Lease permits title to such property to be vested directly in a third party, Tenant shall, upon Landlord's election, cause title to such property to be vested in Landlord (or, at Landlord's election, Landlord’s designee); (ii) if the underlying Approved Capital Lease neither prohibits nor expressly permits title to such property to be vested directly in a third party, Tenant shall, upon Landlord's election, use commercially reasonable efforts to cause title to such property to be vested in Landlord (or, at Landlord's election, Landlord’s designee); and (iii) in all other cases, including if the underlying Approved Capital Lease expressly prohibits Tenant from causing title to such property to be vested directly in a third party, Tenant shall, at Landlord's election, acquire title to such property and transfer of title to such property to Landlord (or, at Landlord's election, Landlord’s designee).
(b)    For the period commencing with the Commencement Date and ending December 31, 2009, (i) Tenant shall transfer (as of the end of each Fiscal Quarter) into the Reserve an amount equal to one-fourth (1/4th) of the Applicable Reserve Amount, and (ii) at the time Tenant provides Landlord the periodic financial statements described in Section 17.2 hereof, Tenant shall also deliver to Landlord a statement setting forth the total amount of deposits made to and expenditures from the Reserve for the preceding Fiscal Quarter. For the period commencing January 1, 2010 and continuing throughout the Term, (i) not later than ten (10) days following the end of each Accounting Period, Tenant shall transfer into the Reserve an amount equal to the Applicable Reserve Amount for the immediately preceding Accounting Period, and (ii) at the time Tenant provides Landlord the periodic financial statements described in Section 17.2 hereof, Tenant shall also deliver to Landlord a statement setting forth the total amount of deposits made to and expenditures from the Reserve for the preceding Accounting Period.
(c)    Not later than sixty (60) days prior to the end of each Fiscal Year, Tenant shall prepare an estimate (the “Reserve Estimate”) of Reserve expenditures anticipated during the ensuing Fiscal Year (a “Reserve Estimate Year”) and shall submit such Reserve Estimate to Landlord for its approval (which approval shall not be unreasonably withheld, conditioned or delayed). Following Tenant’s submittal of such Reserve Estimate, Tenant may submit to Landlord any changes Tenant reasonably desires to the Reserve Estimate, and Landlord agrees to not unreasonably withhold, condition or delay its consent to any change to such Reserve Estimate requested by Tenant. The Reserve Estimate budget approved by Landlord for each Reserve Estimate Year may include a separate discretionary line item equivalent to ten percent (10%) of the projected contributions by Tenant into the Reserve for such Reserve Estimate Year which Tenant shall be entitled to expend, in its discretion, for items that are appropriately to be funded with Reserve funds pursuant to this

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Article 5. Landlord shall not unreasonably withhold, condition or delay its approval of any Major Capital Expenditures set forth in the Reserve Estimate as are required, in Tenant’s reasonable judgment, for the Leased Property and the Resort Personal Property to comply with the Product Standards or for costs associated with the removal or remediation of Hazardous Materials. If Tenant does not receive Notice of Landlord’s disapproval of the Reserve Estimate within thirty (30) days after delivery of the Reserve Estimate to Landlord, then Landlord shall be deemed to have approved the Reserve Estimate. In the event Landlord disapproves the Reserve Estimate, Landlord’s Notice shall identify the disapproved items and give the reason(s) for their disapproval in reasonable detail on a line item basis. Items not identified as disapproved or for which the reasons for such disapproval are not given in reasonable detail on a line item basis in such Landlord’s Notice shall be deemed approved. In the event Landlord timely disapproves any Reserve Estimate or any item within any Reserve Estimate, then, following the negotiation period specified in Section 19.1, Tenant may submit the matter for resolution by arbitrators in accordance with the provisions of Section 19.2, and the arbitrators shall determine whether or not Tenant or Landlord acted reasonably in determining that the disputed item or items are needed or not needed for the Leased Property and/or the Resort Personal Property to comply with the Product Standards or for the costs associated with the removal or remediation of Hazardous Materials. Other than as set forth above, Landlord may withhold its approval of any portion of the Reserve Estimate in its sole and absolute discretion.
(d)    All expenditures from the Reserve for the items described in Section 5.1.2(a) shall be as required (as to both the amount of each such expenditure and the timing thereof): (i) by reason of any Legal Requirement imposed by any Government Agency or otherwise required (as determined by Tenant in its reasonable judgment) for the continued safe and orderly operation of the Leased Property and/or the Resort Personal Property; or (ii) in Tenant’s reasonable judgment, to keep the Leased Property and the Resort Personal Property in a first-class, competitive, efficient and economical operating condition consistent with the standards of other comparable ski area resort facilities of a similar nature (clauses (i) and (ii) collectively, the “Product Standards”).
(e)    Tenant shall from time to time make expenditures from the Reserve as it deems necessary in accordance with Sections 5.1.2(a), (c) and Section 5.1.2(g). Tenant shall provide to Landlord, within thirty (30) Business Days after the end of each Accounting Period, a statement setting forth Reserve expenditures made to date during the Reserve Estimate Year setting forth in sufficient detail those expenditures made for the Leased Property hereunder and for the Resort Personal Property under the Personal Property Lease. Expenditures from the Reserve shall not be subject to Landlord’s approval if they were included in the Reserve Estimate that was previously approved by the Landlord.
(f)    All funds in the Reserve, all interest earned thereon and all property purchased with funds from the Reserve shall be and remain the property of Landlord, or TRS Corp., in the case of property purchased with funds from the Reserve which relate to replacements or improvements to the Resort Personal Property, subject to Tenant’s rights in and to such property pursuant hereto, or pursuant to the Personal Property Lease. Following

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the expiration or earlier termination of this Agreement and payment in full on all contracts entered into prior to such expiration or termination for work to be done or furniture, furnishings, fixtures and equipment to be supplied in accordance with this Section 5.1.2 out of the Reserve, control over the Reserve shall be transferred from Tenant to TRS Corp. or to Landlord, as applicable.
(g)    Notwithstanding anything herein to the contrary, not later than two (2) Business Days prior to Tenant making any expenditure from the Reserve, Tenant shall prepare and submit a package of invoices and other documentation supporting the then proposed expenditure to Landlord for its approval (the “Expenditure Documents”). If Tenant does not receive Notice of Landlord’s disapproval of the Expenditure Documents within two (2) Business Days after delivery of the same to Landlord, then Tenant shall be permitted to make such expenditure. In the event Landlord disapproves the Expenditure Documents, Landlord’s Notice shall identify the disapproved items and/or requests for additional information. In the event that Landlord timely disapproves the Expenditure Documents, Tenant shall supplement and/or resubmit to Landlord, subject to the time approval periods set forth in this Section 5.1.2(g).
(h)    If Landlord wishes to grant in favor of any Mortgagee a security interest in Landlord’s interest in the Reserve or create another encumbrance on Landlord’s interest in the Reserve, all or any part of the existing or future funds therein, or any general intangible in connection therewith, Tenant shall join in the instrument granting such security interest or creating such other encumbrance. The form and substance of such instrument shall be as reasonably required by the Mortgagee, and Tenant shall not unreasonably withhold, delay or condition its execution of such security instrument.
5.1.3    Landlord’s Funding.
(a)    Landlord shall not, under any circumstances, be required to build or rebuild any Improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, to maintain the Leased Property in any way, or, except as provided in Section 5.1.3(b), to make any expenditure whatsoever with respect thereto, provided, however, that the foregoing shall not be construed or interpreted as limiting Tenant’s right to utilize the Reserve in the manner provided by this Agreement. Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the Commencement Date or thereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic’s lien laws now or hereafter existing.
(b)    If, at any time, funds in the Reserve shall be insufficient or are reasonably projected by Tenant to be insufficient for necessary and permitted expenditures thereof or funding is necessary for approved, deemed approved or non-approved Major Capital Expenditures, Tenant may, at its election, give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required or permitted action, the

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estimated cost thereof and the time or times when such funds are required (which time or times will not be less than twenty (20) Business Days after such Notice). Landlord shall have the right, but not the obligation, to disburse such required funds into the Reserve (or, if Landlord shall so elect, directly to the Person performing the required work, provided such Person is then contractually entitled to receive such funds) and, upon such disbursement (but no sooner than the time that Tenant indicated in such Notice that such funds were required), the Lease Basis shall be increased in an amount equal to one hundred fifty percent (150%) of the out-of-pocket costs reasonably incurred by Landlord pursuant hereto (except to the extent that Tenant is obligated to, and does in fact, reimburse Landlord for such expenses pursuant to the terms hereof); provided, however, that if the disbursement of funds relates to the Hazardous Materials under Section 4.4 resulting from Landlord’s gross negligence or willful misconduct, there shall be no increase to the Lease Basis. Notwithstanding anything herein to the contrary, with respect to Major Capital Expenditures, the one hundred fifty percent (150%) rate set forth in the immediately preceding sentence shall not apply to the 2009 Reserve Estimate. If Landlord determines it does not wish to disburse such funds, it shall give Tenant Notice of such determination within such twenty (20)-Business Day period, and failure to give Tenant Notice of such determination shall be deemed a refusal by Landlord to disburse such funds.
5.1.4    Nonresponsibility of Landlord. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done for, or materials furnished to, Tenant or for any other purpose during the Term of this Agreement. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property, or any part thereof, or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property, or any part thereof, or to subject Landlord’s estate in the Leased Property, or any part thereof, to liability under any mechanic’s lien law of the State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.
5.1.5    Limitation on Tenant’s Obligations. Tenant’s obligations under this Section 5.1 shall be limited in the event of any loss, damage, destruction or Condemnation as set forth in Sections 10.2 and 11.2 and Tenant’s obligations with respect to Hazardous Materials are as set forth in Section 4.4.
5.2    Tenant’s Personal Property. At the expiration or earlier termination of the Term, Landlord may, in its sole and absolute discretion, elect either (a) to give Tenant Notice that Tenant shall be required, within thirty (30) Business Days after such expiration or termination, to remove all of Tenant’s Personal Property from the Leased Property or (b) to pay Tenant within thirty (30) Business Days after such expiration or termination the lesser of the fair market value or Tenant’s

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book value of such Tenant’s Personal Property. Failure of Landlord to make such election shall be deemed an election to proceed in accordance with clause (b) preceding.
5.3    Yield Up. Upon the expiration or earlier termination of this Agreement, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Agreement is terminated following a casualty in accordance with Article 10) excepted. In addition, as of the expiration or earlier termination of this Agreement, Tenant shall reasonably cooperate with Landlord or Landlord’s nominee in connection with Landlord’s efforts to transfer, or cause the transfer, to Landlord or Landlord’s nominee, and the processing of all applications for, licenses, operating permits and other governmental authorizations and all contracts entered into by Tenant, including contracts with governmental or quasi-governmental entities which may be necessary for the use and operation of the Leased Property as then operated, but excluding (a) all insurance contracts and multi-property contracts not limited in scope to the Leased Property or this Agreement, (b) all contracts and leases with Affiliated Persons of Tenant, and (c) utility deposits. Each party shall bear its own costs in connection with such efforts. Landlord shall indemnify, insure, pay, defend, save and hold harmless Tenant for all loss, liability, claims, damage, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord or Landlord’s nominee under such contracts subsequent to the date of transfer thereof to Landlord or Landlord’s nominee; and Tenant shall indemnify, insure, pay defend, save and hold harmless Landlord for all loss, liability, claims, damage, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Tenant under such contracts prior to the date of transfer thereof to Landlord or Landlord’s nominee.
5.4    Cash Management. Notwithstanding any provision in this Agreement to the contrary, Tenant and Landlord acknowledge that, if ever a First Mortgage Loan (and any refinancings, renewals, modifications, consolidations, replacements, substitutions and extensions thereof) is outstanding, Minimum Rent and Additional Minimum Rent may be required to be deposited in a cash management account in lieu of being paid to Landlord (the “Cash Management Account”) but such deposits shall not be required to be made any sooner than the dates that such Minimum Rent and Additional Minimum Rent is due and payable hereunder. All such deposits made in the Cash Management Account shall be fully credited, when made, against Tenant’s obligations to pay the Minimum Rent and Additional Minimum Rent.
ARTICLE 6     IMPROVEMENTS

6.1    Improvements to the Leased Property. Except as otherwise provided in this Agreement, Tenant shall not undertake any material improvement or alteration to the Leased Property without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, and shall not finance the cost of any construction of any improvement or alteration by the granting of a lien on or security interest in the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion. Any such improvements shall, unless otherwise

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previously removed in accordance with the terms of this Agreement, upon the expiration or sooner termination of this Agreement, remain or pass to and become the property of Landlord unless otherwise previously removed in accordance with the terms of this Agreement.
6.2    Permitted Renovations. The activities permitted pursuant to Section 6.2.1 and Section 6.2.2 below shall collectively constitute “Permitted Renovations”.
6.2.1    Minor Alterations. Landlord agrees that certain alterations, changes, additions, improvements and renovations may be undertaken by Tenant from time to time without Landlord’s prior consent which are not encompassed within the definition of the term “Major Alterations”; provided, however, that the same shall not weaken or impair the structural integrity or strength of the Leased Improvements, or materially alter their exterior design or appearance in a manner which affects the character or suitability of, or materially impairs the use of any of the service facilities located in, or fundamentally affects the character or suitability of, the Leased Improvements for the Permitted Use specified in Section 4.1.1 above or materially lessens or impairs their value (“Minor Alterations”).
6.2.2    Additions, Expansions and Structural Alterations. Except as expressly permitted in Section 6.2.1 above, nothing in this Article 6 or elsewhere in this Agreement shall be deemed to authorize Tenant without Landlord’s prior written consent to construct and erect any additions to or expansions of the Leased Improvements, or perform any alterations (i) the cost of which exceed the Alterations Threshold Amount (as herein defined); (ii) which are of a structural nature (for purposes of this Section 6.2.2 (ii), alterations of a “structural” nature shall not include removing, adding, modifying or relocating, (a) non-load bearing walls or other partitions, (b) doors, (c) non-major plumbing or electrical work, or (d) fixtures or equipment, or any alterations of a similar nature, provided, in each case, that such removal, addition, modification or relocation will not weaken or adversely impact the structural integrity or strength of the Leased Improvements or any portion thereof); or, (iii) which involve moving ski trails, lifts, lift stations, bridges or base areas or otherwise have the effect of materially altering the circulation of skiers, snowboarders or other patrons of the Businesses to, from or within the Leased Property (the foregoing are herein collectively referred to herein as the “Major Alterations”); it being understood that Tenant may do so only with the prior written consent and approval of Landlord, which consent and approval shall be given in Landlord’s reasonable discretion and may be conditioned upon the payment by Tenant to Landlord of all reasonable out-of-pocket costs reasonably incurred by Landlord in evaluating the same. The term “Alterations Threshold Amount” shall mean the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) for the first Reserve Estimate Year. Thereafter, the then Alterations Threshold Amount shall automatically increase each subsequent Reserve Estimate Year by the same percentage as the Index increases each Reserve Estimate Year above the Index in the prior Reserve Estimate Year. Notwithstanding the foregoing, alterations, changes, additions, improvements and renovations in or to the structures and developments described on Schedule 6.2.2 have been deemed approved by Landlord, subject to the terms and conditions of Section 6.3 and Section 6.4.
6.2.3    Bond Requirement for Major Alterations Costing More Than the Alterations Threshold Amount. If the cost of labor and materials of any Major Alteration (exclusive of so-called “soft” costs including, without limitation, design, architect, engineering and permit fees and

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expenses) are reasonably anticipated to exceed the “Bond Threshold Amount” (as hereinafter defined) for the Reserve Estimate Year in question, and the costs of such Major Alteration are to be paid by Tenant from Tenant’s own funds and not from the Reserves, Landlord shall be entitled to condition its consent and approval as provided in Section 6.2.2 upon Tenant giving Landlord reasonable assurances that Tenant has the financial capability and resources to complete them or, at Tenant’s option, Tenant may, in lieu of or in addition to such assurances, provide Landlord with a bond, letter of credit, cash escrow deposit, or other security reasonably satisfactory to Landlord, to secure the payment for and timely completion of such Major Alteration. The term “Bond Threshold Amount” shall mean the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) for the first Reserve Estimate Year. Thereafter, the then Bond Threshold Amount shall automatically increase each subsequent Reserve Estimate Year by the same percentage as the Index increases each Reserve Estimate Year above the Index in the prior Reserve Estimate Year.
6.3    Conditions to Major Capital Expenditures, Permitted Renovations and Major Alterations. In connection with Major Capital Expenditures and expenditures from Reserves for Permitted Renovations and Major Alterations at the Leased Property, the following conditions shall be met, except as otherwise provided below:
(a)    Before the commencement of any such work, other than Minor Alterations, plans and specifications therefor, or a detailed itemization thereof, prepared by a licensed architect approved by Landlord, or other design professional appropriate under the circumstances approved by Landlord, shall be furnished to Landlord for its review and approval, which approvals shall not be unreasonably withheld, conditioned or delayed. Such approvals shall not constitute Landlord’s agreement that the plans and specifications are in compliance with Applicable Laws or an assumption by Landlord of any liability in connection with the work contemplated thereunder. In connection with any work to be performed in connection with Major Capital Expenditures, upon the request of Landlord, Tenant shall (i) collaterally assign to Landlord and/or any Mortgagee, all construction contracts or agreements, including architect, contractor, engineer or surveyor agreements, and all plans and specifications, permits, warranties or guarantees and any other documents relating to such work pursuant to a form of collateral assignment reasonably acceptable to Tenant, Landlord and Landlord’s Mortgagee, and (ii) provide to Landlord copies of documentation reasonably requested by Landlord evidencing completion of design and construction milestones.
(b)    Before the commencement of any such work Tenant shall obtain, to the extent required by Applicable Law, the approval thereof by all Government Agencies having or claiming jurisdiction of or over the Leased Property and with any public utility companies having an interest therein. In connection with any such work Tenant shall comply with all Legal Requirements, and Applicable Laws of all other Government Agencies having or claiming jurisdiction of or over the Leased Property, and of all their respective departments, bureaus and offices, and with the requirements and regulations, if any, of such public utilities, of the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance

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companies then writing the policies required to be carried by Tenant pursuant to Article 9 covering the Leased Property, or any part thereof.
(c)    Tenant represents and warrants to Landlord that all such work will be performed in a good and workmanlike manner and substantially in accordance with the plans and specifications therefor approved by Landlord, the terms, provisions and conditions of this Agreement and all governmental requirements.
(d)    Subject to the provisions of Section 24.1, Landlord shall have the right, at Tenant’s expense, to inspect any such work at all times during normal working hours using such inspector(s) as it may reasonably deem necessary, so long as such inspections do not unreasonably interfere with Tenant’s work (but Landlord shall not thereby assume any responsibility for the proper performance of the work in accordance with the terms of this Agreement, nor any liability arising from the improper performance thereof).
(e)    All such work shall be performed subject to the terms in Article 7 herein free of any liens on Landlord’s fee simple interest, leasehold or other interest in the Leased Property, as applicable, or on Tenant’s leasehold interest in the Leased Property.
(f)    Upon substantial completion of any such work, Tenant shall procure a certificate of occupancy or other final approvals, if applicable, from the appropriate Government Agencies and provide copies of same to Landlord.
(g)    Tenant shall, and hereby agrees to, indemnify, pay, insure, defend, save and hold harmless Landlord and its Affiliated Persons from and against and reimburse Landlord for any and all loss, damage, claim, cost, liability, fee and expense (including, without limitation, reasonable attorneys’ fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from any such work conducted upon the Leased Property, whether or not the same is caused by or is the fault of Tenant or any agent, employee, manager, contractor, subcontractor, laborer, supplier, or materialman or other third party, but Tenant shall not be obligated to indemnify Landlord from any loss as aforesaid caused by Landlord’s gross negligence or willful misconduct.
6.4    Salvage. Other than Tenant’s Personal Property, all materials (inclusive of timber) which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 5 and the making of Permitted Renovations pursuant to this Article 6 shall be disposed of by Tenant, and the net proceeds thereof, if any, shall be deposited in the Reserve.
6.5    Project Budget Overruns. Other than as specifically set forth herein, Landlord shall not be responsible for the cost of any future improvements or Permitted Renovations contemplated or permitted hereby. Landlord shall have the right to review and approve a budget for any future improvements or Permitted Renovations which Landlord agrees to fund. With respect to any future improvement or Permitted Renovation which Landlord agrees to fund, all such amounts shall be added to and become a part of the Lease Basis. Further, Landlord agrees that it will fund up to ten

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percent (10%) in excess of the original budget, but shall have no responsibility to fund any costs which, in the aggregate, exceed one hundred and ten percent (110%) of the approved budgeted amount for such future improvement or Permitted Renovation. Landlord may withhold its approval of any other budget in its sole and absolute discretion. To the extent that Landlord agrees to fund such amounts in excess of one hundred and ten percent (110%) of the approved budgeted amount for any future improvement or Permitted Renovation, one hundred and fifty percent (150%) of such excess amounts funded by Landlord shall be added to and become a part of Lease Basis. Tenant acknowledges that any expenditure in excess of one hundred and ten percent (110%) of the approved budgeted amount for such future improvement or Permitted Renovation, and any other expenditure for future improvements or Permitted Renovations, may be subject to Landlord obtaining the approval of such expenditure by the board of directors of the Parent of Landlord.
ARTICLE 7     LIENS

7.1    Liens, Generally. Subject to Article 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, attachment, title retention agreement or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) Subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant) or are for sums that are being contested in accordance with Article 8, (g) any Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 20, and (h) Landlord Liens.
7.2    Construction or Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, or by reason of any other act, error or omission of Tenant (or of any Person claiming by, through or under Tenant), including, but not limited to, construction, mechanics’ and materialmen’s liens. All Persons dealing with Tenant are hereby placed on notice that such Persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. If a Lien is released, Tenant shall thereupon furnish Landlord with a written instrument of release which has been recorded or filed

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in the appropriate office of land records of the county in which the Leased Property is located, and otherwise sufficient to establish the release as a matter of record. Landlord shall have the right at any time and from time to time to post and maintain on the Land and Leased Improvements such notices as Landlord reasonably deems necessary to protect the Leased Property and Landlord from mechanics’ liens, materialmen’s liens, or any other liens. In any event, subject to Section 7.3 below, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Land and Leased Improvements. Subject to Section 7.3 below, Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Leased Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Land or the Leased Improvements by or at the direction of Tenant, and shall promptly cause the release of any such liens as provided hereinabove.
7.3    Contest of Liens. Tenant may, at its option, contest the validity of any Lien or claim of lien if Tenant shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its own expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.
7.4    Notices of Commencement of Construction. If required by the laws of the State, prior to commencement by Tenant of any work on the Leased Property which shall have been previously permitted by Landlord as provided in this Agreement, Tenant shall record or file a notice of the commencement of such work or similar notice required by Applicable Law (the “Notice of Commencement”) in the land records of the county in which the Leased Property is located, identifying Tenant as the party for whom such work is being performed, stating such other matters as may be required by law and requiring the service of copies of all notices, Liens or claims of lien upon Landlord. Any such Notice of Commencement shall clearly reflect that the interest of Tenant in the Leased Property is that of a leasehold estate and shall also clearly reflect that the interest of Landlord as the fee simple owner of the Leased Property shall not be subject to construction, mechanics or materialmen’s liens on account of the work which is the subject of such Notice of Commencement. A copy of any such Notice of Commencement shall be furnished to and approved by Landlord and its attorneys prior to the recording or filing thereof, as aforesaid.
ARTICLE 8     PERMITTED CONTESTS

Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, or any other Additional Charge, Lien, attachment, levy, Encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided

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that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any Mortgage, deed of trust or other agreement encumbering the Leased Property, or any part thereof (Landlord agreeing that any such Mortgage, deed of trust or other agreement shall permit Tenant to exercise the rights granted pursuant to this Article 8 without the same constituting a default thereunder) or any interest therein or result in a Lien attaching to the Leased Property, unless such Lien is fully bonded or is otherwise secured to the reasonable satisfaction of Landlord, (c) no part of the Leased Property or any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby agrees to indemnify, pay, insure, defend, save and hold harmless Landlord from and against any losses, costs, damages, debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or reasonable expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (i) to pay or cause to be paid any Claims when finally determined, (ii) to provide reasonable security therefor, or (iii) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.
ARTICLE 9     INSURANCE

9.1    Insurance. Tenant shall obtain and maintain, or cause to be maintained, at all times insurance for Tenant, the Leased Property and the Resort Personal Property, providing at least the following coverages, provided, however, it is hereby recognized that due to the extended length of the Term of this Agreement, the insurance limits, terms and conditions may be modified by Tenant as economic and insurance market trends and conditions dictate, subject to the reasonable approval of Landlord and Tenant:
(a)    comprehensive “all risk” or “Special Causes of Loss” insurance on the Leased Property and the Resort Personal Property (which shall include boiler and machinery insurance), in each case (A) providing Full Replacement Cost Value, (B) containing an agreed amount endorsement with respect to the Leased Property or waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000; and (D) provide coverage for Ordinance & Law Issues including, Demolition Costs and Increased Cost of Construction. Coverage A should not be for less than full replacement cost. In addition, Tenant shall obtain: (y) if any portion of the Leased Improvements is currently or at any time in the future located in a 100 year flood zone, as designated by the Federal Emergency Management Agency, flood hazard insurance for the Leased Improvements in the 100 year flood zone in the amount equal to the maximum available thru NFIP; plus any excess flood limits as determined reasonably satisfactory to any Mortgagee; and (z)

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earthquake insurance in amounts and in form and substance reasonably satisfactory to any Mortgagee in the event the Leased Property or the Resort Personal Property are located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with typical flood and earthquake insurance available in the marketplace;
(b)    Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Leased Property and the Resort Personal Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) blanket contractual liability covering the Tenant’s indemnities contained in this Agreement to the extent the same is available; and (C) to include a “Per Location Aggregate Endorsement”;
(c)    Business interruption insurance (“BII”) which shall include loss of rents insurance or business income insurance, as applicable, (A) with the proceeds payable as hereinafter provided; (B) covering all risks required to be covered by the insurance provided for in subsection (a) above; and (C) which provides that after the physical loss to the Leased Property or the Resort Personal Property occurs, the loss of rents or income, as applicable, will be insured until the Leased Property or the Resort Personal Property is repaired or replaced and operations are resumed, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Leased Property or the Resort Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Leased Property or the Resort Personal Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, has been determined prior to the date hereof and shall be re-determined at least once each year after the date hereof based on Tenant’s reasonable estimate of the gross income from the Leased Property and the Resort Personal Property for the succeeding period of coverage required above;
(d)    at all times during which structural construction, repairs or alterations are being made with respect to the Leased Improvements, and only if the Leased Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (a) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (a) above, (3) including permission to occupy the Leased Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

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(e)    workers’ compensation, to the extent required by applicable law of the State, and employer’s liability with limits not less than $500,000 per accident/disease in respect of any work or operations on or about the Leased Property or the Resort Personal Property, or in connection with the Leased Property or the Resort Personal Property or its operation (if applicable);
(f)    Business Auto Liability including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence;
(g)    Commercial Umbrella in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability, Automobile, and Employer’s Liability insurance required under subsections (b), (e) and (f) above;
(h)    Fidelity bonds or crime insurance, with limits of not less than $1,000,000 covering Employee Dishonesty;
(i)    Employment Practices Liability, including Third Party Liability, with limits not less than $1,000,000 each occurrence;
(j)    upon renewal and/or non-renewal and on thirty (30) days’ prior written Notice to Tenant, such other reasonable insurance and in such reasonable amounts as would be reasonably requested by and acceptable to an Institutional Investor (as such term is hereinafter defined), to the extent that a policy meeting the foregoing requirements (x) would be obtained by a reasonable and prudent investor for a property of comparable size, mass, construction, type, location and use as the Leased Property and (y) is generally available from two (2) or more insurers meeting the rating requirements set forth in this Article 9 herein; and
(k)    with respect to the Policies required to be maintained pursuant to subsections (a) through (d) above, during any period of the Term of this Agreement that the Terrorism Risk Insurance Act (“TRIA”) is in effect, Tenant shall maintain coverage against all “certified acts of terrorism,” as defined by TRIA and “non-certified acts of terrorism.”
9.2    Form of Policies. All insurance provided for in Section 9.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Landlord and TRS Corp. as to deductibles, retentions, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having an A.M. Best rating of “A” – VII or better. The Policies described in this Article 9 shall designate Landlord, TRS Corp., and its or their successors and assigns as additional insureds, mortgagees and/or lenders loss payee as reasonably deemed appropriate by Landlord or TRS Corp., subject, however, to Section 9.4, Section 10.1 and the other applicable provisions of this Agreement. Tenant has delivered Evidence of Commercial Property Insurance (Accord 28) and Certificates of Liability (Accord 25) thereof to Landlord and/or TRS Corp., as applicable, prior to the execution of this Agreement (and, with respect to any renewal policy, Tenant shall deliver written proof of renewal insurance prior to the expiration date

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and no later than three (3) days subsequent to expiration shall deliver Evidence of Commercial Property Insurance (Accord 28) and Certificates of Liability (Accord 25)), which certificates shall state the nature and level of coverage reported thereof, as well as the amount of the applicable deductible for the insurance referred to in Section 9.1(a) and Section 9.1(c) above. Upon Landlord’s or TRS Corp.’s request, duplicate original copies of all insurance policies to be obtained by Tenant shall be delivered to the Mortgagee whose name and address has been provided to Tenant (if required by the same).
9.3    Blanket Policies. Any blanket insurance Policy shall specifically allocate to the Leased Property and the Resort Personal Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Leased Property or the Resort Personal Property in compliance with the provisions of this Section 9.3.
9.4    Additional Insureds. All Policies provided for or contemplated by Section 9.1, except for the Policies referenced in Sections 9.1(e), (h) and (i), shall name Tenant as the insured and Landlord, TRS Corp., its or their Mortgagees or lenders and the United States as additional insureds, as its or their interests may appear.
9.5    Endorsements. All Policies provided for in this Article 9 shall contain clauses or endorsements to the effect that:
(a)    no act or negligence of Tenant, or anyone acting for Tenant, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Landlord, TRS Corp. and its Mortgagee are concerned;
(b)    the Policies shall not be canceled for non-payment of premium without at least ten (10) days prior written notice to Landlord and/or TRS Corp., as the case may be, and Mortgagee and any other party named therein as an additional insured, nor shall they be materially changed (other than to increase the coverage provided thereby) or non-renewed without at least thirty (30) days prior written Notice to Landlord and/or TRS Corp., as the case may be, and Mortgagee and any other party named therein as an additional insured; and
(c)    Landlord, TRS Corp. and its Mortgagee shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.
9.6    Landlord’s Right to Obtain Coverage. If at any time Landlord and/or TRS Corp. is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord and/or TRS Corp. shall have the right, upon ten (10) days prior written Notice to Tenant, to take such action as Landlord or TRS Corp. deems reasonably necessary to protect its interest in the Leased Property or the Resort Personal Property, as the case may be, including, without limitation, obtaining such insurance coverage as Landlord and/or TRS Corp. in its sole discretion deems appropriate. All premiums incurred by Landlord and/or TRS Corp. in connection with such

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action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord or TRS Corp., as applicable, upon five (5) days’ written Notice and, until paid, shall bear interest at the Default Rate.
9.7    Insurance Costs and Expenses as Additional Charges. With respect to this Article 9, all insurance premiums, costs and other expenses, including any Insurance Retention (as defined below), shall be treated as an Imposition payable by Tenant as Additional Charges. All charges under blanket insurance programs shall be allocated to the Leased Property or the Resort Personal Property, as applicable. Any losses and associated costs and expenses, that are uninsured shall be treated as a cost of insurance and shall also be treated as an Imposition. “Insurance Retention” shall mean the insurance policy deductible; however, for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Leased Property’s (and/or the Resort Personal Property’s) per occurrence limit for any loss or reserve as established for the Leased Property (and/or the Resort Personal Property), which limit shall be the same as is applied to other properties participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.
9.8    Waiver of Subrogation. TRS Corp., Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by TRS Corp., Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.
9.9    Indemnification of Landlord. Except as expressly provided herein, Tenant shall protect, indemnify and hold harmless Landlord and TRS Corp., for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord or TRS Corp. by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring on or about the Leased Property or the Resort Personal Property, or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property, the Resort Personal Property or Tenant’s Personal Property or any litigation, proceeding or claim by Government Agencies relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord or TRS Corp. is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any negligence or willful misconduct of Landlord, TRS Corp., its employees, agents, contractors or invitees. Any such claim, action or proceeding asserted or instituted against Landlord or TRS Corp. covered under this indemnity shall be defended by counsel selected by Tenant and reasonably acceptable to Landlord and TRS Corp., at Tenant’s expense. Notwithstanding the foregoing, indemnification with respect to Hazardous Materials is governed by Section 4.4. The obligations of Tenant under this Section 9.9 shall survive the expiration or any early termination of this Agreement.

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ARTICLE 10     CASUALTY

10.1    Insurance Proceeds. All proceeds payable for any loss or damage to the Leased Property or the Resort Personal Property, or any portion thereof, and insured under any policy of insurance required by Article 9 (other than the proceeds of any BII, which shall be payable directly to Landlord, TRS Corp. or Tenant as hereinafter provided) shall be paid directly to Landlord or TRS Corp., as their interests may appear. Notwithstanding anything contained in this Agreement to the contrary, except for Landlord’s BII Proceeds (as herein defined), all of the proceeds under any BII shall be payable directly to Tenant. The portion of the BII proceeds payable by the insurance company or companies towards Additional Minimum Rent, Minimum Rent and Impositions due and payable hereunder during the period of reconstruction or repair of the Leased Property necessitated by the damage or destruction in question shall be paid by the insurance company or companies in trust to Landlord (“Landlord’s BII Proceeds”). When received by Landlord, such Landlord’s BII Proceeds shall be (i) credited by Landlord against those sums due and payable by Tenant for Additional Minimum Rent, Minimum Rent and Impositions pursuant to this Agreement to Landlord as the same become due and payable hereunder, and, provided Tenant shall have provided Landlord with written notice thereof, (ii) paid to Tenant by Landlord at least ten (10) days prior to the date upon which Tenant is required to pay such covered Impositions to Persons other than Landlord in amounts equal to such covered Impositions, in each case during the period of reconstruction or repair of the Leased Property necessitated by the insured damage or destruction in question. Following the substantial completion of such reconstruction or repair of the Leased Property, any balance remaining of Landlord’s BII Proceeds not otherwise required to cover any sums then due and payable by Tenant to Landlord hereunder, shall be promptly paid to Tenant. If Tenant is required to reconstruct or repair the Leased Property or the Resort Personal Property as provided herein, or Tenant has not terminated this Agreement pursuant to Section 10.2.1 hereof, all insurance proceeds payable with respect to such reconstruction or repair, other than the BII proceeds, which are paid to Landlord or TRS Corp., as applicable, shall be paid to Tenant for the reasonable costs of reconstruction or repair of the Leased Property or the Resort Personal Property, as applicable, necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.4. Any unexpended deductible amount and excess proceeds of insurance remaining after the completion of the restoration shall be retained by Tenant or, if escrowed, paid to Tenant. In the event that the provisions of Section 10.2 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2. All salvage resulting from any risk covered by insurance shall be considered as insurance proceeds and may be used to reconstruct or repair the Leased Property or the Resort Personal Property as provided herein, provided any rights to the same have been waived by the insurer. Subject to the provisions of Section 10.8 hereof, but notwithstanding any other provisions contained in this Agreement to the contrary, if, at any time, the Landlord hereunder is not CNL, or any Person Controlling, Controlled by or under common Control with CNL, then, in such event, all insurance proceeds otherwise payable to Landlord or TRS Corp., as the case may be, pursuant to the provisions of this Agreement, shall be paid by the insurance company or companies to the Depository. The term “Depository” shall mean a bank, savings and loan association, or trust company, having assets of at least $5 Billion, selected by Landlord and reasonably acceptable to Tenant, which shall agree in writing with Landlord and Tenant to hold such proceeds in trust, in an interest bearing account, and to disburse them in accordance with the provisions of this Agreement. All interest earned on such account shall be

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disbursed in the same manner as the proceeds themselves. The fees charged by the Depository, in connection with its duties hereunder, shall be the sole responsibility of Tenant. CNL shall in no event be liable to any replacement Landlord hereunder or to Tenant for any amounts due or payable to the Depository or for any interest due thereon or to the Depository for any fees due or payable in connection therewith.
10.2    Damage or Destruction.
10.2.1    Damage or Destruction of Leased Property. If, during the Term, the Leased Property and the Resort Personal Property shall be totally or partially destroyed and thereby rendered Unsuitable for Its Permitted Use, in the reasonable judgment of Landlord, Tenant may, by the giving of Notice thereof to Landlord and TRS Corp., terminate this Agreement and the Personal Property Lease, whereupon, this Agreement and the Personal Property Lease shall terminate and Landlord and TRS Corp., as applicable, shall be entitled to retain the insurance proceeds payable on account of such damage.
10.2.2    Partial Damage or Destruction. If, during the Term, the Leased Property and/or the Resort Personal Property shall be partially destroyed but is not rendered Unsuitable for Its Permitted Use, in the reasonable judgment of Landlord, Tenant shall, subject to Section 10.2.3, promptly restore the Leased Property and/or the Resort Personal Property as provided in Section 10.2.4. In the event of a dispute between Landlord and Tenant concerning Landlord’s determination as to whether the Leased Property is Unsuitable for Its Permitted Use, such dispute, if not resolved through negotiation pursuant to Section 19.1 hereof, shall be resolved through arbitration in accordance with the provisions of Section 19.2 hereof.
10.2.3    Insufficient Insurance Proceeds. If the cost of the repair or restoration of the Leased Property and/or the Resort Personal Property exceeds the sum of the deductible and the amount of insurance proceeds received by the Depository or Landlord, TRS Corp. and Tenant pursuant to this Article10, Tenant shall give Landlord and TRS Corp. Notice thereof which Notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that, if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord and TRS Corp., as applicable, shall have the right (but not the obligation), exercisable at Landlord’s and TRS Corp.’s, as applicable, sole election, by Notice to Tenant, given within sixty (60) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord or TRS Corp. thereof, the Lease Basis hereunder and/or the “Lease Basis” under the Personal Property Lease, as applicable, shall be increased in an amount equal to the out-of-pocket costs reasonably incurred by Landlord and/or TRS Corp. pursuant hereto (except to the extent that Tenant is obligated to, and does in fact, reimburse Landlord and/or TRS Corp. for such expenses pursuant to the terms hereof). In the event that none of Landlord, TRS Corp. or Tenant shall elect to make such deficiency available for restoration, Landlord and TRS Corp., or Tenant, may terminate this Agreement and the Personal Property Lease by Notice to the other, whereupon, this Agreement and the Personal Property Lease shall terminate as provided

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in Section 10.2.1, provided, however, that if Landlord and TRS Corp. terminate this Agreement and the Personal Property Lease, Tenant shall have the right to nullify such termination by irrevocably agreeing, within ten (10) days following Landlord’s Notice of termination, to make such deficiency available for restoration in which case Landlord’s and TRS Corp.’s Notice of termination shall be null and void ab initio. It is expressly understood and agreed, however, that, notwithstanding anything in this Agreement to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible.
10.2.4    Repairs. In the event Tenant is required to restore the Leased Property and/or the Resort Personal Property pursuant to this Section 10.2, or Tenant has not terminated this Agreement pursuant to Section 10.2.1 hereof, Tenant shall commence promptly and continue diligently to perform the repair and restoration of the Leased Property and/or the Resort Personal Property, so as to restore the Leased Property in compliance with all Legal Requirements and so that the Leased Property and/or the Resort Personal Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, the Landlord and/or TRS Corp., as the case may be, shall be required to advance the insurance proceeds and any additional amounts payable by Landlord and/or TRS Corp., as the case may be, pursuant to Section 10.2.3 to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord or TRS Corp., as applicable, a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord and/or TRS Corp.). Landlord and/or TRS Corp. may, at its option, require, prior to advancement of said insurance proceeds and other amounts by Landlord and/or TRS Corp., as applicable, (a) approval of plans and specifications by Landlord and/or TRS Corp., as applicable, (based on the recommendation of an architect reasonably satisfactory to Landlord and/or TRS Corp.), which approval shall not be unreasonably withheld, conditioned or delayed, (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, (e) evidence of approval by all Government Agencies and other regulatory bodies whose approval is required, (f) deposit by Tenant of the applicable deductible amount with Landlord and/or TRS Corp., as applicable, and (g) such other terms as Landlord and/or TRS Corp. may reasonably require. Tenant’s obligation to restore the Leased Property and/or the Resort Personal Property pursuant to this Article 10 shall be subject to the release of available insurance proceeds by the Depository or Landlord and/or TRS Corp. or directly to Tenant and, in the event such proceeds are insufficient, Landlord and/or TRS Corp. electing to make such deficiency available therefor.
10.3    Damage Near End of Term. Notwithstanding any provisions of Section 10.1 or 10.2 to the contrary, if damage to or destruction of the Leased Property and/or the Resort Personal Property occurs during the last twenty-four (24) months of the Term and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is eighteen (18) months prior to the end of the Term, the provisions of Section 10.2 shall apply as if the Leased Property and/or the Resort Personal Property had been totally or partially destroyed and the Project rendered Unsuitable for its Permitted Use. In the event that any damage to or destruction of the Leased Property and/or the Resort Personal Property occurring during the last twenty-four (24) months of

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the Term cannot reasonably be expected to be fully repaired and restored prior to the date that is twelve (12) months prior to the end of the Term, Landlord and TRS Corp. shall provide Tenant thirty (30) days notice and an opportunity to elect, by written notice to Landlord and TRS Corp., to extend the Term hereof and of the Personal Property Lease for the next Renewal Term. Notwithstanding any provision herein to the contrary, in the event that Tenant shall elect, by written notice to Landlord and TRS Corp., not to extend the Term hereof and the term of the Personal Property Lease, or Tenant shall fail to provide written notice of its election to renew the Term hereof and the term of the Personal Property Lease for the next applicable Renewal Term hereunder and thereunder, if any, within such thirty (30) day period, Landlord and/or TRS Corp. shall not have any obligation to fund (from insurance proceeds or otherwise) or complete such repairs or restoration.
10.4    Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid solely to Tenant and, to the extent necessary to repair or replace Tenant’s Personal Property in accordance with Section 10.5, Tenant shall hold such proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Personal Property.
10.5    Restoration of Tenant’s Property. If Tenant is required to restore the Leased Property and/or the Resort Personal Property as hereinabove provided, Tenant shall restore or replace Tenant’s Personal Property, to the extent necessary as a result of such loss or damage, to a functional level, or in the case of replacement with items of the same or better quality and utility in the operation of the Leased Property and the Resort Personal Property.
10.6    No Abatement of Rent. This Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving the Leased Property or the Resort Personal Property (provided that Landlord and/or TRS Corp., as applicable, shall credit against such payments any amounts paid to Landlord, TRS Corp. or its Mortgagee as a consequence of such damage under any BII insurance obtained by Tenant hereunder or pursuant to Section 9.6). The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property or the Resort Personal Property and, to the maximum extent permitted by Applicable Law, no local or State statute, laws, rules, regulations or ordinances in effect during the Term which provide for such a contingency shall have any application in such case.
10.7    Waiver. Landlord and Tenant hereby waive any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property or the Resort Personal Property.
10.8    Rights of Institutional Mortgagee. Notwithstanding any provision herein to the contrary, so long as a First Mortgage Lien in favor of an institutional mortgagee is an Encumbrance, all insurance proceeds with respect to the Leased Property and/or the Resort Personal Property otherwise payable to Landlord hereunder shall be held in trust by such institutional mortgagee to be disbursed in accordance with this Agreement provided that such institutional mortgagee agrees in writing with Landlord and Tenant to disburse such proceeds in accordance with this Agreement and as contemplated by any subordination and non-disturbance agreement between Tenant and such Mortgagee.

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ARTICLE 11     CONDEMNATION

11.1    Total Condemnation. If either (a) the whole of the Leased Property shall be taken by Condemnation or (b) a Condemnation of less than the whole of the Leased Property renders the Leased Property and the Resort Personal Property collectively Unsuitable for Its Permitted Use, in the reasonable judgment of Landlord, this Agreement and the Personal Property Lease shall terminate and Tenant and Landlord shall seek the Award for their interests in the Leased Property and the Resort Personal Property as provided in Section 11.7. In the event of a dispute between Landlord and Tenant concerning Landlord’s determination as to whether the Leased Property is Unsuitable for Its Permitted Use, such dispute, if not resolved through negotiation pursuant to Section 19.1 hereof, shall be resolved through arbitration in accordance with the provisions of Section 19.2 hereof.
11.2    Partial Condemnation. In the event of a Condemnation of less than the whole of the Leased Property such that the Leased Property and the Resort Personal Property collectively are not rendered Unsuitable for Its Permitted Use, in the reasonable judgment of Landlord, Tenant shall, to the extent of the Award and any additional amounts disbursed by Landlord or TRS Corp. as hereinafter provided, commence promptly and continue diligently to restore the untaken portion of the Leased Property and/or the Resort Personal Property so that such Leased Property and Resort Personal Property shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Property and Resort Personal Property existing immediately prior to such Condemnation, in full compliance with all Legal Requirements, subject to the provisions of this Section 11.2. If the cost of the repair or restoration of the Leased Property and/or the Resort Personal Property exceeds the amount of the Award, Tenant shall give Landlord and TRS Corp. Notice thereof which Notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord and TRS Corp. shall have the right (but not the obligation), exercisable at Landlord’s and TRS Corp.’s sole election by Notice to Tenant given within sixty (60) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, following any disbursement by Landlord and/or TRS Corp. thereof and upon completion of such repairs, the Lease Basis hereunder and under the Personal Property Lease, as applicable, shall be increased in an amount equal to the out-of-pocket costs reasonably incurred by Landlord and/or TRS Corp., as the case may be, pursuant hereto (except to the extent that Tenant is obligated to, and does in fact, reimburse Landlord and/or TRS Corp. for such expenses pursuant to the terms hereof). In the event that none of Landlord, TRS Corp. or Tenant shall elect to make such deficiency available for restoration, either Landlord and TRS Corp. or Tenant may terminate this Agreement and the Personal Property Lease upon Notice to the other and the entire Award shall be retained by Landlord and TRS Corp., provided, however, that if Landlord and TRS Corp. terminate this Agreement and the Personal Property Lease, Tenant shall have the right to nullify such termination by irrevocably agreeing, within ten (10) days following Landlord’s and TRS Corp.’s Notice of termination, to make such deficiency available for

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restoration in which case Landlord’s and TRS Corp.’s Notice of termination shall be null and void ab initio and the Award shall be made available to Tenant for repair and restoration.
11.3    Disbursement of Award. Subject to the terms hereof, Tenant shall transfer any part of the Award received, together with severance and other damages awarded for the taken Leased Property and Resort Personal Property to Landlord and/or TRS Corp. for the purpose of funding the cost of the repair or restoration. Landlord and TRS Corp. shall, subject to Section 11.5, make the Award received, together with such severance and other damages awarded for the taken Leased Property and Resort Personal Property, available to Tenant for the purpose of funding the cost of repair or restoration, provided that Landlord and TRS Corp. may require, at its option, prior to advancement of such Award and other amounts, (a) approval of plans and specifications by Landlord and TRS Corp. (based on the recommendation of an architect reasonably satisfactory to Landlord and TRS Corp.), which approval shall not be unreasonably withheld, conditioned or delayed, (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, and (e) evidence of approval by all Government Agencies and other regulatory bodies whose approval is required. Obligations under this Section 11.3 to disburse the Award and such other amounts shall be subject to the collection thereof. Tenant’s obligation to restore the Leased Property and the Resort Personal Property shall be subject to the availability of the Award to fund the cost of such repair or restoration upon its compliance with this Section 11.3.
11.4    Abatement of Rent. In the event of a partial Condemnation pursuant to Section 11.2 of this Agreement, Rent shall be equitably abated as agreed upon by Tenant and Landlord and/or TRS Corp., as applicable, or if the Landlord and/or TRS Corp., as applicable, and Tenant are unable to agree, as determined by arbitration pursuant to this Agreement.
11.5    Condemnation Near End of Term. In connection with any Condemnation that occurs during the last twenty-four (24) months of the Term, if restoration cannot reasonably be expected to be completed prior to the date that is eighteen (18) months prior to the end of the Term, Landlord and TRS Corp. shall provide Tenant thirty (30) days notice and an opportunity to elect, by written notice to Landlord and TRS Corp., to extend the Term hereof and of the Personal Property Lease for the next applicable Renewal Term hereunder and thereunder, if any. Notwithstanding any provision herein to the contrary, in the event that Tenant shall elect, by written notice to Landlord and TRS Corp., not to extend the Term hereof or the term of the Personal Property Lease, or Tenant shall fail to provide written notice of its election to renew the Term hereof and of the Personal Property Lease for the next Renewal Term hereunder and thereunder within such thirty (30) day period, Landlord and/or TRS Corp. shall not have any obligation to fund (from the Award or otherwise) or complete any restoration.
11.6    Temporary Condemnation. In the event of any temporary Condemnation of the Leased Property and/or the Resort Personal Property or any portion thereof or Tenant’s interest therein, this Agreement and the Personal Property Lease shall continue in full force and effect and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of the Rent hereunder and under the Personal Property Lease. Tenant shall continue to perform and observe all of the other terms and conditions of this Agreement on the part of the Tenant to be performed and observed. The entire amount of any Award made for such temporary Condemnation

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allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Leased Property and the Resort Personal Property to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. For purposes of this Section 11.5, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.
11.7    Allocation of Award. Except as provided in Section 11.3 and the second sentence of this Section 11.7, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Leased Property and/or the Resort Personal Property, loss of business during the remainder of the Term, the taking of Tenant’s Personal Property, or Tenant’s removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.2). In any Condemnation proceedings, Landlord and Tenant shall each seek and use their respective commercially reasonable efforts to obtain its own Award in the maximum amount available in conformity herewith, at its own expense.
11.8    Rights of Institutional Mortgagee. Notwithstanding any provision herein to the contrary, so long as a First Mortgage Lien in favor of an institutional mortgagee is an Encumbrance, any Award with respect to the Leased Property and/or the Resort Personal Property otherwise payable to Landlord hereunder shall be held in trust by such institutional mortgagee to be disbursed in accordance with this Agreement provided that such institutional mortgagee agrees in writing with Landlord and Tenant to disburse such Award in accordance with this Agreement and as contemplated by any subordination and non-disturbance agreement between Tenant and such Mortgagee.
ARTICLE 12     DEFAULTS AND REMEDIES

12.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Tenant hereunder:
(a)    should Tenant fail to make any payment of Minimum Rent or Additional Minimum Rent within five (5) Business Days after such payment is due, or fail to make payment of any other Rent or any other sum (including, but not limited to, funding of the Reserve), payable hereunder when due, and any such failure under this subsection (a) continues for more than five (5) Business Days following Notice of such failure by Landlord to Tenant; or
(b)    should Tenant fail to maintain the insurance coverages required under Article 9 and such failure continues for more than five (5) Business Days following Notice of such failure by Landlord to Tenant (notwithstanding the aforementioned five (5) Business Day cure period, Tenant shall, and hereby agrees to, indemnify, pay, insure, defend, save and hold harmless Landlord and its Affiliated Persons from and against and reimburse Landlord for any and all loss, damage, claim, cost, liability, fee and expense (including, without limitation, reasonable attorneys’ fees based upon service rendered at hourly rates)

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incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from Tenant’s failure to maintain the insurance coverages required under Article 9 at all times during the Term); or
(c)    subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) or (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all reasonable diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all reasonable diligence, but in any event not to exceed one (1) year, unless Tenant has been prosecuting the curing of such default with all reasonable diligence in accordance herewith, and a period in excess of one (1) year is required to complete any litigation engaged in by Tenant with any third party in an attempt to cure such default, or any other action by any third party is necessary to cure such default and such third party has not yet taken such action despite Tenant’s diligent and continued efforts to require such action, then, in such event, and as a condition precedent to Tenant’s right to continue to cure for such period in excess of one (1) year, Tenant shall place in escrow with Landlord an amount acceptable to Landlord, reasonably estimated to cure such default and, as necessary, an amount acceptable to Landlord reasonably estimated to compensate Landlord for any damages or monetary obligations of Landlord suffered or incurred as a result of such continuing default, and Landlord shall disburse to Tenant or appropriate third party, upon written request therefore, such amounts as are necessary to effect such cure; or
(d)    should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors, or should any petition be filed by Tenant under the Federal bankruptcy laws; or
(e)    should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or
(f)    should Tenant cause or institute any proceeding for its dissolution or termination; or
(g)    [Intentionally omitted.]; or

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(h)    unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8, should the Leased Property, or any portion thereof, or the estate or interest of Tenant in the Leased Property, or any part thereof, be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within thirty (30) days after notice of such attachment or levy is given by Landlord to Tenant, provided however, that the foregoing shall not apply to liens or attachments arising out of Landlord’s acts or omissions; or
(i)    any Event of Default by any Related Tenant under any of the Related Leases.
12.2    Remedy for Tenant Event of Default. Upon the occurrence of an Event of Default, Landlord may (i) terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of three (3) days following such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease, and (ii) recover as liquidated damages the then present value (using the Disbursement Rate) of all unpaid Rent payable under this Agreement through the date that would have been the expiration date of the term of this Agreement had it not been so terminated and exercise any right or remedy at law or equity in order to recover the same, and/or (iii) sue for possession, and/or, (iv) pursue any and all other remedies at law or in equity to which it may be entitled to pursue in accordance with all Legal Requirements. In the event that Landlord is required by Applicable Law to mitigate its damages as a result of an Event of Default hereunder, and Landlord is able to mitigate such damages, then the amount due to Landlord pursuant to clause (ii) above shall be reduced by the actual amounts received by Landlord pursuant to its mitigation efforts prior to the calculation of such amount due pursuant to clause (ii) above. In the event that, pursuant to such mitigation efforts, Landlord receives periodic payments of base rent with respect to the Leased Premises after the date of the receipt of the payment due from Tenant pursuant to clause (ii) above (and such base rent relates to a period included in the calculation made pursuant to clause (ii) above), then Landlord shall deliver to Tenant that portion of such periodic base rent payment actually received by Landlord which does not exceed the Minimum Rent payment which would have been due from Tenant for such period had this Agreement not been terminated pursuant hereto.
12.3    Remedy for Landlord Event of Default. It shall be a “Landlord Event of Default” hereunder if Landlord shall fail to perform any obligation of Landlord expressly contemplated in this Agreement, and such failure shall continue for a period of thirty (30) days after written notice thereof from Tenant (or if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within such period of time and if, in addition, Landlord commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Tenant and thereafter prosecutes the curing of such default with all reasonable diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all reasonable diligence, but in any event not to exceed one (1) year, unless Landlord has been prosecuting the curing of such default with all reasonable diligence in accordance herewith, and a period in excess of one (1) year is required to complete any litigation engaged in by Landlord with any third party in an attempt to cure such default, or any other action by any third party is necessary to cure such default and such third party has not yet taken such action despite Landlord’s diligent and continued

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efforts to require such action, then Landlord shall have a continuing right to cure, and otherwise, Tenant shall have, as its exclusive remedies under this Agreement, the right to either (i) bring and pursue an action, if available, for specific performance against Landlord with respect to such Landlord Event of Default, in which case if Tenant elects such remedy Tenant shall specifically waive any right to pursue a claim for damages, or (ii) bring and pursue an action for actual damages caused by such Landlord Event of Default. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW OR IN EQUITY, TO THE CONTRARY NOTWITHSTANDING, TENANT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, IN ANY ACTION OR PROCEEDING AGAINST LANDLORD ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, ANY RIGHT, POWER OR PRIVILEGE TENANT MAY HAVE TO TERMINATE THIS AGREEMENT OR TO CLAIM OR RECEIVE ANY PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES, AND TENANT ACKNOWLEDGES AND AGREES THAT THE REMEDIES HEREIN PROVIDED WILL IN ALL CIRCUMSTANCES BE ADEQUATE. Landlord and Tenant acknowledge and agree that to the extent the provisions of this Section 12.3 conflict with any Applicable Laws, the terms and provisions of this Section 12.3 shall control.
12.4    WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S OCCUPANCY OF THE LEASED PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.
12.5    Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.
12.6    Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by Applicable Law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Default Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.
12.7    Landlord’s Lien. Landlord shall have at all times during the Term of this Agreement, a valid lien for all rents and other sums of money becoming due hereunder from Tenant, upon all

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goods, accounts, wares, merchandise, inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Tenant situated in or upon the Leased Property, and such property shall not be removed therefrom except for use at the premises demised under any of the Related Leases or otherwise in accordance with the terms of this Agreement without the approval and consent of Landlord until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. The foregoing lien shall be subject and subordinate, and is hereby made subject and subordinate, to all purchase money financing relating to any of Tenant’s Personal Property acquired prior to or during the Term. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by Applicable Law for foreclosure of security interests or in any other manner and form provided by Applicable Law. The express contractual lien herein granted is in lieu of any statutory lien for Rent. Tenant agrees to execute and deliver to Landlord from time to time during the Term of this Agreement such Financing Statements as may be required by Landlord in order to perfect the Landlord’s lien provided herein or granted or created by state law. Notwithstanding anything contained herein to the contrary, in no event shall Landlord have a lien on any Proprietary Information. Tenant further agrees that during an Event of Default, Tenant shall not make any Distributions to its shareholders, partners, members or other owners and any such Distributions shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.
12.8    Covenants of Tenant with Respect to USFS Permit Tenant hereby covenants to not take any action or omit to take any action hereunder or under the USFS Permit that would result in, or otherwise cause, a default by Landlord or Tenant under such USFS Permit. In the event that any act or omission to act by Tenant hereunder or under such USFS Permit results in a default by Tenant or Landlord under such USFS Permit, which default results in a termination or revocation of such USFS Permit, Landlord shall have all rights and remedies available to Landlord pursuant to the provisions of this Agreement, including, without limitation, the right to bring and pursue against Tenant an action for actual damages caused by such default; provided, however, and notwithstanding anything contained in this Agreement to the contrary, in no event shall any Event of Default be deemed to exist, nor shall this Agreement terminate in the event that and while Tenant shall, at Tenant’s sole cost and expense, following such termination or revocation of such USFS Permit, use diligent commercially reasonable good faith efforts in an attempt to obtain (i) the reinstatement of such USFS Permit, or, (ii) an agreement by the USFS to enter into, with Landlord (and Tenant, as appropriate) a new or replacement USFS Permit in lieu of the reinstatement of same, upon the same economic terms and conditions and on substantially the same form as the terminated or revoked USFS Permit, (the period during which Tenant is using such diligent commercially reasonable good faith efforts being referred to herein as the “Tenant Redemption Period”). If Tenant is successful in causing the events in clause (i) or in clause (ii) of the preceding sentence to occur during the Tenant Redemption Period, then, in such event, the default that led to such termination or revocation shall be deemed to have been cured (but Tenant shall remain liable for payment to Landlord of damages as described in the next sentence hereunder). During the Tenant Redemption Period, this Agreement and Landlord’s and Tenant’s rights and obligations hereunder shall continue in full force and effect and Landlord’s actual damages claim against Tenant for such default, assuming Tenant is successful in achieving such reinstatement or replacement, shall be limited to the actual damages directly caused by such termination or revocation during the period of time from such termination or revocation of such USFS Permit to the date of such reinstatement or replacement

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(such period being referred to as the “Tenant Caused Downtime Period”), it being understood and agreed that although such damages shall be limited to those caused by such termination or revocation during the Tenant Caused Downtime Period, such damages shall include all actual damages caused by such revocation or termination and incurred during the period immediately following the expiration of the Tenant Caused Downtime Period (the “Landlord Related Damages Period”) which Landlord Related Damages Period shall not exceed (i) twenty-four (24) months from the expiration date of the Tenant Caused Downtime Period if the commencement date of such Tenant Caused Downtime Period occurs within the Ski Season, or (ii) twelve (12) months from the expiration date of the Tenant Caused Downtime Period if the commencement date of the Tenant Caused Downtime Period does not occur within the Ski Season. Notwithstanding any provision in this Agreement to the contrary, Tenant shall have no more than ten (10) Business Days for the Tenant Redemption Period (i.e., from the commencement date of the Tenant Caused Downtime Period). The resolution of any disputes arising out of or relating to this Section 12.8 and the determination and calculation of damages hereunder shall, at the election of either party, be by arbitration pursuant to the provisions of Article 19 hereof.
ARTICLE 13     HOLDING OVER

Any holding over by Tenant after the expiration or earlier termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.
ARTICLE 14     LANDLORD TRANSFERS

Subject to the provisions hereinafter provided, Landlord may, in its sole and absolute discretion, sell, assign, transfer, convey or otherwise dispose of (a “Transfer”) its interest in the Leased Property, or any portion thereof or interest therein, directly or indirectly, to any Person without the consent of Tenant. Tenant shall attorn to such transferee and continue to be bound by the Agreement in the event of any such Transfer.
ARTICLE 15     REIT AND UBTI REQUIREMENTS

Tenant understands that, in order for Landlord to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), the following requirements must be satisfied. The parties intend that amounts to be paid by Tenant hereunder and received or accrued, directly or indirectly, by Landlord with respect to the Leased Property (including any rents attributable to personal property that is leased with respect thereto) will qualify as “rents from real property” (within the meaning of Code Section 856(d) and Section 512(b)(3)), and accordingly, it is the intent of the parties that neither party will take, or permit to take, any action that would cause any amount received by the Landlord under this Agreement to fail to qualify as such under the Code. Consistent with this intent, the parties agree that:

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15.1    Limitations on Rents Attributable to Personal Property. “Rents attributable to any personal property” leased to Tenant cannot exceed fifteen percent (15%) of the total rent received or accrued by Landlord under this Agreement for the Fiscal Year of Landlord. Consistent therewith, the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b) 1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property at the beginning and end of a Fiscal Year cannot exceed fifteen percent (15%) of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under such lease at the beginning and end of such Fiscal Year (the “REIT Personal Property Limitation”). If Landlord reasonably anticipates that the REIT Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord shall notify Tenant, and Landlord may elect, in Landlord’s reasonable discretion, to (i) restructure the ownership of Landlord and/or Landlord’s ownership of the personal property and lease, or cause an Affiliate to lease to Tenant, pursuant to a Personal Property Lease, such personal property, and Tenant agrees that it shall cooperate with Landlord in good faith in connection with such restructuring and shall execute any separate or amended lease agreements, or (ii) negotiate in good faith with Tenant for the purchase by Tenant of such items of personal property in an amount anticipated by Landlord to be in excess of the REIT Personal Property Limitation; provided, however, that Tenant’s responsibility to purchase such personal property will be offset by Landlord in some mutually agreeable manner, which would not result in Landlord earning income which would constitute “unrelated business taxable income” within the meaning of Section 512 of the Code, if Landlord was a “qualified trust” within the meaning of Section 856(h)(3)(E) of the Code. In such case, upon the expiration or earlier termination of the Term of this Agreement, Tenant shall resell, and Landlord shall repurchase, the foregoing personal property previously acquired by Tenant from Landlord, in its then “as-is”, “where-is” condition, for the amount Tenant originally paid for it.
15.2    Basis for Sublease Rent Restricted. Tenant cannot sublet the Leased Property or enter into any similar arrangement on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rent from real property” within the meaning of Section 856(d)(2) and Section 512(b)(3) of the Code and regulations promulgated thereunder.
15.3    Landlord Affiliate Subleases Restricted. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person in which Landlord owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Code, and any such action shall be deemed void ab initio. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that Landlord would be deemed to control within the meaning of Section 512 (b)(13) of the Code. Notwithstanding the foregoing, no breach of the terms of this Section 15.3 shall be an Event of Default unless Tenant enters into such a sublease with the express understanding that the subtenant thereunder is a Person described by this Section 15.3 and such sublease will be a violation of this Section 15.3.

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15.4    Landlord Interests in Tenant Restricted. Anything to the contrary in this Agreement notwithstanding, neither party shall take, or permit to take, any action that would cause Landlord to own, directly or indirectly, a ten percent (10%) or greater interest in Tenant within the meaning of Section 856(d)(2)(B) of the Code, and any similar or successor provision thereto, and any such action shall be deemed void ab initio. In addition, anything to the contrary in this Agreement notwithstanding, neither party shall take or permit to take, any action that would cause Landlord to own, directly or indirectly, such interest in Tenant such that amounts received from Tenant would represent amounts received from a controlled entity within the meaning of Section 512(b)(13) of the Code. Notwithstanding the foregoing, no breach of the terms of this Section 15.4 shall be an Event of Default unless Tenant engages in an action prohibited by this Section 15.4 with the express understanding that such action will be a violation of this Section 15.4.
15.5    Landlord Services. Any services provided by, or on behalf of, Landlord will not prevent any amounts received or accrued from qualifying as “rents from real property” (within the meaning of Section 856(d)(2) or Section 512(b)(3) of the Code).
15.6    Certain Subtenants Prohibited. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person described in Section 514(c)(9)(B)(iii) or (iv) of the Code.
15.7    Future Amendment. Tenant hereby agrees to amend this Article 15 from time to time as Landlord reasonably deems necessary or desirable in order to effectuate the intent hereof provided such amendment does not result in a significant increase in Tenant’s monetary obligations or a material increase in any other obligation or liability of Tenant hereunder, or a material decrease in Landlord’s obligations or liabilities hereunder, or does not otherwise materially and adversely affect Tenant’s leasehold interest in any of the material Leased Property. In the event that such amendment shall result in a significant increase in Tenant’s monetary obligations or a material increase in any other obligation or liability of Tenant hereunder, Tenant shall agree to amend this Article 15 provided Landlord agrees to be responsible for such increased monetary obligation or the reasonable cost associated with the material increase in Tenant’s other obligation or liability. In the event that an amendment hereunder is requested by Landlord, then, in such event, Landlord shall reimburse to Tenant those reasonable attorneys’ fees actually incurred by Tenant in connection with and solely for the purpose of negotiating and delivering any such amendment which are in excess of Fifty Thousand and No/100 Dollars ($50,000.00) during any consecutive five (5) year period during the Term hereof. Tenant shall deliver invoices or other reasonable documentation in support of the same as may be reasonably required by Landlord.
ARTICLE 16     SUBLETTING AND ASSIGNMENT

16.1    Subletting and Assignment.
(a)    Except as provided in Section 16.3 and in this Section 16.1, Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Leased Property or

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suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant or Affiliated Persons of Tenant (each, a “Tenant Transfer”); provided, however, that Tenant shall be permitted without Landlord’s prior written consent to assign, to sublease or grant concessions, licenses and the like to Affiliated Persons of Tenant, subject to the terms of Section 16.3. Notwithstanding any of the foregoing to the contrary, it shall not be unreasonable for Landlord to withhold, or condition Landlord’s consent to any such assignment, sublease or other transfer, if such transferee, collectively with any Person(s) who executes and delivers to Landlord a new guaranty of such transferee’s obligations under this Agreement, in substantially the same form as the original guaranty entered into and delivered to Landlord by Tenant’s predecessor in interest as of the Commencement Date, (the “New Guarantor”) lacks the Financial Wherewithal (as herein defined), or in Landlord’s reasonable opinion, such transferee, lacks the character or the quality and relevant experience necessary to satisfy the obligations of Tenant hereunder. For the purposes of this Section 16.1 “Financial Wherewithal” shall mean Ten Million and No/100 Dollars ($10,000,000.00) in net worth, collectively for the transferee and any New Guarantor, for the First Fiscal Year, with such amount to automatically increase each subsequent Fiscal Year by the same percentage as the Index increases each Fiscal Year above the Index in the prior Fiscal Year.
(b)    A sale, assignment, pledge, transfer, exchange or other disposition of any equitable interest in Tenant or any Person Controlling Tenant which results in a change or transfer of management or Control of Tenant, or a merger, consolidation or other combination of Tenant with another entity which results in a change or transfer of management or Control of Tenant, shall be deemed a Tenant Transfer hereunder and shall be subject to the terms hereof with respect to such Tenant Transfers.
(c)    If this Agreement is assigned or if the Leased Property or any part thereof is sublet (or occupied by any Person other than Tenant) in violation of this Agreement, Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 16.1 (a), the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.
(d)    Except as set forth in Section 16.1(b), no subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree in writing that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1. No assignment, subletting or occupancy shall affect any Permitted Use.

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(e)    Landlord shall not, without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed, assign its interest in this Agreement; provided, however, that Landlord may, without the consent of Tenant: (i) assign its interest in this Agreement to any Person that acquires all or substantially all of Landlord’s assets or its business that is the subject hereof, or to any Person that is owned by such Person, and (ii) assign its interest in this Agreement to a third party Person, provided that in any case the Leased Property remains encumbered by the terms of this Agreement.
(f)    Notwithstanding anything contained herein to the contrary, Tenant, without Landlord’s prior written consent, may enter into subleases (which term shall be deemed to include the granting of concessions, licenses and the like) with any Person for all or any portion of the Leased Property, provided (i) the provisions of Section 16.3 have been satisfied, and (ii) such subleases are commonly entered into at properties similar to the Leased Property being operated for the Permitted Use.
(g)    Notwithstanding anything contained herein to the contrary, Tenant shall have the right, without first obtaining the prior written consent of Landlord, to undertake Tenant Transfers, provided that following such Tenant Transfers, at least one (1) of the following, Chris Ryman, Elizabeth Cole, George Gillett or Jeff Joyce (each a “Required Party” and collectively, the “Required Parties”), either alone, or in combination with one (1) or more of the other Required Parties, has the right to exercise no less than fifty percent (50.0%) of the total voting interests in the Tenant (“Voting Control”). Tenant shall not have the right to undertake any other Tenant Transfers during the first seven (7) years of this Agreement which would result in any party other than one (1) or more of the Required Parties having Voting Control of the Tenant unless Tenant shall first obtain the written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Following the first seven (7) years of this Agreement, Tenant shall have the right, upon the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, to undertake Tenant Transfers which would result in a party other than one (1) or more of the Required Parties having Voting Control of the Tenant. For purposes of this Section 16.1, where Landlord’s consent may not be unreasonably withheld, conditioned or delayed, it shall not be deemed unreasonable for Landlord to withhold, condition or delay consent to any Tenant Transfer, if the transferee, collectively with the New Guarantor, if any, lacks Financial Wherewithal, or in Landlord’s reasonable opinion, such transferee, lacks the character or the quality and relevant experience necessary to satisfy the obligations of Tenant hereunder. For purposes of this Section 16.1, relevant experience shall be deemed to be experience of the transferee (or the transferee’s senior officers, provided such senior officers have not been elected or appointed solely for the purpose of meeting the relevant experience requirement hereunder) in the day to day oversight and operations of a business or businesses similar in size and scope to the Business or Businesses operated by Tenant hereunder. Notwithstanding any of the foregoing, the disposition or Transfer of a Required Party’s assets pursuant to their death or long-term disability shall not be deemed a Tenant Transfer hereunder.

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(h)    In the event of an assignment of this Agreement by Tenant in accordance with the terms hereof (other than an assignment of this Agreement to any Person(s) Controlling, Controlled by, or under common Control with Tenant which such assignment shall not result in an automatic release of Tenant as hereinafter described), if (i) the assignee tenant expressly assumes all of Tenant’s obligations and liabilities hereunder accruing from and after the effective date of such assignment, and (ii) such assignee tenant, collectively with any New Guarantor, has the Financial Wherewithal as set forth in Section 16.1(a) hereof, then Tenant shall be automatically released, without the need for any further written agreements between the parties, from all of Tenant’s obligations and liabilities under this Agreement, accruing from and after the effective date of such assignment, except for Tenant’s obligation to pay Additional Minimum Rent due and payable for the Fiscal Year in which such assignment occurs, which obligation shall be the joint and several obligation of Tenant, the assignee tenant, any New Guarantor hereunder. In addition, in the event that (a) the assignee tenant expressly assumes all of Tenant’s obligations and liabilities hereunder accruing as of and prior to the effective date of such assignment, and (b) such assignee tenant, collectively with any New Guarantor, has the Financial Wherewithal as set forth in Section 16.1(a) hereof, then Tenant shall be automatically released, without the need for any further written agreements between the parties, from all of Tenant’s obligations and liabilities under this Agreement, accruing as of and prior to the effective date of such assignment, except for Tenant’s obligation to pay Additional Minimum Rent due and payable for the Fiscal Year in which such assignment occurs, which obligation shall be the joint and several obligation of Tenant, the assignee tenant, any New Guarantor hereunder. In the event of any assignment of a Related Lease by a Related Tenant in accordance with the terms of such Related Lease (other than an assignment of the Related Lease to any Person(s) Controlling, Controlled by, or under common Control with Tenant which such assignment shall not result in a change in the status of such Related Lease as hereinafter described, and the same shall continue to be deemed a Related Lease hereunder), if the assignee tenant, collectively with any New Guarantor, as such term is used or defined in such Related Lease, with respect to such Related Lease has the Financial Wherewithal as such term is used or defined in such Related Lease, such Related Lease shall no longer be deemed a Related Lease for any purpose under this Agreement.
16.2    Required Sublease Provisions. An original counterpart or photocopy certified by Tenant as being true and complete of each such sublease duly executed by Tenant and such subtenant shall be delivered promptly to Landlord upon demand, and until Landlord demand shall be maintained by Tenant and subject to review by Landlord from time to time at the location at which Tenant is required to maintain its books and records pursuant to Section 17.4.
16.3    Sublease Limitation. For so long as Landlord or any Affiliated Person as to Landlord shall seek to qualify as a real estate investment trust, anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of such sublessee, or (b) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

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16.4    Subtenant Non-Disturbance. Landlord agrees to enter into subordination, non-disturbance and attornment agreements in form and substance reasonably acceptable to Landlord with respect to those premises set forth on Schedule 16.4 attached hereto. In addition, Landlord agrees to enter into subordination, non-disturbance and attornment agreements, in form and substance reasonably acceptable to Landlord, with respect to the leases of such premises, as more particularly set forth and described on described on Schedule 16.4, provided that Landlord approves the terms, conditions, and forms of such leases, and any amendments thereto or modifications thereof, prior to execution thereof, which approval shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 17     ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1    Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser, mortgagee or permitted subtenant of all or any portion of the Leased Property or the leasehold estate created hereby.
17.2    Periodic Financial Statements. Throughout the Term of this Agreement, Tenant shall prepare and deliver to Landlord (a) an income (or profit and loss) statement, cash flow statement and balance sheet showing the results of the operation of the Leased Property for the immediately preceding Accounting Period, and for the Fiscal Quarter and Fiscal Year to date (Tenant shall deliver the foregoing information and statements to Landlord within twenty (20) days after the end of each Accounting Period), (b) a statement of Gross Revenues for the immediately preceding Accounting Period and for the Fiscal Quarter and Fiscal Year to date (Tenant shall deliver the foregoing information and statements to Landlord within ten (10) days after the end of Accounting Period), and (c) an income (or profit and loss) statement, cash flow statement and balance sheet of Tenant’s Parent for each Fiscal Quarter (Tenant shall deliver, or cause to be delivered, the foregoing information and statements to Landlord within sixty (60) days after the end of each Fiscal Quarter). The aforesaid financial statements shall be accompanied by a statement of an officer of Tenant confirming that, to the actual knowledge of such individual, such information and statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the financial condition of Tenant at and as of the dates thereof and the results of its operations for the periods covered thereby. Simultaneously with clause (c) above, Tenant shall deliver, or cause to be delivered, to Landlord an organizational chart accurately presenting the ownership of the ownership interests in Tenant.

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17.3    Annual Financial Statements. Tenant shall deliver to Landlord within one hundred twenty (120) days after the end of each Fiscal Year, a profit and loss statement, balance sheet and statement of cash flows certified either (i) by an independent certified public accountant who is actively engaged in the practice of his profession and who is reasonably acceptable to Landlord or (ii) as provided below, by the Chief Financial Officer or other authorized financial officer of Tenant, showing results from the operation of the Leased Property during such Fiscal Year. Tenant shall also deliver to Landlord, within ninety (90) days after the end of each Fiscal Year, an accounting of the amounts paid into the Reserve, and reasons for material variations from the Annual Budget for such year. Tenant shall also deliver to Landlord at any time and from time to time, at Landlord’s sole cost and expense to the extent such statements or information are not prepared in the ordinary course of Tenant’s business and such preparation constitutes a material additional expense to Tenant (excluding any charge for Tenant’s general overhead costs), upon not less than twenty (20) Business Days’ notice from Landlord, any financial statements or other financial reporting information required to be filed by Landlord with the SEC or any other Government Agencies or required pursuant to any order issued by any Government Agencies or arbitrator in any litigation to which Landlord is a party for purposes of compliance therewith. Tenant must provide to Landlord reasonable access to its books and records and reasonable assistance to perform any and all procedures necessary to conduct and complete Sarbanes-Oxley Section 404 (“SOX 404”) certification, provided, however, that Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses of assisting Landlord in Landlord’s SOX 404 compliance activities if such assistance involves more than a de minimis cost to Tenant but in no event shall Landlord’s SOX 404 compliance costs or expenses or Landlord’s costs and expenses of complying with any similar statutes or regulations constitute an Additional Charge. The financial statements required herein are in addition to any other statements required hereunder. Notwithstanding the foregoing, in the event that Tenant’s stand alone financial statements are not otherwise being reviewed or audited by an independent certified public accountant, then Landlord will accept financial statements certified true and correct by the Chief Financial Officer or other authorized financial officer of Tenant.
17.4    Records. Tenant shall keep and maintain at all times in accordance with GAAP (separate and apart from its other books, records and accounts) complete and accurate up to date books and records adequate to reflect clearly and correctly the results of operations of the Leased Property on an accrual basis, including, but not limited to, each calculation of Minimum Rent. Such current books and records shall be kept and maintained at the Leased Property or Tenant's corporate headquarters or primary administrative facility located in the Continental United States, and such books and records for prior years may, at Tenant’s option, be stored off-site in a location where they can be made available at the Leased Property on reasonable advance notice. Landlord or its representatives shall have, at all reasonable times during normal business hours, reasonable access, on reasonable advance notice, to examine and copy the books and records pertaining to the Leased Property. Such books and records shall be available for at least four (4) years after the applicable calculation of Additional Minimum Rent for Landlord’s inspection, copying, review and audit at Landlord’s expense during reasonable business hours and upon reasonable notice for the purpose of verifying the accuracy of Tenant’s calculation of Additional Minimum Rent. Provided, however, nothing in this Section 17.4 shall be deemed or construed to alter or modify the terms and provisions

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in Section 3.1.2(c) relating to the timetable that applies to any contest by Landlord of Tenant’s calculation of Additional Minimum Rent.
17.5    Annual Budget and Marketing Plan. In addition to the Reserve Estimate (which is addressed in Section 5.1.2(c)), Tenant shall furnish to Landlord, not later than sixty (60) days prior to the end of each Fiscal Year, the annual budget (including projected operating and capital expenditures budgets) substantially in the form attached hereto as Schedule 17.5 (which form shall be subject to reasonable changes by Tenant from time to time provided that such changes do not materially alter the type and nature of the information reported by such budget) (the “Annual Budget”) and the marketing plan for the succeeding Fiscal Year, in reasonable detail. Tenant agrees to give good faith consideration to any suggestions or comments that Landlord may have relative to each such Annual Budget and marketing plan. Landlord agrees that Landlord shall treat the marketing plan delivered by Tenant to Landlord pursuant to this Section 17.5 as confidential and shall use reasonable efforts to ensure that such information is not shared or in any way disseminated by Landlord to any geographical competitor of Tenant.
17.6    Quarterly Meetings. At Landlord’s request, Tenant shall make Tenant’s property management team (i.e., general manager, director of marketing and director of finance) available to meet with Landlord at the Leased Property, as well as one or more executive officers of Tenant who may participate at such meeting in person or telephonically, once during each Fiscal Quarter to discuss the Reserve Estimate, the Annual Budget and any other items related to the operation of the Businesses, which Landlord wishes to discuss. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have. Landlord shall coordinate the date and time of such meetings in advance with Tenant.
17.7    Tenant’s Other Deliveries. Upon request from Landlord, Tenant shall promptly furnish to Landlord:
(a)    no more than annually, an accounting of all security deposits held in connection with any Sublease of any part of the Leased Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Landlord to obtain information regarding such accounts directly from such financial institutions;
(b)    Tenant shall furnish to Landlord such other financial and other information as Landlord shall reasonably require to be in order for Landlord to comply with the terms and provisions of the First Mortgage Loan Documents;
(c)    Tenant shall furnish Landlord with such other additional financial or management information (including state and federal tax returns) with respect to Resort Operations, the Leased Property or the Resort Personal Property, as may, from time to time, be reasonably required by Landlord in form and substance reasonably satisfactory to Landlord (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Sublease pursuant to the terms of such Sublease).

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17.8    Certification. All financial items requiring the certification of Tenant shall require a certificate executed by the Chief Financial Officer or other authorized financial officer of Tenant.
ARTICLE 18     LANDLORD’S RIGHT TO INSPECT

Subject to the provisions of Section 24.1, Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.
ARTICLE 19     ALTERNATIVE DISPUTE RESOLUTION

19.1    Negotiation. Any and all disputes or disagreements arising out of or relating to (i) computation or calculation of Additional Minimum Rent or GAAP interpretation, or (ii) Landlord’s disapproval of any Reserve Estimate or any item within any Reserve Estimate pursuant to Section 5.1 above, or (iii) any dispute or disagreement arising out of relating to Landlord’s determination as to whether the Leased Property is Unsuitable for Its Permitted Purposes under Sections 10.2.2 or 11.1 above, or (iv) any other matter or topic which this Agreement provides shall or may be resolved by arbitration shall be resolved through negotiations or, at the election of either party, if the dispute is not so resolved within thirty (30) days after Notice from either party commencing such negotiations, through binding arbitration conducted in accordance with Section 19.2. The determination of who is the prevailing party in any such arbitration shall be made in the same arbitration.
19.2    Arbitration.
19.2.1     In the case of a dispute or disagreement as provided for in Section 19.1 above which is not resolved through negotiations of the parties within the thirty (30) day time period prescribed for above, a panel of three (3) certified public accountants shall be appointed to serve as the arbitrators pursuant to the expedited arbitration rules of the American Arbitration Association, and such dispute or disagreement shall be resolved as promptly as possible in accordance with such rules. Each certified public accountant serving as an arbitrator shall be a fit and impartial consultant recognized as such within the applicable industry with at least seven (7) years’ experience in consulting (in the accounting field) with owners, operators and/or lenders relative to properties similar to the Leased Property. Subject to the provisions of Section 19.2.2(d), all expenses associated with any arbitration proceeding under this Section 19.2.1 shall be allocated to, and borne by, the parties as determined under the rules of the American Arbitration Association.
19.2.2    The party electing arbitration pursuant to Section 19.1 as a result of a dispute other than those contemplated by Section 19.2.1 above, shall give Notice to that effect to the other party and shall in such Notice appoint an arbitrator on its behalf. Within fifteen (15) days after such Notice, the other party, by Notice to the initiating party, shall appoint a second arbitrator on its

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behalf. The arbitrators thus appointed shall appoint a third arbitrator, and such three arbitrators shall as promptly as possible determine such dispute; provided, however, that:
(a)    if the second arbitrator shall not have been timely appointed as aforesaid, the first arbitrator shall proceed to determine such dispute, and if the two (2) arbitrators appointed by the parties shall be unable to agree, within fifteen (15) days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, they shall give written Notice to the parties of such failure to agree, and if the parties fail to agree upon the selection of a third arbitrator within fifteen (15) days after the arbitrators appointed by the parties give Notice as aforesaid, then either of the parties, upon Notice to the other party, may request such appointment by the American Arbitration Association.
(b)    Each arbitrator shall be a fit and impartial consultant recognized as such within the applicable industry with at least ten (10) years’ experience in consulting with owners, operators and/or lenders, in the operation of properties similar to the Leased Property.
(c)    The arbitration shall be conducted in Denver, Colorado, and, to the extent consistent with this Section 19.2, in accordance with the expedited arbitration rules of the American Arbitration Association. The arbitrators shall render their decision (including, without limitation, their decision as to who is the prevailing party) in accordance with Section 19.2.1 or Section 19.2.2, as applicable, upon the concurrence of at least two of their number, within thirty (30) days after the appointment of the third arbitrator (or, if only one arbitrator is appointed pursuant to Section 19.2.2(a), then by such arbitrator within forty-five (45) days of his or her appointment). Such decision and award shall be in writing and shall be final, binding and enforceable against the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrator(s) shall not add to, subtract from or otherwise modify the provisions of this Agreement. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction.
(d)    Except as otherwise expressly provided herein, each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator (or the one arbitrator, if only one arbitrator is appointed pursuant hereto) and all other expenses of the arbitration (other than the fees and disbursements of attorneys or witnesses for each party) shall be borne by the parties equally, provided, however, that the prevailing party in such arbitration (as determined in Section 19.2.2(c)) shall be reimbursed by the non-prevailing party for all costs and expenses paid or incurred by the prevailing party (including, without limitation, the fees of the arbitrators and the fees and disbursements of attorneys and witnesses).
ARTICLE 20     MORTGAGES

20.1    Landlord’s Mortgage. Landlord may, at Landlord’s option, hereafter obtain a loan (the “First Mortgage Loan”) secured by a first mortgage lien on the Leased Property (the “First Mortgage Lien”). The holder of any such First Mortgage Loan and any refinancings, renewals,

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modifications, consolidations, replacements, substitutions and extensions thereof is herein called the “Mortgagee.” All documents and instruments evidencing and/or securing the First Mortgage Loan and any refinancings, renewals, modifications, consolidations, replacements, substitutions and extensions thereof are herein called the “First Mortgage Loan Documents.” Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth in this Article 20, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing, provided, however, and notwithstanding anything contained in this Agreement to the contrary, this Agreement and Tenant’s leasehold estate hereunder shall not be subject or subordinate to any Encumbrances except as provided below in Section 20.2 with respect to the First Mortgage Lien.
20.2    Subordination of Lease. This Agreement as the same may hereafter be modified, amended or extended, and all of Tenant’s right, title and interest in and to the Leased Property, and all rights and privileges of Tenant in and to the Leased Property are hereby and shall at all times be subject and subordinate to the First Mortgage Lien and all liens and security interests securing payment of the First Mortgage Loan, and to the lien of all renewals, modifications, consolidations, replacements, substitutions and extensions of the First Mortgage Loan and of the First Mortgage Loan Documents, and to the rights, privileges, and powers of Landlord hereunder accruing to the Mortgagee, so that at all times the First Mortgage Lien shall be and remain a lien on the Leased Property prior and superior to this Agreement for all purposes; provided, however, that the Mortgagee enters into a written non-disturbance agreement with Tenant (in recordable form if a Memorandum of this Agreement has been recorded) in form and substance mutually acceptable to and approved by both Tenant and Mortgagee, such acceptance and approval not to be unreasonably withheld, conditioned or delayed, which non-disturbance agreement is not rejected, repudiated, nullified or terminated in any Federal or state bankruptcy, insolvency or similar proceeding of the Mortgagee thereunder. In such non-disturbance agreement the Mortgagee shall agree (A), notwithstanding any default under any of the First Mortgage Loan Documents, that the Tenant’s possession of the Leased Property, the Tenant’s rights and privileges under this Agreement and the leasehold estate granted under this Agreement shall not be disturbed, terminated or otherwise adversely affected by the exercise of any right or remedy under or arising out of any of the First Mortgage Loan Documents (including, without limitation, a foreclosure action or proceeding), and (B) that if it or a purchaser at any foreclosure of any of the First Mortgage Loan Documents, or the recipient of or grantee under a deed in lieu of foreclosure, succeeds to Landlord's interest in the Leased Property that it (or such purchaser, recipient or grantee) shall take title to the Leased Property subject to this Agreement, provided in each case that no Event of Default by Tenant then exists and is continuing which would, pursuant to the terms of this Agreement and applicable Legal Requirements, permit Landlord to terminate this Agreement. Upon Notice from Landlord, Tenant shall execute and deliver an agreement, in form and substance reasonably required by Mortgagee and reasonably acceptable to Mortgagee and Tenant, confirming the subordination of this Agreement to the First Mortgage Lien subject to and including the non-disturbance agreement in accordance with the provisions of the preceding sentence of this Section 20.2. The First Mortgage Lien and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate, is herein called a “Superior Mortgage” and the holder, trustee or beneficiary of a Superior Mortgage is herein called a “Superior Mortgagee”. If any Superior Mortgagee or the

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nominee or designee of any Superior Mortgagee or any successful purchaser at any foreclosure of the Superior Mortgage, shall succeed to the Landlord's interest under this Agreement by reason of a default by Landlord under, or the enforcement of, the First Mortgage Loan Documents (any such person, a “Successor Landlord”), in no event shall Successor Landlord have any liability under this Agreement which accrued prior to the date such Successor Landlord shall succeed to the interest of Landlord under this Agreement (but the foregoing shall not exculpate, or be construed or interpreted as exculpating, the Successor Landlord from liability for any obligation under this Agreement which arises following the date that the Successor Landlord succeeded to the rights of Landlord under this Agreement), nor any liability for claims, offsets or defenses which Tenant might have had against Mortgagee as Landlord under this Agreement prior to the date such Successor Landlord shall succeed to the interest of Landlord under this Agreement (provided, however, that the Successor Landlord shall be liable for and subject to claims, offsets and defenses which arise following the date that the Successor Landlord succeeded to the rights of Mortgagee as Landlord under this Agreement). Landlord and Tenant hereby agree that upon conveyance of title to the Leased Property, to the Successor Landlord, Tenant shall attorn to the Successor Landlord and shall continue to perform all of Tenant’s obligations under the terms of this Agreement with respect to the Leased Property, and the Successor Landlord shall accept such attornment, all in accordance with the terms of this Agreement.
20.3    Notices. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Superior Mortgagee (which Notice shall be accompanied by a copy of the applicable Mortgage and the address of the Superior Mortgagee), no notice from Tenant to Landlord as to the Leased Property shall be effective unless and until a copy of the same is given to such Superior Mortgagee at the address set forth in the above described Notice, and the curing of any of Landlord’s defaults by such Superior Mortgagee shall be treated as performance by Landlord.
ARTICLE 21     ADDITIONAL COVENANTS OF TENANT

21.1    Conduct of Business. Tenant shall not engage in any business other than the leasing and operation of the Leased Property and the Businesses and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its existence and its permits and licenses necessary to conduct such business.
21.2    Maintenance of Accounts and Records. Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant and the Leased Property. In addition to any other audit right set forth herein, and provided Landlord shall give to Tenant at least ten (10) Business Days’ written notice of Landlord’s desire to audit such accounts and records, Landlord, at its expense (without such expense being added to the Lease Basis), shall have the right to audit such accounts and records during normal business hours (and Tenant shall furnish to Landlord and its agents convenient facilities at the office of Tenant for such purpose); provided, however, that Landlord shall have no right to conduct such audits (i) more frequently than once per Fiscal Quarter, or (ii) if the landlord under the Personal Property Lease has already conducted an audit during such Fiscal Quarter pursuant to the Personal Property Lease. Landlord shall keep in confidence all information

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which it might gain or gather from the examination or audit of Tenant’s accounts and records, unless required to disclose such information pursuant to Legal Requirements.
21.3    Certain Debt Prohibited. Tenant shall not incur any Indebtedness except the following:
(a)    Indebtedness of Tenant to Landlord under this Agreement;
(b)    Indebtedness of Tenant in respect of loans, the proceeds of which are used to pay amounts owed under this Agreement and which are by their terms expressly subordinate to the payment and performance of Tenant’s obligations under this Agreement;
(c)    Indebtedness of Tenant for Impositions, to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Article 8;
(d)    Indebtedness of Tenant in respect of judgments or awards (i) which have been in force for less than the applicable appeal period and in respect of which execution thereof shall have been stayed pending such appeal or review, or (ii) which are fully bonded or covered by insurance payable to Tenant, or (iii) which are for an amount not in excess of One Hundred Twenty-Five Thousand and No/100 Dollars $125,000.00 in the aggregate at any one time outstanding, which amount shall increase each Fiscal Year by the same percentage as the Index increases each Fiscal Year above the Index in the prior Fiscal Year, and (x) which have been in force for not longer than the applicable appeal period, so long as execution is not levied thereunder or (y) in respect of which an appeal or proceedings for review shall at the time be prosecuted in good faith in accordance with the provisions of Article 8, and in respect of which execution thereof shall have been stayed pending such appeal or review;
(e)    unsecured borrowings of Tenant from its Affiliated Persons which are (i) by their terms subordinate to the payment and performance of Tenant’s obligations under this Agreement, or (ii) in the ordinary course of business and in accordance with customary business practices;
(f)    Indebtedness for purchase money financing and other indebtedness incurred in the ordinary course of Tenant’s business, including the leasing of personal property; or
(g)    Indebtedness approved by Landlord in Landlord’s sole and absolute discretion.
21.4    Distributions, Payments to Affiliated Persons. Tenant shall not declare, order, pay or make, directly or indirectly, any Distributions if, at the time of such proposed action, or immediately after giving effect thereto, any Event of Default with respect to the payment of Rent or other monetary sums hereunder shall have occurred and be continuing. Any Distributions made

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in violation of the provisions in this Section 21.4 shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.
21.5    Negative Covenants. Tenant covenants and agrees with Landlord that Tenant will not during the Term without the prior written consent of Landlord:
(a)    engage in any activities of a material nature other than the leasing and operation of the Leased Property and/or the Resort Personal Property, and the Businesses and all necessary or advisable activities related thereto;
(b)    sell or agree to sell or otherwise dispose of or assign any of its interest in this Agreement other than in accordance with the provisions of Section 16.1;
(c)    incur in any Reserve Estimate Year, an aggregate of Major Capital Expenditures at the Leased Property that exceed the aggregate amounts budgeted for Major Capital Expenditures in the Annual Budget, as the same may be amended in accordance with the provisions hereof (provided, however, that in the event that Tenant does incur such excess expenditures, it shall not be a default hereunder if Tenant pays for such excess expenditures from Tenant’s funds and such expenditures otherwise comply with the provisions of this Agreement);
(d)    enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement with respect to any of the Leased Property other than in accordance with the provisions of Section 16.1;
(e)    enter into any management agreement with respect to the Leased Property other than management agreements which are subject to Section 22.17 and which are (i) with an Affiliate of Tenant approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed, (ii) for management of ski school operations, (iii) for management of specific facilities or aspects of operations other than facilities or aspects of operations relating to ski operations other than ski school operations (provided that the cumulative effect of such management agreements does not materially dilute Tenant’s operational control over the Leased Property as a whole), or as otherwise specifically allowed pursuant to this Agreement.
(f)    enter into any leasing agreement with respect to the Leased Property except as permitted by Article 16 of this Agreement.
ARTICLE 22 MISCELLANEOUS

22.1    Security Deposit. An irrevocable standby letter of credit from a financial institution reasonably acceptable to Landlord in the amount of One Million Five Hundred Twenty Thousand and No/100 Dollars ($1,520,000.00) (the “Security Deposit”) has been delivered on behalf of Tenant to Landlord, which Security Deposit shall serve as security for Tenant’s faithful performance of all of Tenant’s obligations under this Agreement and each Related Tenant’s faithful performance of all of such Related Tenant’s obligations under the Related Lease, for so long as such Related Lease

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shall continue to be a Related Lease hereunder. If Tenant fails to pay Rent or Additional Charges due hereunder, fails to fund the Reserve, or otherwise defaults with respect to any provision of this Agreement, then in addition to and not exclusive of any other remedies available under this Agreement, Landlord may draw upon the Security Deposit and use, apply or retain all or any portion of the funds drawn upon for the payment of any Rent, the funding of Additional Charges or the Reserve or other charges in default, or for the payment of any sum to which Landlord may become obligated by reason of Tenant’s default. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount of the Security Deposit or Tenant shall deliver to Landlord either (i) an amendment to the letter of credit restoring it to the full amount, or (ii) an irrevocable standby letter of credit from a financial institution reasonably acceptable to Landlord in an amount equal to the shortfall in Security Deposit. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general accounts and may commingle the Security Deposit with other funds of Landlord and Landlord shall not be obligated to invest such Security Deposit for the benefit of Tenant or, except as may be required pursuant to Applicable Law, pay over to Tenant any interest earned thereon.
22.2    Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under Legal Requirements, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.
22.3    No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by Applicable Law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
22.4    Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise of any or all of such other rights, powers and remedies.

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22.5    Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity of any other provision hereof, provided the essential provisions of this Agreement for each party remain valid, binding and enforceable.
22.6    Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property, or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
22.7    No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Agreement or the leasehold estate created hereby and the fee estate in the Leased Property.
22.8    Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Agreement (specifically including Article 15), other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
22.9    Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any First Mortgage permitted under Article 20 (to which, pursuant to the provisions of Section 20.2, this Agreement has been made subject and subordinate), (b) all Permitted Encumbrances, and (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Leased Property or cause Tenant to incur any significant costs or expenses. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.
22.10    Memorandum of Lease. Neither Landlord nor Tenant shall record this Agreement. However, Landlord and Tenant shall promptly, upon the request of the other, enter into a short form memorandum of this Agreement, in form suitable for recording under the laws of the State. The parties shall share equally all costs and expenses of recording such memorandum.

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22.11    Notices.
(a)    Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by electronic mail (followed by immediate delivery by means of a nationally recognized courier service or a professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:
if to Landlord to:

c/o CNL Lifestyle Properties, Inc.
CNL Center at City Commons, 12th Floor
450 South Orange Avenue
Orlando, FL 32801-3336
Attn: Ms. Tammie Quinlan
Email Address: tammie.quinlan@cnl.com

with a copy to:

CNL Lifestyle Properties, Inc.
CNL Center at City Commons, 12th Floor
450 South Orange Avenue
Orlando, FL 32801-3336
Attn: Amy Sinelli, Esquire
Email Address: amy.sinelli@cnl.com

with a copy to:

Lowndes Drosdick Doster Kantor and Reed, P.A.
215 North Eola Drive
P.O. Box 2809
Orlando, FL 32809
Attn: William T. Dymond, Esq.
Email Address: william.dymone@lowndes-law.com

if to Tenant to:

Ski Lifts, Inc.
c/o Boyne USA, Inc.
1 Boyne Mountain Road
P. O. Box 19
Boyne Falls, MI 49713
Attn: Roland Andreasson, Chief Financial Officer

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Fax: 231-549-6094
Telephone: 231-675-7241

with a copy to:

_____________________________
_____________________________
_____________________________
Fax: __________________________
Phone: _________________________

(b)    All notices, requests and other communications shall be deemed given on the date of actual receipt as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In the case of Notice by electronic mail, a copy shall be immediately delivered thereafter by means of a nationally recognized courier service or a professional messenger service)Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
22.12    Construction; Limited Recourse Against Landlord. Except as otherwise set forth in this Agreement to the contrary (including, without limitation, the provisions of Section 4.4.4), all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Agreement. Except as otherwise set forth in this Agreement (including, without limitation, the provisions of Section 4.4.4), any obligations (including without limitation, any monetary, repair and indemnification obligations) arising prior to the expiration or earlier termination of this Agreement of Tenant and Landlord shall survive the expiration or earlier termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in Default under this Agreement, and if as a consequence of such Default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property.

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22.13    Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the Commencement Date when copies hereof, which, when taken together, bearing the signatures of each of the parties hereto, shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
22.14    Legal Requirements. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or (g) any combination of the foregoing.
To the maximum extent permitted by Applicable Law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located in the State as is provided by Applicable Law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by certified mail, return receipt requested, or by any other manner provided by Applicable Law.
22.15    Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term, the full right to enter into this Agreement and perform its obligations hereunder.
22.16    SEC and Lender Disclosures. Tenant acknowledges that in connection with Landlord obtaining the First Mortgage Loan, and pursuant to SEC requirements for disclosure applicable to Landlord, Landlord will be required to disclose information regarding the Leased Property, including occupancy and revenue data, expense and profit information pertaining to the Leased Property. Tenant authorizes Landlord to utilize such information for such limited purpose.
22.17    Management Agreements. Any management agreement entered into by Tenant with respect to the Leased Property and any replacement thereof (i) shall be fully subordinate to the Agreement; (ii) shall terminate upon the earlier to occur of the expiration or earlier termination of this Agreement; and (iii) which required the consent of Landlord initially, shall not be modified or amended in any material respect without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Except as otherwise permitted under Section 21.5 (e) hereof, in the

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event of any termination of the manager under any management agreement who is an Affiliate of Landlord, or the sale or other change in Control of the manager under such management agreement, Landlord shall have the right to approve any replacement manager of the Leased Property, which approval shall not be unreasonably withheld, conditioned or delayed.
22.18    Transfer of Licenses; Contracts and Agreements. Upon the expiration or earlier termination of this Agreement, Tenant shall reasonably cooperate with Landlord or its designee, in connection with Landlord’s efforts to transfer and assign to Landlord or its designee all Leased Intangible Property, including, without limitation, any contracts, agreements, leases, licenses, permits, development rights, telephone exchange numbers (identified with the Leased Property), approvals and certificates and all other intangible rights, benefits and privileges of any kind or character with respect to the Leased Property and/or the Resort Personal Property, including, but not limited to the Leased Intellectual Property, useful or required in connection with the Leased Property and/or the Resort Personal Property or Resort Operations. Each party shall bear its own costs in connection with such efforts. If requested by Landlord and to the extent permitted by law Tenant shall provide a collateral assignment of such licenses and other intangible rights held by Tenant (other than intangible rights belonging solely to Tenant, and not held by Tenant on behalf of Landlord) as further security for Tenant’s obligations hereunder (except to the extent required to be assigned upon the request of the landlord under the Personal Property Lease).
22.19    Pre-Paid Ski. Landlord and Tenant agree and acknowledge that Tenant has engaged, and shall in the ordinary course of business throughout the Term engage, in the sale of pre-paid seasonal ski lift passes. Accordingly, in the event of termination of this Agreement (either through the expiration of the Term, as the result of an Event of Default by Tenant, or otherwise), Tenant shall pay to Landlord the value of all such pre-paid seasonal ski lift passes as referenced on Tenant’s balance sheet as of the date of such termination (determined using appropriate revenue recognition practices consistently applied).
ARTICLE 23     RIGHT OF FIRST OFFER
[Intentionally deleted.]

ARTICLE 24     ADDITIONAL PROVISIONS

24.1    Landlord Access. Whenever Landlord is permitted or required to have access to the Leased Property and/or permitted or required to do any work therein under the terms and conditions of this Agreement, Landlord shall, when practicable, give reasonable prior notice thereof to Tenant (except in case of emergency when no notice shall be required) and Landlord shall enter the Leased Property in such instances and do such work in a manner so as to not unreasonably interfere with the operation of Tenant’s business at the Leased Property.
24.2    Landlord Consents, Etc. Unless expressly provided otherwise in this Agreement to the contrary, whenever the consent or approval of Landlord is required by the terms of this Agreement, such consent or approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord shall fail to give Tenant written notice of its intention not to give any such

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consent or approval, together with the specific and detailed reason(s) therefor, within thirty (30) days after Tenant’s written request for such consent or approval, the consent or approval of Landlord shall be deemed to have been given (unless a different period is specifically provided for in this Agreement, in which case such other period shall apply or unless Landlord reasonably needs a period in excess of thirty (30) days to make a determination as to such consent or approval, and notifies Tenant of such need in writing during the aforementioned thirty (30) day period).
24.3    Legal Fees. In the event of any suit, action or proceeding at law or in equity by either of the parties hereto against the other by reason of any matter or thing arising out of this Agreement, the prevailing party shall recover from the other its costs and expenses relating thereto (including, without limitation, attorney’s fees) for the maintenance or defense of said action, suit or proceeding.
24.4    Option Property. Pursuant to Section 2.1(a), Landlord and Tenant acknowledge that Landlord acquired certain additional property pursuant to the Option Agreement, which property is included in Schedule 1.2 (the “Option Property”). In accordance with the Option Agreement, as amended, Landlord shall convey a portion of the Option Property to the USFS (the “USFS Option Parcel”) and will retain in fee that certain remaining portion of the Option Property as more particularly described on Schedule 24.4 (the “Option Fee Parcel”). Upon the conveyance of the USFS Option Parcel, Landlord and Tenant hereby agree that Schedule 1.2 to this Agreement shall automatically and immediately be modified to include only the Option Fee Parcel.
[REMAINDER OF THE PAGE LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD: CNL INCOME SNOQUALMIE, LLC, A DELAWARE LIMITED LIABILITY COMPANY By: /s/ Name: Amy Sinelli Title: Senior Vice President

STATE OF FLORIDA
COUNTY OF ORANGE
The foregoing instrument was acknowledged before me this 31st day of August, 2009, by Amy Sinelli as Senior Vice President of CNL INCOME SNOQUALMIE, LLC, a Delaware limited liability company, on behalf of said company. She X is personally known to me or has produced ___________________________ as identification.

(NOTARY SEAL)    /s/
Notary Public Signature

Cathleen A. Coffey
(Name typed, printed or stamped)
Notary Public, State of Florida
Commission No.: DD466308
My Commission Expires: September 24, 2009

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TENANT: SKI LIFTS, INC., A WASHINGTON CORPORATION By: /s/ Name: Roland Andreasson Title: Chief Financial Officer

STATE OF FLORIDA
COUNTY OF ORANGE
The foregoing instrument was acknowledged before me this 31st day of August, 2009, by Roland Andreasson as Chief Financial Officer of SKI LIFTS, INC., a Washington corporation, on behalf of said company. He X is personally known to me or has produced ___________________________ as identification.

(NOTARY SEAL)    /s/
Notary Public Signature

Cathleen A. Coffey
(Name typed, printed or stamped)
Notary Public, State of Florida
Commission No.: DD466308
My Commission Expires: September 24, 2009

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SCHEDULE 1.2
THE LAND
LEGAL DESCRIPTION - SNOQUALMIE
(KING COUNTY PROPERTY)

Parcel A:
The following Patented Lode Mining Claims in the Summit Mining District, King County, Washington:

Industry Lode Mining Claim according to Surveyor General mining Survey No, 88, more particularly described in U.S. Patent No. 22525, under Recording No. 2157838 located in Sections 28, 29, 32, and 33, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington;

Mammoth Lode Mining Claim according to Surveyor General Mining Survey No 89, more particularly described in U.S. Patent No. 22526, under Recording No. 2157836 located in Sections 28, 29, 32 and 33, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington.

That portion of the Valley Queen Placer Mining Claim according to Surveyor General Mining Lot No 303, consisting of the Marmot, Valley Queen and Gillivara locations, more particularly described in U.S. Patent No. 24377, under Recording No 2157837 located in Section 33, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington, lying Northerly of the following described line:

Beginning at the intersection of the centerline of Erste Strasse with the Northwest boundary of the Plat of Alpental, according to the plat recorded in Volume 81 of Plats, Pages 50-53, records of King County, Washington;
thence North 40 degrees 16 minutes 05 seconds West along the centerline of said Strasse 31.38 feet;
thence South 86 degrees 51 minutes 15 seconds East 127.89 feet;
thence North 55 degrees 54 minutes 03 seconds East 64.27 feet;
thence North 82 degrees 11 minutes 57 seconds West 46.64 feet;
thence North 51 degrees 47 minutes 17 seconds West 207.85 feet to a point called point “A” for reference:
thence South 55 degrees 30 minutes 03 seconds West 150 feet more or less to the Southwest line of said claim and the true point of beginning of said described line;
thence North 55 degrees 30 minutes 03 seconds West 150 feet more or less to said point “A”;
thence North 55 degrees 30 minutes 03 seconds East 250 feet;
thence South 89 degrees 30 minutes 00 seconds East 450 feet;
thence North 52 degrees 00 minutes 00 seconds East 400 feet more or less to the Northeast line of said claim and the end of said described line;

Except the following three parcels of Mammoth Lode Mining Claim Survey No 89 and Industry Lode Mining Claim Survey No 88, described as follows:

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Parcel 1: Beginning at an existing concrete monument which lies North 22 degrees 15 minutes 42 seconds East of the Southwest corner of said Mammoth Lode Mining Claim Survey No 89, a distance of 864.7 feet, more or less;
Thence North 82 degrees 19 minutes 22 seconds East, a distance of 128.73 feet to an existing concrete monument;
Thence South 07 degrees 40 minutes 38 seconds East a distance of 138.00 feet;
Thence South 82 degrees 19 minutes 22 seconds West a distance of 128.73 feet;
Thence North 07 degrees 40 minutes 38 seconds West a distance of 138.00 feet to the point of beginning;

Parcel 2: Commencing at an existing concrete monument (the point of beginning of Parcel A described above) which monument lies North 22 degrees 15 minutes 42 seconds East of the Southwest corner of said Mammoth Lode Mining Claim Survey No. 89, a distance of 864.7 feet, more or less;
Thence along the Westerly line of Parcel 1 described above and its prolongation Southerly South 07 degrees 40 minutes 38 seconds East a distance of 208.60 feet;
Thence South 36 degrees 18 minutes 22 seconds West, a distance of 65.23 feet to the true point of beginning;
Thence continuing South 36 degrees 18 minutes 22 seconds West, a distance of 129.00 feet;
Thence South 53 degrees 41 minutes 38 seconds East, a distance of 138.00 feet;
Thence North 36 degrees 18 minutes 22 seconds East a distance of 129.00 feet;
Thence North 53 degrees 41 minutes 38 seconds West, a distance of 138.00 feet to the true point of beginning;

Parcel 3: Beginning at the Northwest corner of said Parcel 1;
Thence Westerly along the North line of said Parcel 1 extended to the intersection with the East line of U.S. Forest Service Road Easement, as described in Recording No. 6146184;
Thence Southerly along said Easterly line to the Northerly line of Easement Road of Condominium described in Recording No. 8801290435;
Thence South 37 degrees 52 minutes 20 seconds East along said North line 129.2 feet, more or less , to a point of curvature;
Thence along the arc of a curve to the left having a radius of 20 feet through a central angle of 142 degrees 47 minutes 29 seconds a distance of 49.84 feet;
Thence North 00 degrees 39 minutes 49 seconds West 95.57 feet to the South line of Parcel 1;
Thence West along said South line to the Southwest corner of said Parcel 1;
Thence North along the West line of said Parcel 1 to the Northwest corner and the point of beginning;

(Said three parcels also known as Goldener Adler-Goldener Hirsch Condominium)

And except that portion of Section 33, Township 23 North, Range 11 East of the Willamette Meridian, located in Valley Queen Placer Mining Claim Survey No 303 which lies within the following described tract:

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Commencing at the Northerly intersection of Erste Strasses and Alpentall Strasses as delineated on the plat of Alpental recorded in Volume 81 of plats, pages 50 through 53, records of King County, Washington;

Thence Northwesterly along the centerline of said Erste Strasse, being on a curve to the right, having a radius of 410.67 feet for an arc length of 66.18 feet, said arc length having a central angle of 9 degrees 14 minutes 00 second ;
Thence North 22 degree 09 minutes 30 seconds West 96.52 feet;
Thence through a curve to the left having a radius of 341.64 feet for an arc length of 99.30 feet, said arc length having a central angle of 16 degrees 39 minutes 10 seconds to a point on the Northerly boundary of the plat of Alpental;
Thence along the center line of Erste Strasse, (being also the Easement and Right of Way granted to the United States of America (Forest Services) Department of Agriculture, under instrument recorded under Recording NO 6146184) North 38 degrees 48 minutes 40 seconds West 31.38 feet;
Thence North 37 degrees 54 minutes 16 seconds West 297.14 feet
Thence North 16 degrees 44 minutes 34 seconds East 36.78 feet to a point on the Easterly margin of said Erste Strasse, said point hereinafter begin referred to as Point “A”;
Thence North 16 degrees 44 minutes 34 seconds East 83.78 feet;
Thence North 10 degrees 52 minutes 15 seconds West 16.10 feet to a point hereinafter referred to as Point “B” and the true point of beginning;
Thence South 79 degrees 07 minutes 45 seconds West 19.00 feet;
Thence North 10 degrees 52 minutes 15 seconds West 8.00 feet;
Thence South 79 degrees 07 minutes 45 seconds West 25.00 feet;
Thence North 10 degrees 52 minutes 15 seconds West 101.83 feet;
Thence North 50 degrees 35 minutes 52 seconds West 116.18 feet;
thence North 43 degrees 21 minutes 11 seconds West 53.02 feet;
thence North 28 degrees 21 minutes 29 seconds West 115.03 feet;
thence North 61 degrees 38 minutes 31 seconds East 88.00 feet;
thence South 28 degrees 21 minutes 29 seconds East 115.66 feet;
thence South 50 degrees 35 minutes 52 seconds East 118.68 feet;
thence North 54 degrees 42 minutes 13 Seconds East 18.76 feet;
thence South 35 degrees 17 minutes 47 seconds East 77.63;
thence South 10 degrees 52 minutes 15 seconds East 85.50 feet;
thence South 79 degrees 07 minutes 45 seconds West 18.00 feet; thence South 10 degrees 52 minutes 15 seconds East 23.18 feet;
thence South 79 degrees 07 minutes 45 seconds West 25.00 feet;
thence South 10 degrees 52 minutes 15 seconds East 8.00 feet;
thence South 79 degrees 07 minutes 45 seconds West 19.00 feet to the point of beginning

(Also known as Alpenrose Condominium)

Parcel B:
That portion of the Valley Queen Placer Mining Claim, a Patented Lode Mining Claim in the Summit Mining district, according to Surveyor General Mining Lot No. 303, consisting of the Marmot, Valley Queen and Gellivara locations, more particularly described in U.S. Patent No 24377, under

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Recording No 2147837 located in Section 33, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington, lying Southerly of the following described line:
Beginning at the intersection of the centerline of Erste Strasse with the Northwest boundary of the Plat of Alpental, according to the plat recorded in Volume 81 of Plats, Pages 50 to 53, records of King County, Washington;
thence North 40 degrees 16 minutes 05 seconds West along the centerline of said Strasse 31.38 feet;
thence South 86 degrees 51 minutes 15 seconds East 127.89 feet;
thence North 55 degrees 54 minutes 03 seconds East 64.27 feet;
thence North 82 degrees 11 minutes 57 seconds West 46.64 feet;
thence North 51 degrees 47 minutes 17 seconds West 207.85 feet to a point called point “A” for reference;
thence South 55 degrees 30 minutes 03 seconds West 150 feet, more or less, to the Southwest line of said claim and the true point of beginning of said described line;
thence North 55 degrees 30 minutes 03 seconds East 150 feet, more or less to said point “A”;
thence North 55 degrees 30 minutes 03 seconds East 250 feet;
thence South 89 degrees 30 minutes 00 seconds East 450 feet;
thence North 52 degrees 00 minutes 00 seconds East 400 feet, more or less to the Northeast line of said claim and the end of said described line;

Except that portion thereof lying within the Plat of Alpental, according to the plat recorded in Volume 81 of Plats, Pages 50 to 53, records of King County, Washington;

Also except that portion thereof described as follows:
Commencing at a point on the boundary of the recorded Plat of Alpental, King County, Washington, said point being the intersection of the centerline of Erste Strasse with the Northwesterly boundary of said plat;
thence North 38 degrees 48 minutes 40 seconds West 31.38 feet;
thence South 85 degrees 23 minutes 50 seconds East 127.89;
thence North 57 degrees 21 minutes 18 seconds East 64.27 feet;
thence North 03 minutes 05 seconds 07 seconds East 186.79 feet to the true point of beginning of this described parcel;
thence South 03 degrees 05 minutes 07 seconds West 186.79 feet;
thence North 80 degrees 44 minutes 32 seconds West 46.64 feet; thence North 50 degrees 19 minutes 52 seconds West 207.85 feet;
thence North 56 degrees 57 minutes 28 seconds East 165.77 feet;
thence South 59 degrees 14 minutes 32 seconds East 87 feet to the true point of beginning;
Except the Southerly 250 feet of the Gillivara Mining Claim lying Westerly of the centerline of the stream of the South Fork of the Snoqualmie River.

Parcel C:
That portion of Government Lot 4 of said Section 33 called “Unplatted Alpental Land Co” and lying Northerly of Block 1 and Easterly of Erste Strasse in said Plat of Alpental;
Also Lot 3, Block 7 of Plat of Alpental, according to the plat recorded in Volume 81 of Plats, Pages 50 to 53, records of King County, Washington;

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Except that portion of said Lot 3, Block 7, Plat of Alpental lying Southerly of a line described as follows:
Beginning at the most Easterly corner of said Lot 3; thence South 37 degrees 18 minutes 30 seconds West 104.60 feet along the line common to Lots 2 and 3, Block 7 of said plat, to the true point of beginning of said line; thence North 89 degrees 07 minutes 47 seconds West 22 feet more or less to the Westerly line of said Lot 3 and lying Northerly of the line common to Lots 1 and 2 in said plat extended Westerly to the West line of Lot 3;
And except any portion of Lot 3, Block 7, Plat of Alpental, lying Southeasterly of the thalwerg of the South Fork of the Snoqualmie River and lying Northerly of the line common to Lots 1 and 2 in said plat extended Westerly to the West line of said Lot 3.

Parcel D:
The following patented lode mining claims in the Summit Mining District, in King County, Washington:
Orifeno Lode Mining Claim, according to Surveyor General Mining Survey No 87, more particularly described in U.S. Patent No 22519, under Recording No 2147833, located in Section 28, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington;

Mammoth Lode Mining Claim according to Surveyor General Mining Survey No. 46, more particularly described in U.S. Patent No. 24197, dated April 5, 1894, recorded under Recording No. 9703040706, located in Sections 28 and 33, Township 23 North, Range 11 East of the W.M., in King County Washington;

Mammoth Lode Mining Claim according to Surveyor General Mining Survey No 49, more particularly described in U.S. Patent No 24200 under Recording No. 2147834 located in Section 28, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington;

Mammoth Lode Mining Claim according to Surveyor General Mining Survey No 47, more particularly described in U.S. Patent No 24200 under Recording No. 21498 dated April 5, 1894, under Recording No 9703040707, located in Section 28, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington;

Industry Lode Mining Claim according to Surveyor General Mining Survey No 50, more particularly described in U.S. Patent No 24201, dated April 5, 1894, recorded under Recording No 9703040708, located in Sections 28 and 33, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington

Industry Lode Mining Claim according to Surveyor General Mining Survey No 48, more particularly described in U.S. Patent No 24199 under Recording No 2157837 located in Section 28, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington.

Industry Lode Mining Claim according to Surveyor General Mining Survey No 51, more particularly described in U.S. Patent No 24202, dated April 5, 1894, recorded under Recording No 9703040709,

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located in Section 28, Township 23 North, Range 11 East of the Willamette Meridian, in King County, Washington.

Parcel E:
That portion of the Southeast quarter of the Southeast quarter of Section 5, Township 22 North, Range 11 East of the Willamette Meridian in King And Kittitas County, Washington lying Southwesterly of the boundary line between King and Kittitas Counties, Washington.

Parcel F:
An easement for ingress and egress over a strip of land 60 feet in width more particularly described in that certain easement to the United States of America Recording No 6146184 and as set forth in Easement Agreement recorded under Recording No 5941171 and as amended under Recording Nos. 6162715 and 6164421;
Excepting any portion of said easement included within the lines of Parcels A and B herein before described

Parcel G:
That portion of the South half of the Northwest quarter of Section 9, Township 22 North, Range 11 East of the Willamette Meridian, King County, Washington and
The Southwest quarter of Section 9, Township 22 North, Range 11 East of the Willamette Meridian, King County, Washington, lying Westerly of the boundary line between King and Kittitas Counties as currently established.

Parcel H:
An Easement for a Water Line as described in document recorded under Recording No 8209290244.

Tax Parcel No:
282311-9023-02 332311-9016-04 332311-9018-02 332311-9019-01
332311-9020-08 332311-9010-00 019230-1300-07 282311-9015-02
282311-9016-01 282311-9017-00 282311-9018-09 282311-9019-08
282311-9021-04 282311-9022-03 052211-9019-06 092211-9001-02

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LEGAL DESCRIPTION - SNOQUALMIE
(KITTITAS COUNTY – SKI LIFT PROPERTY)

TRACT 1:

PARCEL A:

That portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., County of Kittitas, State of Washington, as shown and described on the record of survey drawing prepared by Western Pacific Engineering Inc., dated November 1991, and as described as follows:

Beginning at a found 3-inch U.S. Forest Service aluminum cap monument marking the Southwest corner of the Southwest Quarter of said Section 15;
thence North 00°39'46" East, coincident with the West boundary line of the Southwest Quarter of said Section 15, a distance of 1444.15 feet to the Southwest corner of the parcel described in the legal description as found in Volume 16 of Deeds, page 19, as found under the Kittitas County Auditor's File No. 364213, and to a point that bears South 00°39'46" West, coincident with the West boundary line of the Southwest Quarter of said Section 15, a distance of 291.99 feet from the Southwest corner of the plat known as Hyak Estates as recorded in Volume 4 of Plats, pages 36 and 37, as found under the Kittitas County Auditor's File No. 341703, said point bears South 00°39'46" West, coincident with the West boundary line of the Southwest Quarter of said Section 15 and the West boundary line of said Hyak Estates, a distance of 1190.27 feet from a found 1/2-inch iron pin monument marking the Northwest corner of the Southwest Quarter of said Section 15; thence South 89°20'14" East, coincident with the South boundary line of said parcel, a distance of 249.55 feet to the Southwest boundary line of said Hyak Estates plat and to the Southeast corner of said parcel, said point bears South 39°51'21" East, coincident with the Southwest boundary line of said Hyak Estates plat, a distance of 384.10 feet from the Southwest corner of the said Hyak Estates plat; thence on the following two (2) courses, coincident with the Southwest and the South boundary line of said Hyak Estates plat:

1. South 39°51'21" East, a distance of 115.80 feet;
2. South 90°00'00" East, a distance of 395.00 feet;

thence North 81°38'14" East, a distance of 640.86 feet to the Southwest corner of the plat of Sundance, a condominium, as found in Book 6 of Plats, on pages 44 through 49, as found under the Kittitas County Auditor's File No. 387137; thence North 71°58'00" East, coincident with the South boundary line of said Sundance condominium plat, a distance of 83.00 feet to the Southeast corner of said Sundance condominium plat; thence North 71°58'00" East, a distance of 49.29 feet; thence South 06°41'37" East, a distance of 129.67 feet; thence South 18°04'38" East, a distance of 125.00 feet; thence North 71°55'22" East, a distance of 90.00 feet; thence South 18°04'38" East, a distance of 44.61 feet; thence South 46°50'56" East, a distance of 54.87 feet; thence South 47°09'26" East, a distance of 117.35 feet; thence North 88°39'19" East, a distance of 220.65 feet; thence South 34°13'41" West, a distance of 46.69 feet; thence South 72°07'32" West, a distance of 347.69 feet; thence South 86°24'10" West, a distance of 243.11 feet to a point that lies 10.00 feet Southeasterly of the centerline of the chair lift designated as chair lift number 1; thence South 46°09'49" West, a distance of 1381.86 feet to the South boundary line of the Southwest Quarter of said Section 15, said course being parallel with and 10.00 feet Southeasterly of the centerline of said chair lift number 1; thence North 89°18'35" West, coincident with the South boundary line of the Southwest Quarter of said Section 15, a distance of 403.20 feet to the point of beginning.

Also known as Parcel A of that certain Survey as recorded April 12, 1994, in Book 20 of Surveys, pages 16 and 17, under Auditor's File No. 569769, records of Kittitas County, Washington; being a portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., in the County of Kittitas, State of Washington.

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PARCEL B:

That portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., County of Kittitas, State of Washington, as shown and described on the record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991, and as described as follows:

Commencing at the Northeast corner of Lot 1 in the plat of Hyak Estates No. 1, recorded in Volume 4 of Plats, on pages 36 and 37, as found under the Kittitas County Auditor's File No. 341703; thence South 88°37'21" East, coincident with the South right of way boundary line of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company's tunnel, a distance of 199.49 feet to the East boundary line of the Southwest Quarter of the Northwest Quarter of said Section 15, said course being parallel with and 100.00 feet Southerly of the centerline of the right of way for said railroad; thence South 00°29'48" West, coincident with the Southerly right of way boundary line of said railroad, a distance of 50.01 feet to an angle point in said right of way boundary line that is 150.00 feet Southerly of the centerline of the right of way of said railroad; thence South 14°15'13" East, a distance of 494.84 feet to the point of beginning, to the Northwest corner of the parcel described in the legal description as found in Book 27 of Official Records, on page 364, as found under the Kittitas County Auditor's File No. 372986, to the South right of way boundary line of the county road known as Hyak Drive East, and to the South boundary line of the plat known as Hyak Estates No. 3 as per plat recorded in Volume 4 of Plats, on pages 63 through 65, as found under the Kittitas County Auditor's File No. 350174; thence North 90°00'00" West, coincident with the South right of way boundary of said Hyak Drive East and the South boundary line of said Hyak Estates No. 3 Plat, a distance of 123.17 feet to a point that lies on the Southerly extension of the Northeasterly right of way boundary line of Hyak Drive East going Northwesterly; thence South 14°14'05" East, a distance of 727.30 feet to the Northwest corner of the plat of Suncrest, a condominium, as described in Book 219 of Official Records, on page 439, as found under the Kittitas County Auditor's File No. 485441; thence on the following two (2) courses, coincident with the Northwesterly, and the Northeasterly boundary line of said Suncrest Plat:

1. North 72°12'51" East, a distance of 105.66 feet;
2. South 12°17'09" East, a distance of 173.80 feet to the Southeast corner of said Suncrest plat:

thence North 72°12'51" East, a distance of 124.77 feet; thence South 31°22'16" East, a distance of 324.21 feet; thence North 88°39'19" East, a distance of 146.42 feet to the Southwest right of way boundary line of the county road known as Keechelus Drive, and to the Southwest boundary line of the plat known as Hyak Estates No. 3 as per plat recorded in Volume 4 of Plats, on pages 63 through 65, as found under the Kittitas County Auditor's File No. 350174; thence North 14°42'21" West, coincident with the Southwest right of way boundary line of said Keechelus Road and the Southwest boundary line of said Hyak Estates No. 3 Plat, a distance of 699.05 feet to the Southeast corner of the parcel described in the legal description as found in Book 27 of Official Records, on page 364, as found under the Kittitas County Auditor's File No. 372885; thence on the following two (2) courses, coincident with the Southeast boundary line and the Southwest boundary line of the parcel described in the legal description as found in Book 27 of Official Records, on page 364, as found under the Kittitas County Auditor's File No. 372988:

1. South 75°44'47" West, a distance of 337.03 feet;
2. North 14°15'13" West, a distance of 500.00 feet to the point of beginning.

Also known as Parcel B of that certain Survey as recorded April 12, 1994, in Book 20 of Surveys, pages 16 and 17, under Auditor's File No. 569769, records of Kittitas County, Washington; being a portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., in the County of Kittitas, State of Washington.

PARCEL C:

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The Northeast Quarter of the Northeast Quarter of Section 21, Township 22 North, Range 11 East, W.M., County of Kittitas, State of Washington.

PARCEL D:

That portion of the Southeast Quarter of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., County of Kittitas, State of Washington, as shown and described on the record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991, and as described as follows:

Commencing as the Northeast corner of Lot 52 in the plat of Hyak Estates No. 4, recorded in Volume 5 of Plats, pages 18 and 19, as found under the Kittitas County Auditor's File No. 354007; thence North 14°42'21" West, coincident with the Southwest right of way boundary line of the county road known as Keechelus Drive West and a Southwest boundary line of said Hyak Estates No. 4 Plat, a distance of 91.07 feet to a point that lies 87.80 feet Northwesterly of the North boundary line of Lots 50 through 52 of said Hyak Estates No. 4 Plat and the North boundary line of said Hyak Estates No. 4 Plat and to the point of beginning; thence continuing North 14°42'21" West, coincident with the Southwest right of way boundary line of the county road known as Keechelus Drive West and a Southwest boundary line of said Hyak Estates No. 4 Plat, a distance of 145.53 feet; thence South 75°17'39" West, a distance of 138.61 feet; thence South 56°16'25" West, a distance of 91.91 feet to a point that lies 120.00 feet Northeasterly of the Northeast right of way boundary line of the county road known as Rampart Drive East and a North boundary line of said Hyak Estates No. 4 Plat; thence South 33°43'35" East, a distance of 62.50 feet to a point that bears North 33°43'35" West, a distance of 106.43 feet from the Northeast corner of Lot 47 of said Hyak Estates No. 4 Plat and to a point that lies 87.80 feet Northerly of the North boundary line of Lots 50 through 52 of said Hyak Estates No. 4 and the North boundary line of said Hyak Estates No. 4 and the North boundary line of said Hyak Estates No. 4 Plat extended Westerly, said course being parallel with and 120.00 feet Northeasterly of the Northeast right of way boundary line of the county road known as Rampart Drive East and a North boundary line of said Hyak Estates No. 4 Plat; thence North 89°18'35" East, a distance of 212.77 feet to the point of beginning, said course being parallel with and 87.80 feet Northerly of the North boundary line of Lots 50 through 52 of said Hyak Estates No. 4 Plat and the North boundary line of said Hyak Estates No. 4 Plat.

Also known as Parcel D of that certain Survey as recorded April 12, 1994, in Book 20 of Surveys, pages 16 and 17, under Auditor's File No. 569769, records of Kittitas County, Washington; being a portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., in the County of Kittitas, State of Washington.

PARCEL E: EASEMENT

That portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., County of Kittitas, State of Washington, described as follows:

Commencing at the Northeast corner of Lot 1 in the Plat of Hyak Estates No. 1 recorded in Volume 4 of Plats, on pages 36 and 37, as found under the Kittitas County Auditor's File No. 354007; thence South 88°37'21" East, coincident with the South right of way boundary line of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company's tunnel, a distance of 199.49 feet to the East boundary line of the Southwest Quarter of the Northwest Quarter of said Section 15, said course being parallel with and 100.00 feet Southerly of the centerline of the right of way of said railroad; thence South 00°29'48" West, coincident with the Southerly right of way boundary line of said railroad, a distance of 50.01 feet to an angle point in said right of way boundary line that is 150.00 feet Southerly of the centerline of the right of way of said railroad; thence South 14°15'13" East, a distance of 494.84 feet to the Northeast corner of a parcel designated as Parcel "B" as shown on the record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991, to the Northwest corner of the parcel described in the legal description as found in Book 27 of Official Records, on page 364, as found under the Kittitas County Auditor's File No. 372986, to the South right of way boundary line of the county road known as Hyak Drive East, and to the South boundary line of the plat known as Hyak Estates No. 3 as per plat recorded in Volume 4 of Plats, on pages 63 through 65, as found

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under the Kittitas County Auditor's File No. 350174; thence on the following two (2) courses, coincident with the North and the Southwest boundary line of said Parcel "B":

1. North 90°00'00" West, coincident with the South right of way boundary of said Hyak Drive East, and the South boundary line of said Hyak Estates No. 3 Plat, a distance of 123.17 feet to a point that lies on the Southerly extension of the Northeasterly right of way boundary line of Hyak Drive East going Northwesterly, said point being the point of beginning;

2. South 14°14'06" East, a distance of 727.30 feet to the Southwest corner of said Parcel "B" and the Northwest corner of the plat of Suncrest, a condominium, as described in Book 219 of Official Records, on page 439, as found under the Kittitas County Auditor's File No. 484441;

thence South 17°47'09" East, coincident with the Southwest boundary line of said Suncrest Plat, a distance of 106.15 feet; thence South 72°12'51" West, a distance of 69.53 feet to a Northeast boundary line of a parcel designated as Parcel "A" as shown on the record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991; thence on the following two (2) courses coincident with a Northeast and a North boundary line of said Parcel "A";

1. North 08°41'37" West, a distance of 60.28 feet;
2. South 71°58'00" West, a distance of 2.95 feet to a point that bears North 71°58'00" East, coincident with the North boundary line of said Parcel "A", a distance of 46.35 feet from the Southwest corner of the plat of Suncrest, a condominium, as described in Book 219 of Official Records, on page 439, as found under the Kittitas County Auditor's File No. 485411;

thence North 14°14'05" West, a distance of 806.91 feet to the Southwest right of way boundary line of the county road known as Hyak Drive, and to the Southwest boundary line of the plat known as Hyak Estates No. 3 as per plat recorded in Volume 4 of Plats, on pages 63 and 65, as found under the Kittitas County Auditor's File No. 350174; thence on the following two (2) courses, coincident with the South boundary line of Hyak Estates No. 3 Plat;

1. Southeasterly on a nontangent 20.00 foot radius curve concave to the Northeast, an arc distance of 25.81 feet, the long chord of said curve being South 53°01'52" East, a distance of 24.06 feet;
2. North 90°00'00" East, a distance of 46.35 feet to the point of beginning.

PARCEL F: EASEMENT

That portion of the Southwest Quarter of Section 15, Township 22 North, Range 11 East, W.M., County of Kittitas, State of Washington, as shown and described on record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991, and as described as follows:

Commencing at the Northeast corner of Lot 1 in the plat of Hyak Estates No. 1, recorded in Volume 4 of Plats, on pages 36 and 37, as found under the Kittitas County Auditor's File No. 354007; thence South 88°37'21" East, coincident with the South right of way boundary line of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company's tunnel, a distance of 199.49 feet to the East boundary line of the Southwest Quarter of the Northwest Quarter of said Section 15, said course being parallel with and 100.00 feet Southerly of the centerline of the right of way for said railroad; thence South 00°29'48" West, coincident with the Southerly right of way boundary line of said railroad, a distance of 50.01 feet to an angle point in said right of way boundary line that is 150.00 feet Southerly of the center line of the right of way of said railroad; thence South 14°15'13" East, a distance of 494.84 feet, to the Northwest corner of the parcel described in the legal description as found in Book 27 of Official Records, on page 364, as found under the Kittitas County Auditor's File No. 372986, to the South right of way boundary line of the county road known as Hyak Drive East, to the South boundary line of the plat known as Hyak Estates No. 3 as per plat recorded in Volume 4 of Plats, on pages 63 through 65, as found under the Kittitas County Auditor's File No. 350174, and to the Northeast corner of the parcel designated as Parcel "B" as shown and described on the record of survey drawing

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prepared by Western Pacific Engineering, Inc., dated November 1991; thence on the following two (2) courses, coincident with the North and Southwest boundary line of said Parcel "B";

1. North 90°00'00" West, coincident with the South right of way boundary of said Hyak Drive East and the
South boundary line of said Hyak Estates No. 3 Plat, a distance of 123.17 feet to a point that lies on the Southerly extension of the Northeasterly right of way boundary line of Hyak Drive East going Northwesterly;
2. South 14°14'05" East, a distance of 727.30 feet to the Northwest corner of the plat of Suncrest, a condominium, as described in Book 219 of Official Records, on page 439, as found under the Kittitas County Auditor's File No. 485441;

thence on the following two (2) courses, coincident with the Northwesterly, and the Northeasterly boundary line of said Suncrest Plat and coincident with the Southwest boundary line of said Parcel "B";

1. North 72°12'51" East, a distance of 105.66 feet;
2. South 12°17'09" East, a distance of 173.80 feet to the Southeast corner of said Suncrest Plat;

thence on the following two (2) courses, coincident with the Southwest boundary line of said Parcel "B";

1. North 72°12'61" East, a distance of 124.77 feet;
2. South 31°22'16" East, a distance of 319.32 feet to the point of beginning;

thence South 64°11'17" West, a distance of 155.07 feet to a Northeast boundary line of a parcel designated as Parcel "A" as shown and described on the record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991; thence North 88°39'19" East, coincident with the Northeast boundary line of said Parcel "A", a distance of 178.27 feet to the Easterly most corner of said Parcel "A"; thence continuing North 88°39'19" East, a distance of 125.99 feet to the Southwest right of way boundary line of the county road known as Keechelus Drive, and to the Southwest boundary line of the plat known as Hyak Estates No. 3 as per plat recorded in Volume 4 of Plats, on pages 63 through 65, as found under the Kittitas County Auditor's File No. 350174; thence North 14°42'21" West, coincident with the Southwest right of way boundary line of said Keechelus Road and the Southwest boundary line of said Hyak Estates No. 3 Plat, a distance of 61.67 feet to the Southeast corner of a parcel designated as Parcel "A" as shown and described on the record of survey drawing prepared by Western Pacific Engineering, Inc., dated November 1991; thence on the following two (2) courses, coincident with the South and Southwest boundary line of said Parcel "B";

1. South 88°39'19" West, a distance of 146.42 feet to a Southwest corner of said Parcel "B";

2.	North 31°22'16" West, a distance of 4.88 feet to the point of beginning.

PARCEL G: EASEMENT

Easements, appurtenant hereto, and the terms and provisions thereof, as disclosed by that certain Order Approving Amended Sale under Bankruptcy No. 89-05503, recorded July, 27, 1992 in Vol. 333, page 966 as Auditors File NO. 551003.

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LEGAL DESCRIPTION - SNOQUALMIE
(KITTITAS COUNTY – DRE Property)
The land referred to in this policy is situated in the State of Washington, County of Kittitas and is described as follows:
PARCEL A

That portion of the Southeast ¼ of Section 9, Township 22 North, Range 11 East, W.M., in the County of Kittitas, State of Washington, lying Westerly of SR 90 (PSH#2), described as follows:

Commencing at the Southeast corner of said Southeast ¼, thence South 89°41'50" West, along the South line of said Southeast ¼, a distance of 296.48 feet to a point on the Westerly right-of-way line of said SR 90, and the point of beginning; thence continuing South 89°41'50" West, a distance of 358.23 feet to a point on the Easterly right-of-way line of old PSH#2 and a point on a 768.5 radius nontangent curve to the right, the center of circle of which bears North 28°58'24" East; thence Northwesterly along the Easterly right-of-way line the following six (6) calls:

(1)    along the arc of said curve, through a central angle of 33°41'26", a distance of 451.89 feet;
(2)    North 27°20'10", a distance of 411.6 feet to the point of a curve of a 1,195.9 foot radius curve to the left;
(3)    along the arc of said curve, through a central angle of 8°27'18", a distance of 176.48 feet;
(4)    North 54°12'32" East, a distance of 10.0 feet to a point on a 1,205.9 foot radius curve to the left, the center of circle of which bears South 54°12'32" West;
(5)    Along said curve through a central angle of 26°32'42", a distance of 558.69 feet;
(6)    North 62°20'10" West, a distance of 51.03 feet to the Southeast corner of Lot 26 of     Snoqualmie Summit Village, as per plat recorded in Book 3 of Plats, page 54; thence North 08°52'59" West, along the East line of said Plat, a distance of 1,429.66 feet to the Northeast corner of Lot 1 of said Plat, and a point on the North line of said Southeast ¼;     thence North 89°43'48" East, along said North line, a distance of 744.57 feet to a point on said Westerly right-of-way line of SR90, and a point from which point of beginning bears South 18°27'12" East, a distance of 2,784.95 feet; thence along said Westerly right-of-way line to the point of beginning.

PARCEL B

That portion of the Southeast ¼ of Section 9, Township 22 North, Range 11 East, W.M., in the County of Kittitas, State of Washington, described as follows, to-wit:

Commencing at the Northeast corner of said Southeast ¼ of Section 9; thence Westerly along the North line of said Southeast ¼ of Section 9, a distance of 1, 922.46 feet to the Northeast corner of the Snoqualmie Summit Village according to the recorded plat thereof; thence Southerly along the East line of said Snoqualmie Summit Village a distance of 1, 429.66 feet to the point of beginning of the parcel to be described; thence continuing Southerly along the Southerly extension of said East line of Snoqualmie Summit Village to the point of intersection of the centerline of Frontage Road (formerly Primary State Highway #2) as now located and constructed; thence Southeasterly along said centerline to the point of intersection with the South line of said Section 9; thence Easterly along said South line of Section 9 to a point distance 654.71 feet Westerly of the Southeast corner of said Section 9 as measured along said South line, with said point being on the Easterly right-of-way of old PSH#2 and a point on a 768.5 foot radius nontangent curve to the right, the center of circle of which bears North 28°58'24" East; thence Northwesterly along said Easterly right-of-way line the following six (6) calls:

(1)    along the arc of said curve, through a central angle of 33°41'26", a distance of 451.89 feet;

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(2)    North 27°20'10", West a distance of 411.6 feet to the point of a curve of a 1,195.9 foot radius curve to the left;
(3)    Along the arc of said curve, through a central angle of 8°27'18", a distance of 176.48 feet;
(4)    North 54°12'32", East, a distance of 10.0 feet to a point on a 1,205.9 foot radius curve to the left, the center of circle of which bears South 54°12'32" West;
(5)    Along said curve through a central angle of 26°32'42", a distance of 558.69 feet;
(6)    North 62°20'10" West, a distance of 51.03 feet to the true point of beginning.

PARCEL C:

Lots 1, 2, 3, 4, 5, 12 and 13, SKI ACRES ESTATES, in the County of Kittitas, State of Washington, as per plat recorded thereof in Book 4 of Plats, pages 55 & 56, records of said county.

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SCHEDULE 1.3
SCHEDULE OF THE RELATED LEASES WITH RELATED TENANTS
Related Leases:

Amended and Restated Lease Agreement dated as of the date hereof, by and between CNL Income Brighton, LLC, a Delaware limited liability company (the “Landlord”), and Brighton Resort, LLC, a Michigan limited liability company (the “Tenant”), as the same may be amended from time to time.

Amended and Restated Personal Property Lease Agreement dated as of the date hereof, by and between CNL Income Brighton TRS Corp., a Delaware corporation (the “Lessor”), and Brighton Resort, LLC, a Michigan limited liability company (the “Lessee”), as the same may be amended from time to time.

Amended and Restated Lease Agreement dated as of the date hereof, by and between CNL Income Loon Mountain, LLC, a Delaware limited liability company (the “Landlord”), and Loon Mountain Recreation Corporation, a New Hampshire corporation (the “Tenant”), as the same may be amended from time to time.

Amended and Restated Personal Property Lease Agreement dated as of the date hereof, by and between CNL Income Loon Mountain TRS Corp., a Delaware corporation (the “Landlord”), and Loon Mountain Recreation Corporation, a New Hampshire corporation (the “Tenant”), as the same may be amended from time to time.

Amended and Restated Lease Agreement dated as of the date hereof, by and between CNL Income Snoqualmie, LLC, a Delaware limited liability company (the “Landlord”), and Ski Lifts, Inc., a Washington corporation (the “Tenant”), as the same may be amended from time to time.

Amended and Restated Personal Property Lease Agreement dated as of the date hereof, by and between CNL Income Snoqualmie TRS Corp., a Delaware corporation (the “Landlord”), and Ski Lifts, Inc., a Washington corporation (the “Tenant”), as the same may be amended from time to time.

Related Tenants:

Brighton Resort, LLC, a Michigan limited liability company, and an Affiliate of Boyne USA, Inc.

Loon Mountain Recreation Corporation, a New Hampshire corporation, and an Affiliate of Boyne USA, Inc.

Ski Lifts, Inc., a Washington corporation, and an Affiliate of Boyne USA, Inc.

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SCHEDULE 2.1(a)
THE OPTION AGREEMENT
Option and Purchase and Sale Agreement, dated as of May 11, 2006, by and between Plum Creek Timberlands, L.P. and Ski Lifts, Inc.

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SCHEDULE 3.1.1(b)
CALCULATION OF MINIMUM RENT
1.    Calculation of Minimum Rent. Tenant shall pay Minimum Rent to Landlord in an annual amount equal to the “Applicable Rate,” as set forth in the table below, multiplied by the applicable Lease Basis for the period in question. As set forth in the table below, the Applicable Rate shall have been nine and no/100 percent (9.00%) for the period which commenced on the Commencement Date and ended on December 31, 2007, and shall increase at the rate of twenty-five (25) basis points each subsequent calendar year until it reaches, and is capped at, eleven percent and no/100 (11%).

Time Period	Applicable Rate
Commencement Date until December 31, 2007	9.00%
January 1, 2008 until December 31, 2008	9.25%
January 1, 2009 until December 31, 2009	9.50%
January 1, 2010 until December 31, 2010	9.75%
January 1, 2011 until December 31, 2011	10.00%
January 1, 2012 until December 31, 2012	10.25%
January 1, 2013 until December 31, 2013	10.50%
January 1, 2014 until December 31, 2014	10.75%
January 1, 2015 until the end of the Term	11.00%

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SCHEDULE 3.1.2(b)
CALCULATION OF ADDITIONAL MINIMUM RENT

Total Additional Minimum Rent in respect of each Fiscal Year under this Agreement and the Personal Property Lease shall be, in the aggregate, an amount equal to five and three-fifths percent (5.60%) of Gross Revenues in excess of the Threshold (“Total Additional Minimum Rent”).

For purposes hereof, the initial “Threshold” beginning with the 2009 Fiscal Year shall be the sum of Seventeen Million Eight Hundred Twenty Five Thousand and no/100 dollars ($17,825,000.00). In each Fiscal Year, the Threshold shall be raised by an amount equal to the increase in Minimum Rent resulting from the funding of additional capital by the Landlord (“Additional Owner Investment”) in the Fiscal Year divided by thirty percent (30.00%).

Installments of Total Additional Minimum Rent shall be due and payable within forty-five (45) days after the end of each Fiscal Year.

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SCHEDULE 5.1.2(A)(IV)
APPROVED CAPITAL LEASES

Contract Description:

Type of Contract	Date	GECC Account #	Amount of Next Payment	Current Balance	Property Description	Current Property Location	New Location (If Different)
MENQSI	07/23/2004 Master Lease Agreement dated as of 12/08/2003	4155054-002	0.00	24,042.28	One (1) Zaugg Pipe Monster, SN# 20940	1001 State Route 906, Snoqualmie Pass, Kittitas County, WA 98068
NENQSI	11/24/2004 Master Lease Agreement dated as of 12/08/2003	4155054-003	0.00	106,128.52	Two (2) 2005 Bombardier Model BR350 Grooming Vehicle SN# 908910108 & 908910107	1001 State Route 906, Snoqualmie Pass, Kittitas County, WA 98068

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SCHEDULE 6.2.2
SCHEDULE OF DEEMED APPROVED ALTERATIONS

NONE

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SCHEDULE 16.4
SCHEDULE OF PREMISES/LEASES SUBJECT TO SUBTENANT NON-DISTURBANCE

NONE

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SCHEDULE 17.5
FORM OF ANNUAL BUDGET
In connection with the delivery of the Annual Budget and Marketing Plan required pursuant to Section 17.5 of this Agreement, Tenant shall furnish the following information to Landlord no later than one (1) month prior to the end of each Fiscal Year:

ANNUAL BUDGET

1.	A summary memorandum or schedules outlining the key assumptions implicit in the preparation of the Annual Budget.

2.	Anticipated or targeted opening and closing dates and estimated winter operating days.

3.
Calculations or other information in support of the estimate of key volume drivers, including skier visit assumptions (segregated between paid, season pass and complimentary skier visits), equipment rental units or penetration, snow school units or penetration, and other key volumetric drivers if any.

4.	A breakdown of revenues by line of business. Depending upon the scope of operations of the particular Tenant, the applicable lines of business may include some or all of the following categories:

-	Skiing operations (i.e., ticket sales)

-	Season pass sales

-	Snow school

-	Equipment rental

-	Retail

-	Food and beverage

-	Lodging and groups

-	Other mountain activities (e.g., tubing, cross country)

-	Other revenue departments

-	General operations

-	SG&A

-	Other summer operations

Tenant shall also furnish a reconciliation of the aggregate amount of projected operating revenues reflected in the Annual Budget to the projected amount of Gross Revenues for such Fiscal Year.

5.	Calculations relating to effective ticket price for paid skier visits, effective daily ticket price for total skier visits and total revenue per skier visit.

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6.
A breakdown of cost of goods sold by line of business, with a comparison of projected cost of goods sold percentages for applicable lines of business (retail; food and beverage) to historical percentages.

7.	A breakdown of payroll by line of business.

8.	A breakdown of expense by line of business, with explanations for changes in major expense components such as Rent, insurance costs and snowmaking costs.

9.
A comparison of the budgeted results (including revenues, cost of goods sold, payroll, expense and EBITDA) for each line of business as compared to historical operations for a minimum of the three immediately preceding Fiscal Years.

10.	An estimate of anticipated aggregate Reserve expenditures for the forthcoming Fiscal Year.

MARKETING PLAN

1.
A narrative description of and budget for the program for sales, advertising and marketing the Leased Property for the forthcoming Fiscal Year containing the planned marketing expenditures by category and the assumptions, in narrative form, forming the basis of such plans. The description shall include a competitive market assessment, schedule of promotions, advertising and sales strategies to be implemented. Such marketing program may include marketing activities in which the Leased Property participates with one or more other properties managed by Tenant or its Affiliates, in which case the cost will be fairly and equitably apportioned among the applicable properties owned or managed by Tenant or its Affiliates.

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SCHEDULE 24.4
OPTION FEE PARCEL

County of Kittitas, State of Washington
From the NE corner of Section 21 in Township 22 North, Range 11 East bearing S89°58’ 20.03”W, a distance of 1413.6977’ to the point of beginning of the parcel to be retained by Booth Creek.
From the point of beginning, thence S89° 03’ 46.98”E, 720.3721’; thence S13° 22’ 08.26”E, at a distance of 244.6008’; thence S7° 36’ 48.74”E, at a distance of 44.9995’; thence S7° 21’ 36.25”E, at a distance of 15,0001’; thence S0° 33’ 51.92”W, at a distance of 75.0007’; thence S0° 33’ 17.10”E, at a distance of 120.0007’; thence S5° 36’ 33.41”W, at a distance of 15.0001’; thence S12° 02’ 19.68”W, at a distance of 90.0008’; thence S14° 00’ 34.51”W, at a distance of 105.0006’; thence S16° 22’ 17.27”W, at a distance of 15.0001’; thence S22° 49’ 46.38”W, at a distance of 45.0004’; thence S22° 49’ 46.39”W, at a distance of 60.0006’; thence S11° 07’ 54.62”W, at a distance of 105.0008’; thence S2° 49’ 50.50”E, at a distance of 15.0001’; thence S39° 00’ 41.66”W, at a distance of 76.4405’; thence S17° 57’ 08.44”W, at a distance of 109.8250’; thence S0° 13’ 53.95”E, at a distance of 79.3728’; thence S4° 48’ 54.61”W, at a distance of 104.1992’; thence S0° 13’ 53.95”E, at a distance of 190.8001’; thence S1° 31’ 38.53”E, at a distance of 270.2421’; thence S12° 35’ 43.19”E, at a distance of 179.8918’; thence S46° 52’ 45.39”E, at a distance of 86.4230’; thence S34° 28’ 50.30”E, at a distance of 61.2219’; thence S29° 16’ 04.36”E, at a distance of 14.1207’; thence S25° 13’ 09.71”E, at a distance of 28.8984’; thence S44° 15’ 54.22”E, at a distance 116.9220’; thence S49° 50’ 49.58”E, at a distance of 60.5749’; thence N75° 39’ 28.48”E, at a distance of 128.1242’; thence S16° 50’ 41.52”E, at a distance of 23.2641’; thence S61° 09’ 38.02”E, at a distance of 15.0002’; thence S78° 01’ 30.60”E, at a distance of 45.0005’; thence S88° 19’ 42.23”E, at a distance of 59.9905’; thence 73° 53’ 45.54”E, at a distance of 15.0002’; thence N52° 43’ 46.89”E, at a distance of 90.0010’; thence N70° 55’ 22.39”E, at a distance of 11.9685’; thence N40° 23’ 39.43”E, at a distance of 74.6476’; thence N48° 36’ 26.03”E, at a distance of 43.0398’; thence N52° 23’ 13.15”E, at a distance of 86.6536’; N56° 06’ 04.83”E, at a distance of 72.9996’; thence N59° 07’ 43.38”E, at a distance of 66.6321’; thence N66° 49’ 39.35”E, at a distance of 162.0563’; thence N71° 42’ 00.41”E, at a distance of 82.2262’; thence N83° 49’ 31.12”E, at a distance of 74.1351’; thence S85° 37’ 21.47”E, at a distance of 30.0003’; thence N79° 28’ 18.85”E, at a distance of 90.0010’; thence N73° 49’ 43.53”E, at a distance of 64.3633’; thence N60° 07’ 01.50”E, at a distance of 84.0268’; thence N65° 45’ 52.33”E, at a distance of 30.0003’; thence N82° 49’ 15.35”E, at a distance of 30.0003’; thence N75° 23’ 30.74”E, at a distance of 89.9993’; thence N61° 04’ 48.59”E, at a distance of 30.0003’; thence N50° 34’ 07.66”E, at a distance of 60.0006’; thence N20° 06’ 47.14”E, at a distance of 149.9829’; thence N11° 30’ 36.43”E, at a distance of 120.0012’; thence N11° 30’ 36.43”E, at a distance of 30.0003’; thence N7° 55’ 49.09”E, at a distance 59.9995’; thence N9° 54’ 34.82”E, at a distance of 24.8331’; thence N88° 13’ 42.98”W, at a distance of 912.5602’; thence N0° 06’ 11.75”W, at a distance of 1254.3709’ to the point of beginning.

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